UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
(RULE 14A-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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STORAGE TECHNOLOGY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Storage Technology Corporation
One StorageTek Drive
Louisville, Colorado 80028
July 27, 2005
Dear Stockholder:
     We cordially invite you to attend a special meeting of stockholders of Storage Technology Corporation (also referred to as “StorageTek” or “we”) to be held on August 30, 2005 at 10 a.m., local time, at the offices of Cadwalader, Wickersham & Taft LLP, One World Financial Center, 200 Liberty Street, 39th Floor, New York, New York 10281.
     At the special meeting, we will ask you to consider and vote on a proposal to approve the merger of a subsidiary of Sun Microsystems, Inc. (also referred to as “Sun”) with and into Storage Technology Corporation and to adopt and approve the Agreement and Plan of Merger we entered into on June 2, 2005 with Sun Microsystems, Inc., and its wholly owned subsidiary, Stanford Acquisition Corporation. In the merger, Stanford Acquisition Corporation will merge with and into Storage Technology Corporation, and each outstanding share of our common stock, par value $0.10 will be converted into the right to receive $37 in cash, without interest. After the merger, Storage Technology Corporation will be a wholly owned subsidiary of Sun Microsystems, Inc.
     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF STORAGE TECHNOLOGY CORPORATION AND OUR STOCKHOLDERS. ACCORDINGLY, YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER AND ADOPTION AND APPROVAL OF THE MERGER AGREEMENT.
     Your vote is very important. We cannot complete the merger unless the merger agreement is approved by holders of a majority of our outstanding shares. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING, WE URGE YOU TO VOTE IN ADVANCE TO ENSURE YOUR SHARES ARE REPRESENTED AT THE MEETING. YOU MAY USE THE INTERNET, TELEPHONE OR THE ENCLOSED PROXY TO VOTE IN ADVANCE. If you do not send in your proxy, do not instruct your broker to vote your shares, or if you abstain from voting, it will have the same effect as a vote against approval of the merger and the adoption and approval of the merger agreement.
     The enclosed proxy statement provides you with detailed information about the merger and related matters. We urge you to read the proxy statement carefully, including the annexes. If the merger agreement is adopted and approved and the merger is completed, you will be sent written instructions for exchanging your Storage Technology Corporation common stock certificates for your cash payment. If you hold Storage Technology Corporation common stock, please do not send us your certificates until you receive these instructions.
     If you have any questions about the merger please call Georgeson Shareholder Communications, Inc., our proxy solicitor, at (866) 357-4033.
     On behalf of the board of directors, I thank you for your support and appreciate your consideration of this matter.

Yours truly,

STORAGE TECHNOLOGY CORPORATION
Patrick J. Martin
Chairman, President and Chief Executive Officer
THIS PROXY STATEMENT IS DATED JULY 27, 2005 AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT JULY 27, 2005.

Storage Technology Corporation
One StorageTek Drive
Louisville, Colorado 80028
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON
AUGUST 30, 2005
     A Special Meeting of the stockholders of Storage Technology Corporation will be held on August 30, 2005, at 10 a.m., local time, at the offices of Cadwalader, Wickersham & Taft LLP, One World Financial Center, 200 Liberty Street, 39th Floor, New York, New York 10281, to consider and vote on a proposal to approve the merger and to adopt and approve the Agreement and Plan of Merger, dated as of June 2, 2005, among Storage Technology Corporation, Sun Microsystems, Inc. and Stanford Acquisition Corporation, a wholly owned subsidiary of Sun Microsystems, Inc., a copy of which Agreement is attached as Annex A to the proxy statement accompanying this notice.
     Only stockholders of record as of the close of business on July 26, 2005, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the meeting. The number of outstanding shares of our common stock entitled to notice and to vote on July 26, 2005, was 108,356,536. Each holder of StorageTek common stock is entitled to one vote for each share of our common stock held on the record date. A stockholders’ list will be available at StorageTek’s principal executive office for inspection by any stockholder entitled to vote at the special meeting beginning ten (10) business days before the date of the special meeting and continuing through the special meeting. Holders of shares of StorageTek common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger if they meet certain conditions. See “Appraisal Rights” on page 37.
     A form of proxy and a proxy statement containing more detailed information with respect to the matters to be considered at the special meeting, including a copy of the merger agreement, accompany and form a part of this notice. You should not send any certificates representing your StorageTek common stock with your proxy card.
     If a quorum is not present at the meeting, or a quorum is present but sufficient votes to approve a proposal are not received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of the common stock represented at the meeting in person or by proxy. The persons named as proxies will vote those proxies that they are entitled to vote FOR the proposal in favor of an adjournment of the meeting and will vote those proxies required to be voted AGAINST the proposal against such adjournment.
     WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, WE URGE YOU TO VOTE IN ADVANCE TO ENSURE YOUR SHARES ARE REPRESENTED AT THE MEETING. YOU MAY USE THE INTERNET, TELEPHONE OR THE ENCLOSED PROXY TO VOTE IN ADVANCE. VOTING IN ADVANCE DOES NOT DEPRIVE YOU OF YOUR RIGHT TO ATTEND THE MEETING AND TO VOTE YOUR SHARES IN PERSON. THANK YOU FOR ACTING PROMPTLY.

By order of the Board of Directors,

Patrick J. Martin
Chairman, President and Chief Executive Officer
Louisville, Colorado
July 27, 2005

QUESTIONS AND ANSWERS ABOUT THE MERGER
AND THE SPECIAL MEETING
      These questions and answers do not, and are not intended to, address all the information that may be important to you. You should read the summary and the remainder of this proxy statement, including all annexes, carefully.

Q:	What is the proposed Merger?

A:	Under the terms of the Agreement and Plan of Merger dated as of June 2, 2005 among Sun Microsystems, Inc. (“Sun”), Stanford Acquisition Corporation, a direct wholly-owned subsidiary of Sun (“Merger Sub”), and Storage Technology Corporation (“StorageTek”), referred to in this proxy statement as the merger agreement, Merger Sub will be merged with and into StorageTek with StorageTek emerging as the surviving corporation and a wholly-owned subsidiary of Sun. The merger agreement is attached to this proxy statement as Annex A. We encourage you to read it carefully.

Q:	What will I receive in the merger?

A:	Upon completion of the merger, you will be entitled to receive $37 in cash, without interest, in exchange for each share of StorageTek common stock, par value $0.10 per share, that you own.

Q:	What are the United States federal income tax consequences of the merger?

A:	The receipt of cash for shares pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the shares exchanged for cash pursuant to the merger. Because the tax consequences of the merger are complex and may vary depending on your particular circumstances, we recommend that you consult your tax advisor concerning the federal (and any state, local or foreign) tax consequences to you of the merger.

Q:	What is the vote required to approve the merger agreement?

A:	Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of StorageTek common stock. This means that the affirmative vote of at least 54,178,269 shares of our common stock is required for adoption of the merger agreement.

Q:	Is our board of directors recommending that I vote for the merger agreement?

A:	Yes. After considering a number of factors, your board of directors unanimously believes that the terms of the merger agreement are fair to and in the best interests of StorageTek and our stockholders. Your board of directors unanimously recommends that you vote FOR approval of the merger and adoption and approval of the merger agreement.

Q:	Why did the directors enter into the voting agreements?

A:	In order to induce Sun to execute the merger agreement, the directors, each in their capacity as a stockholder of StorageTek common stock, agreed to vote the StorageTek common stock they own FOR the merger. The execution and delivery of the voting agreements was a material condition to Sun’s willingness to enter into the merger agreement. As of July 26, 2005, the directors beneficially owned an aggregate of 1.2% of the outstanding shares of StorageTek common stock.

Q:	When do you expect to complete the merger?

A:	We currently expect to complete the merger in late summer or early fall of 2005, and after all the conditions to the merger are satisfied or waived, including expiration or termination of the waiting periods under the antitrust laws of the United States and the European Union and other applicable jurisdictions.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, consider how the merger would affect you as a stockholder and then vote. After you read this proxy statement, you should provide voting instructions as described below.

Q:	How do I vote?

A:	If you hold a stock certificate in your name for StorageTek’s common stock, you are the owner of record. If you attend the meeting, you may vote in person. If you want to vote by proxy, there are three ways you may vote, each of which is valid under Delaware law, our state of incorporation:

1.	Access the Internet address on the proxy card and follow the instructions at that site;

2.	Call the toll-free telephone number listed in the voting instructions attached to the proxy card and follow the telephone prompts; OR

3.	Complete, sign, date and return the enclosed proxy card.
             Please have the voting form in hand when voting by Internet or telephone.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	If your shares of StorageTek common stock are held in the name of a broker or financial institution, you are a beneficial owner and the broker or the financial institution holding your shares is the record holder. This is often referred to as being held in “street name.” You must follow the voting directions given by the broker or financial institution. If you hold shares in street name and you intend to vote at the special meeting, you must bring an executed Power of Attorney or proxy in your name that has been signed by the record holder. Contact your broker or financial institution for this information.

Q:	What if I want to change my vote after I have voted?

A:	You may revoke your proxy or change your vote at any time before the final vote at the meeting. If you are the owner of record, you may do this by:

1.	Giving written notice of revocation to the Corporate Secretary, Storage Technology Corporation, One StorageTek Drive, Louisville, Colorado 80028-4309;

2.	Signing another valid proxy bearing a later date;

3.	Voting at a later date by telephone or by using the Internet; OR

4.	Voting in person at the meeting.

If you hold stock in street name, you must contact your broker or financial institution for information on how to revoke your proxy or change your vote.

Q:	What happens if I do not send in my proxy, if I do not instruct my broker to vote my shares or if I abstain from voting?

A:	If you do not send in your proxy, do not instruct your broker to vote your shares, or if you abstain from voting, it will have the same effect as a vote AGAINST approval of the merger, and adoption and approval of the merger agreement.

Q:	What if the merger is not completed?

A:	If the merger is not completed, both companies will continue to operate as independent companies. As further described under “Expenses” on page 51, StorageTek may be required to pay Sun a termination fee if the merger is not completed for certain reasons.

Q:	Am I entitled to appraisal rights?

A:	Yes. Under the Delaware General Corporations Law (“DGCL”), record holders of StorageTek common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Court of Chancery of the State of Delaware and to receive payment of the fair value of such shares together with a fair rate of interest, if any, as determined by such court. The fair value as determined by the Delaware court is exclusive of any element of value arising from the accomplishment or expectation of the merger.

Q:	Should I send in my StorageTek stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of StorageTek common stock for the merger consideration of $37 in cash, without interest, for each share of your StorageTek common stock.

Q:	Where can I find more information about StorageTek and Sun?

A:	Storage Technology Corporation and Sun Microsystems, Inc. file periodic reports and other information with the Securities and Exchange Commission (“SEC”). You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the Internet site maintained by the SEC at http://www.sec.gov. For a more detailed description of the information available about Storage Technology Corporation, see “Where You Can Find More Information.”

Q:	Whom should I call if I have questions or want additional copies of documents?

A:	If you have any questions about the merger or this proxy statement or, if you would like additional copies of this proxy statement or the proxy card you should call Georgeson Shareholder Communications, Inc., our proxy solicitor, at (866) 357-4033.

SUMMARY
      This summary, together with the preceding question and answer section, highlights important information discussed in greater detail elsewhere in this proxy statement. This summary includes parenthetical references to pages in other portions of this proxy statement containing a more detailed description of the topics presented in this summary. This summary may not contain all of the information you should consider before voting on the merger. To more fully understand the merger, you should read carefully this entire proxy statement and all of its annexes, including the merger agreement, which is attached as Annex A, before voting on whether to approve the merger agreement. All information in this proxy statement was prepared and supplied by StorageTek, except for the descriptions of the businesses of Sun and Stanford Acquisition Corporation contained in this summary below under the heading “The Parties to the Merger Agreement,” which descriptions were supplied by Sun.
The Parties to the Merger Agreement (Page 12)
STORAGE TECHNOLOGY CORPORATION
One StorageTek Drive
Louisville, Colorado 80028
(303) 673-5151
Storage Technology Corporation, including its wholly owned subsidiaries (“StorageTek”, “us”, “we”, “our”), is primarily engaged in the data storage business. We provide products and services to a broad range of customers, including large multinational companies, midsize and small businesses, universities, and governmental agencies. We market our products and services to end-user customers through our direct sales organization and through our indirect channel partners, including original equipment manufacturers, value-added distributors, value-added resellers, and other distributors. We operate sales and service offices throughout the United States and Canada, as well as throughout various international regions, including Europe, Asia-Pacific, and Latin America. Our common stock is traded on The New York Stock Exchange under the symbol “STK.”
SUN MICROSYSTEMS, INC.
4150 Network Circle
Santa Clara, CA 95054
(650) 960-1300
Sun Microsystems, Inc.’s (“Sun”) business is singularly focused on providing products and services for network computing. Network computing has been at the core of Sun’s offerings for the 23 years of its existence and is based on the premise that the power of a single computer can be increased dramatically when interconnected with other computer systems for the purposes of communication and sharing of computing power. Together with its partners, Sun provides network computing infrastructure solutions that comprise Computer Systems (hardware and software), Network Storage systems (hardware and software), Support services, Client solutions (formerly known as Professional services) and Knowledge services. Sun’s customers use Sun’s products and services to build mission-critical network computing environments on which they operate essential elements of their businesses. Sun’s network computing infrastructure solutions are used in a wide range of technical/scientific, business and engineering applications in industries such as telecommunications, government, financial services, manufacturing, education, retail, life sciences, media and entertainment, transportation, energy/utilities and healthcare.
Stanford Acquisition Corporation (“Merger Sub”) is a direct wholly owned subsidiary of Sun, formed solely for the purpose of facilitating the merger.
Matters Relating to the Meeting

•	Date, Time and Place. The special meeting will take place on August 30, 2005, at 10 a.m., local time, at the offices of Cadwalader, Wickersham & Taft LLP, One World Financial Center, 200 Liberty Street, 39th Floor, New York, New York 10281.

•	Purpose. To vote on a proposal to adopt the merger agreement and approve the merger as described herein.

•	Record Date and Shares Entitled to Vote; Quorum. The record date for determining the holders of shares of our common stock entitled to notice of, and to vote at, the special meeting is July 26, 2005.

•	Outstanding Shares Held on Record Date. On the record date, 108,356,536 shares of our common stock were outstanding and entitled to vote on the proposal to approve the merger agreement.

•	Shares Beneficially Owned by our Directors and Officers as of the Record Date. As of the record date, our directors and officers beneficially owned 2,127,922 shares of StorageTek common stock.

•	Quorum Requirement. The presence, in person or by proxy, of shares representing at least a majority of all the votes entitled to be cast on the approval of the merger and the adoption and approval of the merger agreement is necessary to constitute a quorum for the transaction of business at the special meeting.

•	Vote Required. Approval of the merger, and adoption and approval of the merger agreement require the affirmative vote of a majority of the outstanding shares of StorageTek common stock.

•	Procedure for Voting. You may vote shares you hold of record as follows:

•	by voting in advance using the Internet, telephone or enclosed proxy card, or

•	by voting in person at the special meeting.
If you hold shares of our common stock in “street name” through a broker or other financial institution, you must follow the instructions provided by the broker or other financial institution regarding how to instruct it to vote those shares.

•	Voting of Proxies. Shares of our common stock represented by properly executed proxies received at or prior to the special meeting that have not been revoked will be voted at the special meeting in accordance with the instructions indicated on the proxies.

•	Revocability of Proxies. You may revoke your proxy or change your vote at any time before the final vote at the meeting. If you are the owner of record, you may do this by (1) giving written notice of revocation to the Corporate Secretary, Storage Technology Corporation, One StorageTek Drive, Louisville, Colorado 80028-4309; (2) signing another valid proxy bearing a later date; (3) voting at a later date by telephone or by using the Internet; OR (4) voting in person at the meeting. If you hold stock in street name, you must contact your broker or financial institution for information on how to revoke your proxy or change your vote.

•	Failure to vote. If you do not send in your proxy, do not instruct your broker to vote your shares or if you abstain from voting, it will have the same effect as a vote against approval of the merger and adoption and approval of the merger agreement.
The Voting Agreements (Page 40)
      All of our directors, each in their capacity as a stockholder of StorageTek common stock, entered into voting agreements with Sun agreeing to vote the StorageTek common stock they own FOR adoption and approval of the merger agreement and approval of the principal terms of the merger. The obligations of the directors under the voting agreements will terminate upon the valid termination of the merger agreement. The execution and delivery of the voting agreement was a material condition to Sun’s willingness to enter into the merger agreement.
Reasons for the Merger, Recommendation of Our Board of Directors (Page 17)
      Our board of directors has unanimously adopted the merger agreement, approved the transactions contemplated by the merger agreement and determined that it is fair to and in the best interests of

StorageTek and our stockholders that we enter into the merger agreement and complete the merger on the terms and subject to the conditions set forth in the merger agreement. The factors considered by our board include, among others: increased competition and pricing pressures experienced by StorageTek in recent years, trends in the industry, StorageTek’s sales force and distribution infrastructures, customer’s tendency to reduce the number of information technology vendors and reduce information technology spending, the size and portfolio advantages of our major competitors, the strategic value of StorageTek to potential buyers, premium to the historic trading prices of StorageTek common stock represented by the merger consideration, Sun’s capital resources to pay the merger consideration, the ability of our board to entertain a superior offer in certain circumstances, the reasonable certainty of consummation of the merger, Evercore’s fairness opinion, the general terms and conditions of the merger agreement, the proposed transaction structure, the termination provisions of the agreement and our board’s evaluation of the likely time period necessary to close the transaction. Our board also considered negative factors including, among others, the prohibition of our actively soliciting alternative proposals, the payment of a termination fee of $133 million plus reimbursement of Sun’s expenses if we terminate the merger agreement under certain circumstances, the taxability of the transaction to our stockholders, the potential conflicts of interest that certain of our directors and officers may have in connection with the merger, and risks and costs if the merger does not close. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ADOPTION AND APPROVAL OF THE MERGER AGREEMENT.
Opinion of Our Financial Advisor (Page 20)
      In deciding to approve the merger and adopt and approve the merger agreement, our board considered the opinion of our financial advisor, Evercore Group Inc. (together with its affiliates, “Evercore”). On June 1, 2005 Evercore delivered its oral opinion to our board, which opinion was subsequently confirmed in writing on June 2, 2005, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth in the opinion, the $37 in cash per share in cash consideration to be received by the holders of StorageTek common stock pursuant to the merger agreement was fair, from a financial point of view as of the date of such opinion, to such holders. The full text of Evercore’s written opinion is attached to this proxy statement as Annex B and is incorporated by reference into this proxy statement. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion. Evercore’s opinion is addressed to our board and is one of many factors considered by our board in deciding to approve the merger. Evercore’s opinion does not constitute a recommendation to any holder of StorageTek common stock as to how such holder should vote or whether such stockholders should take any other action relating to the merger. Pursuant to a letter agreement, StorageTek agreed to pay Evercore a fee that was paid following delivery of the opinion and a fee contingent upon the consummation of the merger.
Material United States Federal Income Tax Consequences (Page 29)
      The receipt of cash for shares pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the shares exchanged for cash pursuant to the merger. If the shares exchanged constitute capital assets in the hands of the stockholder, the gain or loss will be capital gain or loss and, generally speaking, will be long-term capital gain or loss if the shares have been held by the stockholder for more than one year. The deductibility of capital losses is subject to limitations.
      BECAUSE THE TAX CONSEQUENCES OF THE MERGER ARE COMPLEX AND MAY VARY DEPENDING ON YOUR PARTICULAR CIRCUMSTANCES, WE RECOMMEND THAT YOU CONSULT YOUR TAX ADVISOR CONCERNING THE FEDERAL (AND ANY STATE, LOCAL OR FOREIGN) TAX CONSEQUENCES TO YOU OF THE MERGER.

Antitrust Matters (Page 51)
      The completion of the merger is subject to expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to in this proxy statement as the HSR Act, and the rules and regulations promulgated thereunder, and under any applicable foreign antitrust law, including the laws of the European Union. The waiting period under the HSR Act has expired.
Interests of Certain Persons in the Merger (Page 30)
      When considering the recommendation of our board of directors, you should be aware that some of our directors and officers have interests that are different from, or in addition to, yours. These interests include, among others, the payment of benefits to some of our officers if their employment is terminated, cash payments in exchange for cancellation of stock options held by our directors upon the completion of the merger, and indemnification of our directors and officers against certain liabilities both before and after the merger.
Appraisal Rights (Page 37)
      StorageTek stockholders are entitled to appraisal rights in connection with the merger. Under the Delaware General Corporations Law (“DGCL”), record holders of StorageTek common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Court of Chancery of the State of Delaware and to receive payment of the fair value of such shares together with a fair rate of interest, if any, as determined by such court. The fair value as determined by the Delaware court is exclusive of any element of value arising from the accomplishment or expectation of the merger.
      Shares of common stock owned by stockholders who have perfected their rights of appraisal in accordance with the DGCL shall not be converted into the right to receive the merger consideration, but shall instead be entitled to payment of the appraised value of their dissenting shares in accordance with the provisions of the DGCL.
Conditions to the Merger (Page 49)
      The completion of the merger depends on the satisfaction or waiver of a number of conditions, including, but not limited to, the following:

•	the approval of the merger and adoption and approval of the merger agreement by our stockholders;

•	expiration or termination of the applicable waiting period under the HSR Act, which has expired and the obtaining of any material consents or approvals required to consummate the merger under foreign antitrust laws;

•	absence of any legal restraint preventing the merger;

•	accuracy of the parties’ representations and warranties in the merger agreement, subject to materiality qualifiers; and

•	the performance by each party of its obligations under the merger agreement in all material respects.
      The obligations of Sun and Merger Sub to complete the merger are also subject to there being no pending proceeding by any governmental entity challenging or seeking to restrain or prohibit the consummation of the merger, or seeking to require Sun, StorageTek or any subsidiary or affiliate to effect an action of divestiture that would be reasonably likely to materially impact Sun and its subsidiaries taken as a whole or StorageTek and its subsidiaries taken as a whole, and there being and having been no material adverse effect on us prior to the effective time.

Termination of the Merger Agreement (Page 50)
      The merger agreement may be terminated:

•	by mutual written consent of StorageTek and Sun;

•	by either party if the merger is not consummated by December 2, 2005, which date shall be extended to March 2, 2006 if the merger shall not have been consummated as a result of a failure to obtain required antitrust approvals;

•	by either party if a governmental entity has issued a permanent injunction or other order or decree preventing the merger that is in effect and has become final and nonappealable;

•	by either party if the approval of the merger and the adoption and approval of the merger agreement by our stockholders is not obtained at the special meeting or adjournment or postponement of the special meeting;

•	by Sun if (i) our board changes, withdraws or fails to reaffirm its recommendation of the merger, approves, recommends or enters into any competing acquisition proposal, or fails to reject a competing tender offer or exchange offer, or (ii) we materially breach our obligations not to solicit a competing transaction;

•	by either party if the other party breaches any of its representations or warranties in the merger agreement, which breach is incurable or is not cured within 20 days of written notice of the breach, unless such breach, if committed by Sun or Merger Sub, separately or as a whole does not materially impede their authority to consummate the merger, or, if committed by us, separately or as a whole will not result in a material adverse effect on us;

•	by either party if the other party fails to perform all agreements and covenants in all material respects that are required to be performed by it before the effective time; and

•	by StorageTek if our board of directors effects a change of recommendation of the merger in response to a superior offer and pays Sun a termination fee of $133 million.
Expenses and Termination Fee (Page 51)
      Costs and expenses related to the merger will generally be paid by the party incurring those costs or expenses. In addition, we have agreed to pay to Sun a termination fee of $133 million if the merger agreement is terminated:

•	by us or Sun due to the failure of our stockholders to approve the merger and adopt and approve the merger agreement, but only if prior to such termination another acquisition proposal with respect to StorageTek emerges and within 12 months of termination of the merger agreement we complete another acquisition transaction or enter into a definitive agreement for an acquisition;

•	by Sun if we change, withdraw or fail to reaffirm our recommendation of the merger, approve, recommend or enter into any competing acquisition proposal, or fail to reject a competing tender offer or exchange offer; or

•	by us in order to enter into an agreement with respect to a superior offer.
Non-Solicitation (Page 48)
      We have agreed that neither we nor any of our subsidiaries, officers or directors will (and we will use our reasonable efforts to cause our employees, agents and representatives not to) directly or indirectly, solicit, initiate, encourage, knowingly facilitate, induce, discuss or otherwise cooperate with any person other than Sun concerning any acquisition proposal by any person other than Sun. However, StorageTek is permitted to respond to an unsolicited acquisition proposal by furnishing certain information and participating in discussions and negotiations regarding such acquisition proposal, if our board of directors determines in good faith, after receiving the advice of outside counsel that such acquisition proposal is, or reasonably likely to result in an offer to acquire our company that is, more favorable from a financial point of view than the terms of the merger with Sun, and that such acquisition proposal is reasonably capable of being consummated.
Additional Information (Page 54)
      If you have any questions about the merger or this proxy statement or, if you would like additional copies of this proxy statement or the proxy card you should call Georgeson Shareholder Communications, Inc., our proxy solicitor, at (866) 357-4033.

RISK FACTORS
You should carefully consider the following factors and the other information in this proxy statement before voting on the proposal to adopt the merger agreement and approve the merger.
We cannot assure you that the merger will provide greater value to you than you would have if StorageTek continued as an independent public company.
Upon completion of the merger, our stockholders will have the right to receive $37, without interest, for each outstanding share of our common stock held by such stockholder. The closing price per share of our common stock on the New York Stock Exchange on June 1, 2005, the last trading day before we entered into the merger agreement with Sun, was $31.23. During the 12-month period ending on July 26, 2005, the most recent date prior to the mailing of this proxy statement, the closing price of our common stock varied from a low of $23.14 to a high of $36.75 and ended that period at $36.75. We are unable to predict with certainty our future prospects or the market price of our common stock. Therefore, we cannot assure you that the merger will provide greater value to you than you would have received if StorageTek continued as an independent public company.
Failure to complete the merger could have a negative impact on the market price of our common stock and on our business.
If the merger is not completed, the price of our common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed. In addition, our business and operations may be harmed to the extent that customers, suppliers and others believe that we cannot compete effectively in the marketplace without the merger. We also will be required to pay significant costs incurred in connection with the merger, whether or not the merger is completed. Moreover, under specified circumstances we may be required to pay a termination fee of $133 million to Sun in connection with a termination of the merger agreement.
The “no solicitation” restrictions and the termination fee provisions in the merger agreement may discourage other companies from trying to acquire StorageTek.
While the merger agreement is in effect, subject to specified exceptions, we are prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger or other business combination transaction with any person other than Sun. In addition, in the merger agreement, we agreed to pay a termination fee to Sun in specified circumstances. These provisions could discourage other parties from trying to acquire our company even though those other parties might be willing to offer greater value to our stockholders than Sun has offered in the merger agreement.
Our directors and officers have potential conflicts of interest that may have influenced their decision to support the merger.
You should be aware of potential conflicts of interest, and the benefits available to directors and officers of StorageTek, when considering the board’s recommendation of the merger. The directors and officers of StorageTek have interests in the merger that are in addition to, or different from, their interests as StorageTek stockholders. The StorageTek board was aware of these conflicts of interest when it approved the merger. These interests relate to:

•	Receipt of certain benefits for certain officers if their employment is terminated;

•	Receipt by our directors of certain cash payments for the options that are subject to accelerated vesting upon the merger; and

•	Rights to directors’ and officers’ insurance coverage and to indemnification with respect to acts and omissions in their capacities as directors and officers of StorageTek.
See also “Interests of Certain Persons in the Merger” on page 30.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
      This proxy statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on various underlying assumptions and expectations of management and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Although our management believes these assumptions are reasonable, we cannot assure you that they will prove correct. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results. Further, we undertake no obligation to update forward-looking statements after the date they are made or to conform the statements to actual results or changes in our expectations.
      The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements, including, but not limited to, global economic and political conditions; conditions and trends in the industry; a decrease in demand for our tape products or by an inability to maintain key competitive advantages in tape; pricing pressure and other competitive pressures as a result of domestic and international competition; our ability to execute our information lifecycle management strategy; risks associated with new product development; risks associated with expanding our service offerings; uneven sales patterns and by our ability to forecast customer demand accurately; impact of product mix, channel mix, and resale of third-party products on our gross profit margin; our ability to grow our indirect channels successfully; risks associated with sole source suppliers; a failure to obtain quality parts and components in a timely manner or by a failure to effectively manage inventory levels; rapid technological change and evolving industry standards; risks associated with developing and protecting intellectual property; litigation and other legal proceedings; our ability to attract and retain our key employees; risks of conducting business outside the United States; the ability of our marketing force to affect the demands and trends in the markets in which we operate; other economic, business, competitive and/or regulatory factors affecting our business generally; our failure to obtain the requisite consent of our stockholders to approve the merger; other uncertainties relating to the merger; uncertainty from terrorist attacks and volatility in the financial markets; and events which may be subject to circumstances beyond our control.
      The forward-looking statements should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and our subsequent Quarterly Reports on Form 10-Q. Our reports on Form 10-K and Form  10-Q are on file with the SEC, and copies are available without charge upon written request to our Manager of Corporate Communications at the address provided in “Where You Can Find More Information.”

THE PARTIES TO THE MERGER AGREEMENT
Storage Technology Corporation
      We are a Delaware corporation and data storage has been our principal business for 35 years. Through our information lifecycle management strategy, we enable businesses to align the cost of storage with the value of information.
      We provide products and services to a broad range of customers, including large multinational companies, midsize and small businesses, universities, medical institutions, and governmental agencies. Our customers encompass a broad range of industry sectors around the world, including financial services, retail sales, healthcare, broadcasting, telecommunications, transportation, and a variety of manufacturing industries.
      We market our products and services to end-user customers through our direct sales organization and through our indirect channel partners, including original equipment manufacturers, value-added distributors, value-added resellers, and other distributors.
      We maintain a presence in many major cities of the world. We operate sales and service offices throughout the United States and Canada, as well as throughout various other international regions, including Europe, Asia-Pacific, and Latin America. U.S. operations accounted for approximately 45% of our total revenue in 2004, and international operations accounted for approximately 55%.
      Our principal executive office is located at One StorageTek Drive, Louisville, Colorado 80028 and our telephone number is (303) 673-5151.
      Our common stock is traded on the New York Stock Exchange under the symbol “STK.”
Sun Microsystems, Inc.
      Sun’s business is singularly focused on providing products and services for network computing. Network computing has been at the core of Sun’s offerings for the 23 years of its existence and is based on the premise that the power of a single computer can be increased dramatically when interconnected with other computer systems for the purposes of communication and sharing of computing power. Together with its partners, Sun provides network computing infrastructure solutions that comprise Computer Systems (hardware and software), Network Storage systems (hardware and software), Support services, Client solutions (formerly known as Professional services) and Knowledge services. Sun’s customers use its products and services to build mission-critical network computing environments on which they operate essential elements of their businesses. Sun’s network computing infrastructure solutions are used in a wide range of technical/scientific, business and engineering applications in industries such as telecommunications, government, financial services, manufacturing, education, retail, life sciences, media and entertainment, transportation, energy/utilities and healthcare. Sun was originally incorporated in California in February 1982 and was reincorporated in Delaware in July 1987.
      The principal executive office of Sun is located at 4150 Network Circle, Santa Clara, CA 95054, and its telephone number is (650) 960-1300.
      Sun’s common stock is traded on The Nasdaq National Market under the symbol “SUNW.”
Merger Sub
      Merger Sub is a Delaware corporation and a direct wholly owned subsidiary of Sun Microsystems, Inc. Merger Sub was formed solely for the purpose of facilitating the merger.
      The mailing address of Merger Sub’s principal executive office is c/o Sun Microsystems, Inc., 4150 Network Circle, Santa Clara, CA 95054 and its telephone number is (650) 960-1300.

THE SPECIAL MEETING
We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting of our stockholders.
Date, Time and Place
      We are furnishing this proxy statement to holders of our common stock in connection with the solicitation of proxies by our board of directors for use at the special meeting to be held on August 30, 2005, 10 a.m., local time, at the offices of Cadwalader, Wickersham & Taft LLP, One World Financial Center, 200 Liberty Street, 39th Floor, New York, New York 10281, and at any adjournments or postponements of the special meeting. This proxy statement, the attached notice of special meeting and the accompanying proxy card are first being sent or given to our stockholders on or about July 27, 2005.
Matters to be Considered
      At the special meeting, holders of record of our common stock as of the close of business on July 26, 2005, will consider and vote on a proposal to approve the merger and adopt and approve the Agreement and Plan of Merger dated as of June 2, 2005, among StorageTek, Sun and Merger Sub, referred to in this proxy statement as the merger agreement, pursuant to which, upon the merger becoming effective, each share of common stock, par value $0.10 per share, of StorageTek will be converted into the right to receive $37 in cash, without interest. No other business will be transacted at the special meeting other than possible postponements or adjournments of the special meeting.
Record Date and Shares Entitled to Vote; Procedures for Voting; Quorum
      Our board of directors has fixed the close of business on July 26, 2005, as the record date for determining the holders of shares of our common stock who are entitled to notice of, and to vote at, the special meeting. A stockholders’ list will be available at the principal executive office of StorageTek for inspection by any stockholder entitled to vote at the special meeting beginning ten (10) business days before the date of the special meeting and continuing through the special meeting. As of the record date, 108,356,536 shares of our common stock were issued and outstanding. You are entitled to one vote for each share of our common stock that you hold as of the record date.
      If you are a record holder of shares of our common stock on the record date, you may vote those shares of our common stock in person at the special meeting or by proxy as described below under “Voting of Proxies.” If you hold shares of our common stock in “street name” through a broker or other financial institution, you must follow the instructions provided by the broker or other financial institution regarding how to instruct it to vote those shares.
      The presence, in person or by proxy, of shares representing at least a majority of all the votes entitled to be cast on the approval of the merger agreement, is necessary to constitute a quorum for the transaction of business at the special meeting.
Vote Required
      The approval of the merger and the adoption and approval of the merger agreement require the affirmative vote of a majority of all the outstanding StorageTek common stock entitled to vote. If you do not send in your proxy, do not instruct your broker to vote your shares or if you abstain from voting, it will have the same effect as a vote against the approval of the merger agreement.
Voting of Proxies
      Whether or not you plan to attend the special meeting in person, you are requested to vote in advance by using the Internet, telephone or the enclosed proxy card to ensure that your shares are voted. Shares of our common stock represented by properly executed proxies received at or prior to the special meeting that have not been revoked will be voted at the special meeting in accordance with the instructions indicated

on the proxies as to the proposal to approve the merger and to adopt and approve the merger agreement and in accordance with the judgment of the persons named in the proxies on all other matters that may properly come before the special meeting. Shares of our common stock represented by properly executed proxies for which no instruction is given on the proxy card will be voted FOR approval of the merger and the adoption and approval of the merger agreement.
      If the special meeting is postponed or adjourned, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as these proxies would have been voted at the original convening of the special meeting (except for any proxies that previously have been revoked or withdrawn effectively), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.
Revocability of Proxies
      You may revoke your proxy or change your vote at any time before the final vote at the meeting. If you are the owner of record, you may do this by:

(1) giving written notice of revocation to the Corporate Secretary, Storage Technology Corporation, One StorageTek Drive, Louisville, Colorado 80028-4309;

(2) signing another valid proxy bearing a later date;

(3) voting at a later date by telephone or by using the Internet; OR

(4) voting in person at the meeting.
      If you hold stock in street name, you must contact your broker or financial institution for information on how to revoke your proxy or change your vote.
Proxy Solicitation
      This proxy solicitation is being made on behalf of our board of directors. We will solicit proxies initially by mail. Further solicitation may be made by our directors, officers and employees personally, by telephone, facsimile, e-mail, Internet or otherwise, but they will not be specifically compensated for these services. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares of our common stock they hold of record. We have retained Georgeson Shareholder Communications, Inc. to assist us in the solicitation of proxies, and Georgeson Shareholder Communications, Inc. will receive fees of up to approximately $25,000 in the aggregate, plus reimbursement of out-of-pocket expenses.
StorageTek Stock Certificates
      PLEASE DO NOT SEND YOUR STORAGETEK COMMON STOCK CERTIFICATES TO US NOW. AS SOON AS REASONABLY PRACTICABLE AFTER THE EFFECTIVE TIME OF THE MERGER, THE EXCHANGE AGENT WILL MAIL A LETTER OR TRANSMITTAL TO YOU. YOU SHOULD SEND YOUR STORAGETEK COMMON STOCK CERTIFICATES ONLY IN COMPLIANCE WITH THE INSTRUCTIONS THAT WILL BE PROVIDED IN THE LETTER OF TRANSMITTAL.
Voting Agreements
      All of our directors, each in their capacity as a stockholder of StorageTek common stock, entered into voting agreements with Sun agreeing to vote the StorageTek common stock they own FOR adoption and approval of the merger agreement and approval of the principal terms of the merger. The obligations of the directors under the voting agreements will terminate upon the valid termination of the merger agreement. The execution and delivery of the voting agreement was a material condition to Sun’s willingness to enter into the merger agreement.

THE MERGER
Background of the Merger
      Our board of directors and senior management have periodically reviewed and assessed our business strategy, the various trends and conditions impacting our business generally, and a variety of strategic alternatives as part of StorageTek’s long term strategy to maximize stockholder value.
      Sun Microsystems, Inc. has for several years been a significant customer of StorageTek’s tape products and has also developed its own portfolio of data storage products and services.
      On February 3, 2005, Patrick Martin, our chairman, president and chief executive officer, met with Brian Sutphin, an executive vice president of Sun, at our principal executive offices in Louisville, Colorado, to discuss strategic alternatives with respect to StorageTek’s business relationship with Sun. During the meeting, Mr. Sutphin told Mr. Martin that Sun had been studying the possibility of a business combination with StorageTek for some time and that Sun’s senior management believed such a transaction would benefit both companies. Mr. Martin said he would discuss the possibility with the StorageTek board of directors.
      On February 15, 2005, Sun’s senior management briefed Sun’s board of directors regarding a possible acquisition of StorageTek. On the same day, Mr. Sutphin informed Mr. Martin that Sun was interested in continuing discussions regarding a potential merger.
      On March 3, 2005, Mr. Martin met with Jonathan Schwartz, Sun’s president and chief operating officer, and Mr. Sutphin to discuss Sun’s interest in exploring a transaction with StorageTek. Shortly after this meeting senior officers of StorageTek briefed Evercore, an investment banking firm with a prior relationship with StorageTek, on the discussions with Sun.
      On March 5, 2005, the mergers and acquisitions committee of our board of directors met via conference call and Mr. Martin reported on his meeting with Messrs. Schwartz and Sutphin. At this meeting, the mergers and acquisition committee authorized our management to explore a possible transaction with Sun.
      On March 11, 2005, during a telephonic meeting of the StorageTek board, Mr. Martin briefed our board on his March 3 meeting with Messrs. Schwartz and Sutphin. At this meeting, our board authorized management to explore a possible transaction with Sun.
      On March 18, 2005, Mr. Martin had a telephone conversation with Scott McNealy, Sun’s chairman and chief executive officer. During this call Mr. Martin and Mr. McNealy discussed the anticipated timing of a potential transaction in light of StorageTek’s various pending strategic alternatives and management transitions that would have to be put on hold to evaluate and negotiate a transaction.
      On March 22 and March 23, 2005, initial due diligence meetings took place between Sun’s management and our senior management in Phoenix. Goldman Sachs & Co. (“Goldman Sachs”) also attended the meetings as Sun’s financial advisor.
      On March 25, 2005, Mr. Martin had a telephone conversation with Messrs. McNealy and Sutphin. Mr. Sutphin reiterated Sun’s strong level of interest in the transaction. Mr. McNealy told Mr. Martin that Sun would follow up early the following week with a more detailed plan for moving forward with a transaction.
      On March 29, 2005, Mr. Martin had a telephone call with Messrs. McNealy and Sutphin, during which Mr. Sutphin indicated that Sun would be ready to discuss price terms of the merger in one to two weeks.
      On March 30, 2005, our board met via conference call and Mr. Martin updated the board on the March 22 and 23, 2005, due diligence meetings in Phoenix and the status of the discussions with Sun.
      During the period from April 1 to April 25, 2005, various telephone calls took place between Sun and us, and between Goldman Sachs and Evercore, regarding Sun’s due diligence information requests.

      At a meeting of our board on April 26, 2005, Mr. Martin briefed the board on the status of discussions with Sun.
      On April 29, 2005, Messrs. Schwartz and Sutphin called Mr. Martin and expressed Sun’s continued interest in a transaction with StorageTek. Mr. Schwartz suggested that a meeting be scheduled between the companies’ respective financial advisors followed by a meeting between principals to discuss price and terms.
      On May 1, 2005, representatives of Evercore and Goldman Sachs met via teleconference and discussed the factors that StorageTek would take into account when evaluating any offer from Sun, including the price per share, the form of consideration and the timing of negotiations and due diligence.
      On May 3, 2005, Mr. Martin and Mr. Schwartz met in person in California. During this meeting, Mr. Schwartz indicated that Sun was prepared to offer a price per share in cash that was less than the merger consideration of $37.00 per share that was later agreed. Mr. Martin indicated that he would convey the offer to our board, but that he believed the board would expect a higher offer. Mr. Martin asked Sun to improve its offer.
      On May 4, 2005, representatives of Evercore and Goldman Sachs discussed the purchase price proposed by Sun. Evercore stated that StorageTek expected a higher offer based on the valuation considerations Evercore had previously discussed with Goldman Sachs.
      On May 4, 2005, our board met by conference call to review and discuss the valuation discussions held with Sun and its representatives. During the meeting, our board concluded that Evercore should communicate to Goldman Sachs that further discussions between the parties were warranted to see if a mutually acceptable valuation could be reached.
      Between May 1 and May 10, 2005, representatives of Evercore had several telephone conversations with representatives of Goldman Sachs regarding the terms of a possible transaction and valuation analysis of StorageTek.
      On May 12, 2005, our board met via conference call and received an update from Mr. Martin on the status of discussions with Sun. During the meeting our board instructed management to determine whether negotiations with Sun could be concluded in the near term and report back to the board.
      On May 12, 2005, Mr. Martin called Mr. McNealy. During that call, Mr. Martin said that our board was of the view that agreement needed to be reached on the purchase price before StorageTek could proceed with any further negotiations.
      On May 13, 2005, representatives of Goldman Sachs contacted Evercore and said that Sun increased its all cash offer.
      Later that day, our board met by conference call. During the meeting Mr. Martin and representatives of Evercore updated the board on the status of the discussions with Sun and the receipt of Sun’s increased offer. The directors discussed the proposed transaction with management, representatives of Evercore and legal counsel. The board then agreed to meet the following day to discuss the proposed transaction in greater detail.
      On the morning of May 14, 2005, our board of directors met via telephonic meeting to further discuss the possible transaction. Evercore presented a valuation analysis of StorageTek. The directors then discussed Sun’s increased offer in consultation with Evercore and the impact of the potential transaction on StorageTek, its employees and stockholders. In addition, the directors considered their fiduciary obligations in evaluating and responding to Sun’s offer in consultation with our outside legal counsel, Cadwalader, Wickersham & Taft LLP (“Cadwalader”). The board agreed to meet to review and receive an update of management’s current strategic plan for 2005 through 2007. At the conclusion of the meeting, the board authorized management to continue discussions regarding the transaction and the proposed purchase price with Sun.
      On May 15, 2005, Sun increased its proposed purchase price to $37.00 per share of cash consideration.

      On May 16, 2005, representatives of StorageTek, Evercore, Cadwalader, Sun, Goldman Sachs and Sun’s legal counsel, Wilson Sonsini Goodrich and Rosati Professional Corporation (“WSGR”), participated in a conference call to discuss potential terms of a merger agreement.
      On May 17, 2005, our board of directors met in Denver, Colorado, and management reviewed for the board its strategic plan for 2005 through 2007. The board then discussed the proposal by Sun. Following extensive discussions, the board authorized management to engage in further negotiations with Sun with a view toward increasing the price offered by Sun and to permit Sun to conduct additional due diligence.
      During the period from May 23, 2005 through June 1, 2005, members of Sun’s management team and its legal and financial advisors conducted a due diligence review of StorageTek. During this period, WSGR and Cadwalader, exchanged drafts of a proposed merger agreement and engaged in numerous telephonic conferences along with representatives and advisors from StorageTek and Sun to negotiate the merger agreement.
      On June 1, 2005, the StorageTek board met in Denver, Colorado. Mr. Martin updated the board on the status of the negotiations with Sun. Representatives of Evercore then gave a presentation to the board regarding the valuation analysis performed by Evercore of StorageTek. Evercore reviewed the different valuation methodologies used and the valuation ranges implied by each of these methodologies as well as the assumptions made. Evercore then delivered its oral opinion to our board, which opinion was subsequently confirmed in writing on June 2, 2005, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the $37 per share of cash consideration for StorageTek common stock to be received by the holders of StorageTek common stock pursuant to the merger agreement was fair, from a financial point of view as of the date of such opinion, to such holders. Representatives from Cadwalader then gave a presentation regarding the applicable legal considerations, the structure of the proposed transaction and the material terms of the proposed agreement with Sun, including summarizing for the board the material open contractual issues. After due deliberations and consideration of various issues related to the merger, the board of directors deemed it advisable and in the best interest of StorageTek and our stockholders to enter into the merger, and resolved to unanimously approve the merger and adopt and approve the merger agreement, which approval was conditioned upon management and counsel finalizing the merger agreement on terms consistent with the guidelines provided by the board at the meeting.
      Following the board meeting on June 1, 2005, StorageTek resumed negotiations with Sun. During the early morning hours of June 2, 2005, the parties reached agreement on the remaining open issues related to the merger agreement, executed the merger agreement and issued a joint press release announcing the proposed merger.
Reasons for the Merger; Recommendation of our Board of Directors
      Our board has unanimously (i) determined that the merger is advisable and fair to, and in the best interest of, StorageTek and our stockholders, (ii) approved the merger agreement and the transactions contemplated thereby, including the merger, and (iii) recommended that our stockholders approve the merger and approve and adopt the merger agreement.
      In reaching its determination, our board consulted with our management, as well as its legal and financial advisors, and considered the following material factors.

Factors Relating to the Transaction Generally:

•	StorageTek has experienced increased competition in recent years as a result of several factors including industry consolidation, trends toward disk-to-disk data back-up, data center consolidation and outsourcing, and competition in tape and open systems virtual tape storage.

•	StorageTek’s sales force and distribution infrastructure is smaller than the sales forces and distribution infrastructures of most of our competitors. This results in StorageTek having a disproportionately lower share of influence in the storage market and specifically on the ability to influence customers’ perceptions regarding the comparative benefits of tape products versus disk products.

•	As a result of industry consolidation and increased competition, StorageTek has experienced increased pricing pressures and other competitive pressures in recent years which require that StorageTek offer better products and have a stronger product pipeline than our competitors and introduce new products to the market faster than our competitors.

•	In recent years customers have tended to reduce the number of information technology vendors and reduce information technology spending and utility and outsourcing contracts are gaining greater importance in the industry.

•	Our major competitors have increasingly used their size and portfolio breadth as leverage for competitive advantage in the market today.

•	The environment for acquisitions in the data storage industry is very competitive such that StorageTek currently represents a valuable strategic opportunity for potential buyers such as Sun, given our distinctive, diversified portfolio of products and services, our long standing experience in the data center market, and our broad and diversified customer base. Accordingly, our board concluded that this was a favorable time to undertake a sale of the company.

Factors Relating to the Specific Terms of our Merger Agreement with Sun:

•	The merger consideration of $37 per share to be received by our stockholders represents a substantial premium to the historic trading prices of StorageTek common stock. The merger consideration represents a 14.6% premium over the closing price of StorageTek common stock on May 31, 2005 (the trading day immediately preceding the day prior to the date of execution of the merger agreement), a 17.3% premium over the closing price of StorageTek common stock on May 24, and a 30.7% premium over the closing price of StorageTek common stock on May 3.

•	The merger consideration consists solely of cash, which provides certainty of value to our stockholders.

•	Sun has, and has represented in the merger agreement that it has, adequate capital resources to pay the merger consideration.

•	The merger agreement, subject to the limitations and requirements contained in the agreement, allows our board to furnish information to and conduct negotiations with a third party in certain circumstances and, upon the payment to Sun of a termination fee of $133 million, to terminate the merger agreement to accept a superior offer.

•	The merger agreement provides reasonable certainty of consummation, because it includes limited conditions to Sun’s obligation to complete the merger, including:

•	Sun is generally obligated to close the merger notwithstanding any breaches of StorageTek’s representations and warranties, unless those breaches would have a material adverse effect on StorageTek; and

•	Although Sun has the right not to complete the merger if changes, among other things, occur that have a material adverse effect on StorageTek as a whole, the effects of changes in general financial market and industry conditions to the extent such changes do not disproportionately affect StorageTek, are excluded in determining whether any material adverse effect has occurred.

•	The merger must be approved and the merger agreement must be adopted and approved by a vote of a majority of our outstanding shares of common stock.

•	Our board considered the presentation of Evercore on June 1, 2005 and its oral opinion, which opinion was subsequently confirmed in writing on June 2, 2005, to the effect that as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the $37 in cash per share of StorageTek common stock to be received by the holders of StorageTek common stock pursuant to the merger agreement was fair, from a financial point of view as of the date of such opinion, to such holders. The full text of Evercore’s written opinion is attached to this proxy statement as Annex B and is incorporated by reference into this proxy statement. We urge you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion.

•	Our board considered the general terms and conditions of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations as well as the likelihood of the consummation of the merger, the proposed transaction structure, the termination provisions of the agreement and our board’s evaluation of the likely time period necessary to close the transaction.

Potential Negative Factors Relating to the Transaction:
      In the course of its deliberations, our board also considered a variety of risks and other potentially negative factors, including the following:

•	The merger agreement precludes us from actively soliciting alternative proposals.

•	We are obligated to pay to Sun a termination fee of $133 million plus reimbursement of Sun’s expenses if we terminate the merger agreement under certain circumstances. It is possible that these provisions could discourage a competing proposal to acquire us or reduce the price in an alternative transaction.

•	The merger consideration consists solely of cash and will be taxable to our stockholders for U.S. federal income tax purposes. In addition, because our stockholders are receiving cash for their stock, they will not participate after the closing in any future growth or the benefits of synergies resulting from the merger.

•	Certain of our directors and officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of our other stockholders. See “—Interests of Certain Persons in the Merger.”

•	We may incur significant risks and costs if the merger does not close, including the diversion of management and employee attention during the period after the signing of the merger agreement, potential employee attrition and the potential effect on our business and customer relations. In that regard, under the merger agreement, we must conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to completion of the merger or termination of the merger agreement, which may delay or prevent us from undertaking business opportunities that may arise.
The above discussion is not intended to be exhaustive, but we believe it addresses the material information and factors considered by our board of directors in its consideration of the merger, including factors that support the merger as well as those that may weigh against it. In view of the number and variety of factors and the amount of information considered, our board of directors did not find it practicable to make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of our board of directors may have given different weights to different factors.
      OUR BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED AND APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AND ADOPTION AND APPROVAL OF THE MERGER AGREEMENT.

Opinion of our Financial Advisor
      On June 1, 2005, Evercore delivered its oral opinion to our board, which opinion was subsequently confirmed in writing on June 2, 2005, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the $37 per share in cash consideration to be received by the holders of StorageTek common stock pursuant to the merger agreement was fair, from a financial point of view as of the date of such opinion, to such holders.
      The full text of the written opinion of Evercore, dated June 2, 2005, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is contained in Annex B to this proxy statement and is incorporated by reference into this proxy statement. We encourage you to read the opinion in its entirety. Evercore’s opinion is directed to our board, addresses only the fairness from a financial point of view of the $37 per share in cash consideration to be received by the holders of StorageTek common stock pursuant to the merger agreement and does not address any other aspect of the merger or constitute a recommendation to any StorageTek stockholder as to how to vote at the special meeting or respond to the merger. The following is a summary of Evercore’s opinion and the methodology that Evercore used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.
      In connection with rendering its opinion, Evercore has, among other things:

•	analyzed certain publicly available business and financial statements, including certain financial projections, and other information relating to StorageTek;

•	analyzed certain internal financial statements and other financial and operating data concerning StorageTek prepared by and furnished to Evercore by the management of StorageTek;

•	analyzed certain financial projections concerning StorageTek prepared by and furnished to Evercore by the management of StorageTek;

•	discussed the past and current operations and financial condition and the prospects of StorageTek with the management of StorageTek;

•	reviewed the reported prices and trading activity of StorageTek common stock;

•	compared the financial performance of StorageTek and the prices and trading activity of StorageTek common stock with that of certain publicly-traded companies and their securities that Evercore deemed relevant;

•	reviewed the financial terms, to the extent publicly available, of certain business combinations and other transactions that Evercore deemed relevant;

•	analyzed the effects of StorageTek’s current cash position on various valuation metrics and implied offer premiums;

•	compared previous management plans to the actual results ultimately achieved by StorageTek;

•	participated in discussions and negotiations among representatives of StorageTek, Sun, and their advisers;

•	reviewed certain information concerning combination cost savings and related expenses required to achieve the cost savings (referred to in this description as synergies) expected to result from the merger that was prepared by and furnished to Evercore by the management of StorageTek;

•	reviewed the merger agreement; and

•	performed such other analyses and examinations and considered such other factors as Evercore in its sole judgment deemed appropriate.
      For purposes of its analysis and opinion, Evercore did not assume any responsibility for independently verifying the accuracy and completeness of the financial and other information reviewed by Evercore for purposes of its opinion. With respect to the financial projections of StorageTek and the underlying analysis concerning the potential synergies which were furnished to Evercore, Evercore assumed, with our consent, that such financial projections and estimates of synergies were reasonably prepared by StorageTek, on bases reflecting the best available estimates and good faith judgments of the future competitive, operating and regulatory environments and related future financial performance of StorageTek. Evercore did not make nor assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of StorageTek, nor was Evercore furnished with any such appraisals. In addition, Evercore assumed, with the consent of StorageTek, that the merger will be consummated in accordance with the terms set forth in the merger agreement with no material waiver, delay or amendment of any material term, condition or agreement contained in the merger agreement.
      Evercore’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information and merger agreement and related exhibits and schedules thereto made available to Evercore as of the date of its opinion. Developments subsequent to that date may affect Evercore’s opinion and Evercore does not have any obligation to update, revise or reaffirm its opinion. In connection with the merger, Evercore was not authorized by our board to solicit, nor did Evercore solicit, third party indications of interest for the acquisition of all or any part of StorageTek. Additionally, Evercore was not asked to pass upon, and did not express any opinion with respect to, any matter other than the fairness from a financial point of view of the $37 per share of cash consideration to be received by the holders of StorageTek common stock pursuant to the merger agreement. Evercore is not a legal, regulatory, accounting or tax expert and has assumed the accuracy and completeness of assessments by StorageTek’s other advisors with respect to such issues. Evercore’s opinion does not address the relative merits of the merger as compared to other business strategies that might be available to StorageTek nor does it address the underlying business decision of StorageTek to proceed with the merger.
      Set forth below is a summary of the material financial analyses presented by Evercore to our board in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 2, 2005, and is not necessarily indicative of current market conditions.
      The following summary of financial analyses includes information presented in tabular format. You should read these tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.
      Analysis of Historical Trading Prices and Implied Transaction Premiums. Evercore reviewed the historical closing prices of the StorageTek common stock over the three-year period including and prior to May 31, 2005, and calculated the average daily closing prices of the StorageTek common stock over the one month, two months, three months, six months, one year and three years including and prior to May 31, 2005. Evercore then calculated and compared the premium that the merger consideration of

$37.00 per share represented relative to the average daily closing prices of the StorageTek common stock for the selected periods. The results of these calculations are summarized below:

		Premium of Merger
		Consideration of
	Historical	$37.00 per Share to
	Share Price	Historical Share Price

Current (5/31/05)	$32.28	14.6%
One Week Prior (5/24/05)	31.54	17.3%
Four Weeks Prior (5/3/05)	28.31	30.7%
One Month Average(a)	30.25	22.3%
Two Month Average(b)	29.43	25.7%
Three Month Average(c)	30.39	21.8%
Six Month Average(d)	30.93	19.6%
One Year Average(e)	28.54	29.6%
Three Year Average(f)	24.67	50.0%
Three Year High(g)	33.92	9.1%
Three Year Low(h)	10.13	265.3%

(a)	One Month Average includes trading days from May 2, 2005 through May 31, 2005.

(b)	Two Month Average includes trading days from April 1, 2005 through May 31, 2005.

(c)	Three Month Average includes trading days from March 1, 2005 through May 31, 2005.

(d)	Six Month Average includes trading days from December 1, 2004 through May 31, 2005.

(e)	One Year Average includes trading days from June 1, 2004 through May 31, 2005.

(f)	Three Year Average includes trading days from May 31, 2002 through May 31, 2005.

(g)	Three Year High on March 7, 2005.

(h)	Three Year Low on October 9, 2002.
      Analysis of Past Premiums Paid. Evercore identified and analyzed 112 acquisition transactions across all industries with transaction values from $1.0 billion to $10.0 billion that were announced in the three year period prior to May 31, 2005, of which 50 represented all cash acquisition transactions. Using the information from Thomson Financial Securities Data, a data source that monitors and publishes information on merger and acquisition transactions, Evercore calculated the premiums paid in those transactions based on the value of the per share consideration received in the transaction relative to the closing stock price of the target company one day, one week and four weeks prior to the respective dates of announcement of the transactions. Evercore then compared the results of the analysis to the premiums implied by the merger consideration of $37.00 per share relative to StorageTek common stock trading levels at and prior to May 31, 2005. The results of this analysis are summarized below:

	Premium of
	Merger	Premiums in All Cash
	Consideration of	Transactions				Premiums in All Transactions
	$37.00 per Share	between $1.0B and $10.0B				between $1.0B and $10.0B
	to Historical
	Share Price	Avg.	Median	High	Low	Avg.	Median	High	Low

Premium Paid, 1 Day Prior	14.6%(a)(d)	26.6%	23.2%	129.5%	(39.2%)	23.4%	21.3%	129.5%	(39.2%)
Premium Paid, 1 Week Prior	17.3%(b)(d)	29.1%	24.8%	167.4%	(30.8%)	25.8%	23.0%	167.4%	(30.8%)
Premium Paid, 4 Weeks Prior	30.7%(c)(d)	32.6%	26.6%	156.5%	(30.7%)	27.0%	24.9%	156.5%	(30.7%)

(a)	Relative to StorageTek’s share price on May 31, 2005.

(b)	Relative to StorageTek’s share price on May 24, 2005.

(c)	Relative to StorageTek’s share price on May 3, 2005.

(d)	Evercore also noted, in light of the fact that StorageTek had approximately $1.15 billion in cash and cash equivalents on its balance sheet as of March 31, 2005, that these three percentages would be 21.7%, 26.0% and 48.9% respectively, if the premium was calculated net of StorageTek’s cash and cash equivalents.
      Evercore also identified and analyzed thirteen acquisition transactions involving publicly traded storage and enterprise hardware companies announced since January 1, 1997, of which six represented all cash acquisition transactions. Although none of the selected targets is, in Evercore’s opinion, directly comparable to StorageTek, the transactions included were chosen because they involved publicly traded target companies with operations that for purposes of this analysis may be considered similar in certain respects to certain operations of StorageTek.

Target	Acquirer

Compaq	Hewlett-Packard
Quantum HDD	Maxtor
Seagate Technology	Silver Lake/ Texas Pacific
Data General	EMC
Mylex	IBM
Sequent Computer	IBM
Stratus Computer	Ascend Communications
ATL Products	Quantum
Digital Equipment Corp.	Compaq
Amdahl	Fujitsu
Tandem	Compaq
Advanced Logic Research	Gateway 2000
AST Research	Samsung
      Using the most recent publicly available information, Evercore calculated the premiums paid in those transactions based on the value of the per share consideration received in the transaction relative to the closing stock price of the target company one day, one week and four weeks prior to the respective dates of announcement of the transactions. Evercore then compared the results of the analysis to the premiums implied by the merger consideration of $37.00 per share relative to StorageTek common stock trading levels at and prior to May 31, 2005. The results of this analysis are summarized below:

	Premium of
	Merger	Premiums in All Cash				Premiums in All
	Consideration of	Storage & Enterprise				Storage & Enterprise Hardware
	$37.00 per Share	Hardware Transactions				Transactions
	to Historical
	Share Price	Avg.	Median	High	Low	Avg.	Median	High	Low

Premium Paid, 1 Day Prior	14.6%(a)(d)	9.3%	8.6%	17.1%	1.6%	21.6%	16.7%	55.5%	1.6%
Premium Paid, 1 Week Prior	17.3%(b)(d)	14.7%	12.9%	30.5%	2.0%	28.5%	23.1%	60.7%	2.0%
Premium Paid, 4 Weeks Prior	30.7%(c)(d)	44.3%	38.5%	106.5%	8.8%	41.5%	42.2%	106.5%	(2.0%)

(a)	Relative to StorageTek’s share price on May 31, 2005.

(b)	Relative to StorageTek’s share price on May 24, 2005.

(c)	Relative to StorageTek’s share price on May 3, 2005.

(d)	Evercore also noted, in light of the fact that StorageTek had approximately $1.15 billion in cash and cash equivalents on its balance sheet as of March 31, 2005, that these three percentages would be 21.7%, 26.0% and 48.9% respectively, if the premium was calculated net of StorageTek’s cash and cash equivalents.
      Analysis of Selected Companies’ Trading Levels. Evercore calculated and compared valuation multiples for the latest twelve months, or LTM, historical results and 2005 and 2006 calendarized estimates for StorageTek, Sun and for selected companies in the storage hardware and enterprise hardware industries using closing stock prices as of May 31, 2005. Valuation multiples that were evaluated include: enterprise value (which represents total market equity value plus book value of total debt less cash) as a multiple of revenue; enterprise value as a multiple of earnings before interest and taxes, or EBIT; share price as a multiple of earnings per share (commonly referred to as price earnings ratio); and calendar year 2005 price earnings ratio as a multiple of estimated long-term earnings growth (commonly referred to as PEG ratio). Evercore then calculated these valuation multiples for StorageTek (i) based on the closing price of the StorageTek common stock as of May 31, 2005 and (ii) based on the merger consideration of $37.00 per share and the equity transaction value and enterprise transaction value implied by the merger. Evercore then compared these StorageTek multiples to the mean and median multiples derived for the selected companies. All of these calculations were based on publicly available financial data including I/B/E/S International, Inc. estimates. I/B/E/S is a data source that monitors and publishes a compilation of earnings per share estimates and other financial data produced by selected research analysts on companies of interest to investors. Although none of the selected companies is, in Evercore’s opinion, directly comparable to StorageTek, the companies included were chosen because they are publicly traded companies with operations that for purposes of this analysis may be considered similar in certain respects to certain operations of StorageTek. The range of implied multiples that Evercore calculated are summarized below:

	Storage and Enterprise Hardware Public Market Multiples

							Storage				Enterprise
	StorageTek @						Hardware(a)				Hardware(b)

			Merger
			Consideration of
	Closing Price		$37.00 per
	5/31/05		Share		Sun		Mean		Median		Mean		Median

Enterprise Value/ LTM Revenue	1.1	x	1.3	x	0.6	x	2.2	x	0.5	x	1.3	x	1.4x
Enterprise Value/ CY 2005E Revenue	1.1		1.3		0.6		1.8		0.4		1.2		1.4
Enterprise Value/ CY 2006E Revenue	1.0		1.2		0.6		1.5		0.4		1.1		1.3
Enterprise Value/ LTM EBIT	11.0		13.2		NM		23.7		22.0		15.4		13.5
Enterprise Value/ CY 2005E EBIT	10.9		13.2		64.4		17.6		15.6		13.6		11.6
Enterprise Value/ CY 2006E EBIT	10.4		12.6		17.9		13.9		12.6		12.2		11.0
Price/ LTM Earnings	18.4		21.0		NM		34.9		33.6		21.5		17.2
Price/ CY 2005E Earnings	17.9		20.5		138.5		27.3		24.3		18.6		15.6
Price/ CY 2006E Earnings	16.7		19.1		59.5		24.9		22.5		16.2		14.0
2005E PEG	2.3		2.6		7.6		1.5		1.5		1.4		1.4

(a)	Storage Hardware companies include: EMC, Network Appliance, Quantum, ADIC, and Overland Storage.

(b)	Enterprise Hardware companies include: IBM, Dell, and Hewlett-Packard.
      Analysis of Selected Transactions. Evercore performed analysis of selected transactions to compare multiples paid in other transactions to the multiples implied in this transaction. Evercore identified and analyzed a group of 14 acquisition transactions in the storage and enterprise hardware industry that were announced between 1997 and 2005:

Target	Acquirer

Certance	Quantum
Compaq	Hewlett-Packard
Quantum HDD	Maxtor
Seagate Technology	Silver Lake/ Texas Pacific
Data General	EMC
Mylex	IBM
Sequent Computer	IBM
Stratus Computer	Ascend Communications
ATL Products	Quantum
Digital Equipment Corp.	Compaq
Amdahl	Fujitsu
Tandem	Compaq
Advanced Logic Research	Gateway 2000
AST Research	Samsung
      Evercore calculated various multiples implied by these transactions including: enterprise value as a multiple of LTM, revenue; enterprise value as a multiple of LTM earnings before interest and taxes, or EBIT; and equity value as a multiple of LTM net income. Evercore then calculated the multiples for StorageTek based on the merger consideration of $37.00 per share and the equity transaction value and enterprise transaction value implied by the merger. Evercore then compared these StorageTek multiples to the multiples derived for the selected acquisition transactions in the storage and enterprise hardware industry. Although none of the selected targets is, in Evercore’s opinion, directly comparable to StorageTek, the transactions included were chosen because they involve companies with operations that for purposes of this analysis may be considered similar in certain respects to certain operations of StorageTek. The range of implied multiples that Evercore calculated are summarized below:

		Storage & Enterprise
		Hardware
	StorageTek @ Merger	Transaction Multiples
	Consideration of
	$37.00 per Share	Mean	Median

Enterprise Value/ LTM Revenue	1.3x	0.9x	0.7x
Enterprise Value/ LTM EBIT	13.2	20.9	12.4
Equity Value/ LTM Net Income	21.0	27.6	23.7
      Research Analyst Price Target Analysis. Evercore also analyzed Wall Street research analyst estimates of potential future value for the StorageTek common stock (commonly referred to as price targets) based on publicly available equity research published on StorageTek. As of May 31, 2005, analyst price targets for the StorageTek common stock ranged from $28.00 to $35.00 and produced an average price target of $31.29. Evercore then compared the results of this analysis to the merger consideration of $37.00 per share.
      Discounted Cash Flow Analysis. Evercore performed a discounted cash flow analysis, or DCF, which calculates the present value of a company’s future cash flow based upon assumptions with respect to such cash flow and assumed discount rates. Evercore’s DCF analysis of StorageTek was based upon (i) the financial projections prepared by and furnished to Evercore by the management of StorageTek (the “Current Management Projections”) and (ii) publicly available financial data including I/B/E/S

International, Inc. estimates that were reviewed with the management of StorageTek (the “Wall Street Consensus Projections”).
      Evercore calculated a range of implied per share values for the StorageTek common stock determined by: (i) adding (a) the implied present value of the unlevered free cash flows (operating income less income taxes, plus depreciation and amortization, less increases in working capital and less capital expenditures) projected to be generated by StorageTek over the four-year and nine-month period from March 31, 2005 through December 31, 2009, using a weighted average cost of capital range of between 13.0% and 15.0% (weighted average cost of capital is a measure of the average expected return on all of a company’s securities or loans based on the proportions of those securities or loans in such company’s capital structure), (b) the implied present value of the terminal value of StorageTek’s future cash flows as of December 31, 2009, calculated by multiplying the EBIT estimated for fiscal year 2009 by a range of multiples of 9.0x to 11.0x and discounting the result over a four-year and nine-month period using a weighted average cost of capital range of between 13.0% and 15.0%, and (c) StorageTek’s cash, net of debt, as of March 31, 2005; and (ii) dividing the amount resulting from the calculation described in (i) above by the number of shares of StorageTek common stock outstanding, adjusted for certain restricted stock and stock options outstanding using the treasury stock method, as of the date of the merger agreement. This analysis yielded implied per share present values of the StorageTek common stock ranging from $33.50 to $38.64 using the Current Management Projections and ranging from $28.11 to $31.94 using the Wall Street Consensus Projections. Evercore then compared the results of this analysis to the merger consideration of $37.00 per share.
      Present Value of Future Stock Price Analysis. Evercore performed a present value of future stock price analysis of StorageTek based upon (i) the Current Management Projections and (ii) the Wall Street Consensus Projections.
      Evercore calculated a range of implied per share values for the StorageTek common stock determined by: (i) calculating the implied terminal value per share by multiplying the earnings per share estimated for fiscal year 2006 by 18.4x, 18.0x and 19.8x, representing the LTM price earnings ratio for StorageTek as of May 31, 2005, the one-year average LTM price earnings ratio for StorageTek for the period ending May 31, 2005, and the three-year average LTM price earnings ratio for StorageTek for the period ending May 31, 2005, respectively; and (ii) calculating the present value of the implied share price by discounting the amount resulting from the calculation described in (i) above over a one-year and nine-month period using an assumed equity cost of capital of between 13.0% and 15.0%. This analysis yielded implied per share present values of the StorageTek common stock ranging from $30.37 to $34.41 using the Current Management Projections and ranging from $27.28 to $30.90 using the Wall Street Consensus Projections. Evercore then compared the results of this analysis to the merger consideration of $37.00 per share.
      Leveraged Buyout Analysis. Evercore performed a leveraged buyout analysis of StorageTek in order to ascertain the price of the StorageTek common stock which might be attractive to a potential financial buyer based upon (i) the Current Management Projections and (ii) the Wall Street Consensus Projections.
      Evercore assumed the following in its analysis: (i) a capital structure for StorageTek comprised of senior debt equal to 3.0x estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, and subordinated debt equal to 2.0x estimated EBITDA in fiscal year 2005; (ii) a projected 2010 EBITDA exit multiple ranging from 5.5x to 7.5x; and (iii) an equity investment that would achieve an annual rate of return over the five-year period of between 16.0% and 24.0%. This analysis yielded implied per share present values of the StorageTek common stock ranging from $30.01 to $36.36 using the Current Management Projections and ranging from $26.30 to $30.91 using the Wall Street Consensus Projections. Evercore then compared the results of this analysis to the merger consideration of $37.00 per share.
      Potential Synergies. Evercore also performed an analysis of potential synergies resulting from the merger based on estimates prepared by the management of StorageTek and furnished to Evercore.

      Evercore valued potential synergies from the merger by: (i) capitalizing the value of estimated annual after tax synergies using (a) a range of discount rates and (b) a range of price earnings ratios; (ii) calculating the average of the results of the two capitalization techniques described in (i) above; (iii) subtracting the estimated after tax costs to achieve the synergies from the amount resulting from (ii) above; and (iv) multiplying the amount calculated in (iii) above by 50% as an estimate of the percentage of synergy value, which, for the purposes of our analysis, we assumed to be allocated to holders of the StorageTek common stock in the merger. This analysis yielded implied present values for the synergies ranging from $2.88 to $3.63 per share of the StorageTek common stock.
      In connection with the review of the merger by our board, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Evercore’s view of the value of StorageTek. No company used in the above analyses as a comparison is directly comparable to StorageTek, and no transaction used is directly comparable to the transactions contemplated by the merger agreement. Further, in evaluating comparable transactions, Evercore made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of StorageTek and Evercore, such as the impact of competition on StorageTek and the industry generally, industry growth and the absence of any adverse material change in the financial condition of StorageTek or in the financial markets generally.
      Evercore prepared these analyses for the purpose of providing an opinion to our board as to the fairness from a financial point view of the $37 per share of cash consideration to be received by the holders of StorageTek common stock. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty and are based upon numerous factors, assumptions with respect to industry performance, general business and economic conditions and other matters or events beyond the control of StorageTek and Evercore, neither StorageTek nor Evercore assumes responsibility if future results are materially different from those forecast. The $37 per share in cash consideration to be received by the holders of StorageTek common stock pursuant to the merger agreement was determined through arm’s-length negotiations between StorageTek and Sun and was approved by our board. Evercore did not recommend any specific merger consideration to StorageTek or that any given merger consideration constituted the only appropriate merger consideration for the merger.
      As described above, the opinion of Evercore was one of many factors taken into consideration by our board in making the determination to approve the merger and the merger agreement. Consequently, the analyses described above should not be viewed as determinative of the opinion of our board with respect to the merger consideration of $37 per share or of whether our board would have been willing to agree to a different merger consideration. Additionally, Evercore’s opinion is not intended to confer any rights or remedies upon any employee or creditor of StorageTek.
      Evercore is a nationally recognized investment banking firm that is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and similar transactions. Our board retained Evercore based on these qualifications as well as its familiarity with StorageTek.

      Our board engaged Evercore to act as its sole financial advisor in connection with the merger. Pursuant to a letter agreement, StorageTek agreed to pay Evercore a fee that was paid following delivery of the opinion and a fee contingent upon the consummation of the merger. In the past, Evercore has provided financial advisory services to StorageTek and have received fees for the rendering of these services. StorageTek has additionally agreed to reimburse Evercore’s expenses and to indemnify Evercore against certain liabilities arising out of its engagement, including liabilities under the federal securities laws.
Material United States Federal Income Tax Consequences
General
      The following is a summary of the material United States federal income tax consequences of the merger to our stockholders whose shares are converted into the right to receive cash in the merger. The discussion does not purport to consider all aspects of United States federal income taxation that might be relevant to our stockholders. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effects that could affect the continuing validity of this discussion. The discussion applies only to stockholders that hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code (generally speaking, stock held for investment purposes) and who neither own (directly or indirectly) nor are deemed to own 5% or more of our stock. This discussion does not apply to shares of common stock received pursuant to the exercise of employee stock options or otherwise as compensation, to stockholders who hold shares of our common stock as part of a hedging, “straddle,” conversion or other integrated transaction, or to certain types of stockholders (such as insurance companies, tax-exempt organizations, retirement plans, financial institutions, broker-dealers, traders and persons that mark-to-market their securities) who may be subject to special rules. This discussion does not discuss the United States federal income tax consequences of the merger to any stockholder who, for United States federal income tax purposes, is a United States expatriate, a non-resident alien individual who uses a “functional currency” other than the United States dollar, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax or any United States federal tax other than income tax.
      BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW AND THE PARTICULAR TAX EFFECTS OF THE MERGER ON A BENEFICIAL HOLDER OF SHARES OF OUR COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND ANY STATE, LOCAL AND FOREIGN TAX LAWS AND OF CHANGES IN SUCH LAWS.
Consequences of the Merger to StorageTek Stockholders
      The exchange of shares of common stock for cash pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who receives cash in exchange for shares of common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the shares exchanged for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such shares of common stock is more than one year at the time of completion of the merger. For non-corporate stockholders, including individuals, long-term capital gain is generally subject to a maximum rate of 15% under current law. Certain limitations apply to the use of a stockholder’s capital losses. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) exchanged for cash pursuant to the merger. Stockholders that hold separate blocks of stock should consult their tax advisors with respect to these rules.

Dissenting Holders
      A stockholder who receives payment for shares in cash in connection with their exercise of appraisal rights will recognize gain or loss, for federal income tax purposes, measured by the difference between the stockholder’s basis in such shares and the amount of cash received.
Information Reporting and Backup Tax Withholding
      Under the “backup withholding” provisions of United States federal income tax law, the exchange agent for the merger may be required to withhold and pay over to the Internal Revenue Service (the “IRS”), a portion of the amount of any payments you receive in connection with the merger unless you (1) provide a correct taxpayer identification number (which, if you are an individual, is your Social Security number) and any other required information to the exchange agent, or (2) are a corporation or come within certain exempt categories and, when required, demonstrate this fact and otherwise comply with applicable requirements of the backup withholding rules. The current backup withholding rate is 28%. If you do not provide a correct taxpayer identification number, you may be subject to penalties imposed by the IRS. Any amount withheld as backup withholding does not constitute an additional tax and will be creditable against your United States federal income tax liability. If withholding results in an overpayment of taxes, a refund may be obtained by filing a tax return with the IRS. You should consult with your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.
      If you are a United States person (as defined for United States federal income tax purposes), you may prevent backup withholding by completing the IRS Form W-9 (or substitute form) that will be included with the letter of transmittal mailed to you by the exchange agent and submitting the completed IRS Form W-9 (or substitute form) to the exchange agent when you submit your stock certificate(s) following the effective time of the merger. Foreign stockholders should complete and sign the appropriate IRS Form W-8 (a copy of which may be obtained from the exchange agent) in order to avoid backup withholding. Such stockholders should consult a tax advisor to determine which IRS Form W-8 is appropriate. Please see the instructions in the letter of transmittal for more details.
      YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER GIVEN YOUR PARTICULAR CIRCUMSTANCES, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.
Interests of Certain Persons in the Merger
      In considering the recommendation of our board of directors, you should be aware that some of our directors and officers have interests in the merger that are different from, or in addition to, those of our stockholders. StorageTek’s board of directors was aware of these interests and considered them, among other matters, in making their recommendation.
Employment Contracts, Termination of Employment, and Cash Based Change in Control Arrangements
      (i) Amended and Restated CEO Employment Agreement with Patrick J. Martin
      On March 27, 2003, StorageTek and Mr. Martin entered into an amended and restated CEO employment agreement that, among other things, extended the term of his employment by two years until June 30, 2006. If Mr. Martin’s employment is terminated (other than for cause) within 24 months following the merger, or terminated as a result of a substantial diminution of duties, a material reduction in compensation and other benefits, a relocation, failure to elect him to or removal of him from the position as our chairman, president or chief executive officer, or his reporting to any person other than our board, he is entitled to certain payments of: (a) a severance payment of $6,000,000 in cash (three times his base salary of $1,000,000 and three times his target bonus of $1,000,000); (b) a prorated target bonus for the current year; (c) a prorated portion of StorageTek’s annual equity award program at target performance for the current year; and (d) a tax gross-up payment on amounts deemed to be excess parachute payments subject to an excise tax.
      Immediately prior to the merger, all of Mr. Martin’s stock options and shares of restricted stock will vest. With respect to stock options, either: (a) the stock options will be converted into Sun stock options and Mr. Martin will have the originally scheduled terms to exercise his stock options, or (b) Mr. Martin will receive a cash payment equal to the excess of the merger consideration over the exercise price of the options.
      In addition, Mr. Martin is entitled to relocation costs, grossed up for taxes, along with reimbursement for the loss, if any, on the sale of his then-principal residence, and lifetime medical benefits for himself and his spouse. Mr. Martin is also entitled to certain other perquisites for 36 months after termination, including: (a) life insurance coverage of $5,000,000, long-term disability insurance, and a medical benefits program with a supplemental payment coverage of $15,000 per year; and (b) on a tax grossed-up basis, annual reimbursement for financial and tax and estate planning expenses not to exceed $25,000 per year; a car allowance; and membership in a country club.
      Under the agreement, StorageTek indemnifies Mr. Martin to the fullest extent permitted by law against liability arising out of the fact that he is or was a director or officer of StorageTek. StorageTek will also indemnify Mr. Martin for certain losses, if any, in connection with benefits under certain company benefit plans.
      Under the agreement, “cause” means conviction of a felony involving moral turpitude or fraud against StorageTek, or willful gross neglect or willful gross misconduct in carrying out his duties, resulting, in either case, in material economic harm to StorageTek.
      (ii) Executive Agreements
      In February 2003, StorageTek entered into executive agreements (each, an “Executive Agreement”) with Pierre Cousin, Angel Garcia, Roger Gaston, Robert Kocol, Michael McLay, and Roy Perry. StorageTek entered into Executive Agreements with Eula Adams, Jon Bensen, Nigel Dessau and Brenda Zawatski in March 2004, February 2004, April 2005, and February 2005, respectively. Pursuant to each of these Executive Agreements, if the executive officer’s employment is terminated (other than for cause) or the executive officer terminates for good reason, in each case within 24 months following the merger, the executive officer is entitled to receive: (a) a severance payment of two times current annual salary plus two times the current target bonus; (b) a prorated target bonus for the current year; (c) with the exception of Nigel Dessau and Brenda Zawatski, a prorated portion of StorageTek’s annual equity award program at target performance for the current year; and (d) a tax gross-up payment on amounts deemed to be excess parachute payments subject to an excise tax. In addition, each executive officer is entitled to an amount equal to 24 months of company matching contributions to 401(k) and deferred compensation plans, based upon the executive officer’s current level of participation in such plans, and his or her benefits and perquisites, including health and life insurance, shall continue for 24 months following termination. All outstanding stock options and restricted stock will vest upon such termination.
      Under each Executive Agreement, ‘cause‘ means willful and continued failure to attempt to perform substantially one’s duties or willful misconduct that is materially injurious to StorageTek. Good reason means a substantial diminution of duties, a material reduction in compensation including benefit and incentive plans, or more than one relocation.
Equity Based Change in Control Payments Arrangements
      (i) Executive Arrangements
      Pursuant to the terms of the change in control arrangements described above, all unvested stock options and restricted stock held by our executive officers will become vested upon an involuntary termination following the merger as described above, except that stock options and restricted stock held by certain executive officers, including Patrick Martin, will vest immediately prior to the merger. Outstanding stock options will be converted to Sun stock options upon the consummation of the merger, except that Mr. Martin may receive a cash payment in lieu of Sun stock options.
Equity-Based Change in Control Payments for Executive Officers(1)

			Dollar Value of
			Accelerated Stock
		Shares of	Options and
	Unvested Options to	Restricted Stock to	Restricted Stock
	Vest (#)	Vest (#)	($)(2)

Patrick J. Martin	524,039	411,605	19,714,053
Eula L. Adams	93,065	24,549	1,657,727
Jon H. Benson	48,093	18,512	1,065,550
Pierre J. Cousin	128,875	34,106	2,678,671
Nigel Dessau	34,840	17,029	923,426
Angel P. Garcia	141,498	36,810	2,697,139
Roger C. Gaston	113,065	32,884	2,250,726
Robert S. Kocol	135,695	61,409	3,492,918
Michael R. McLay	125,121	32,784	2,627,901
Roy G. Perry	121,594	32,778	2,332,927
Brenda J. Zawatski	79,579	33,315	1,643,930

(1)	For executive officers other than Mr. Martin, this table assumes a change in control and a termination, for reasons other than for cause, on September 1, 2005. Mr. Martin’s awards will vest immediately prior to the merger.

(2)	The dollar value of accelerated stock options is calculated by subtracting the exercise price from $37.00 per share and multiplying this amount by the total number of option shares that may be accelerated. The dollar value of accelerated restricted stock is calculated by multiplying the number of shares held by $37.00 less, if applicable, any cash that the officer paid for the restricted stock. The actual value of stock options and restricted stock that are converted to Sun stock options and restricted stock is dependent upon the market value of Sun stock at the time the stock options are exercised or the restricted stock vests.
      Pursuant to the terms of the change in control arrangements in the merger agreement, non-employee directors will receive a cash payout equal to the value of their vested and non-vested stock options. The value of the non-vested stock options held by non-employee directors is as follows:
Equity-Based Change in Control Payments for Non-Employee Directors

		Dollar Value of
	Unvested Options to Vest	Accelerated Stock
	(#)	Options($)

James R. Adams	11,499	107,672
Charles E. Foster	21,500	297,691
Mercedes Johnson	29,499	308,933
William T. Kerr	11,499	107,672
Robert E. Lee	12,500	118,817
Judy C. Odom	29,499	323,432

Indemnification of Directors and Officers
      Article VI, Section 2 of StorageTek’s bylaws provides that StorageTek shall indemnify its officers and directors for such expenses, judgments, fines and amounts paid in settlement to the fullest extent permitted by the laws of the State of Delaware.
      Under StorageTek’s insurance policies, directors and officers of StorageTek may be indemnified against certain losses arising from certain claims, including claims under the Securities Act of 1933, which may be made against such persons by reason of their being such directors or officers.
      In addition, StorageTek has entered into indemnification agreements with our directors providing for the advancement of expenses and indemnification of the directors to the fullest extent permitted by Delaware law. The agreements create certain presumptions in favor of indemnification and provide a mechanism for directors to seek such payments, including the use of an independent counsel to make the determination as to whether indemnification is proper in the event of certain changes of control.
      Pursuant to the merger agreement, Sun will, and will cause the surviving corporation to, assume and honor StorageTek’s obligations under its bylaws and existing indemnification agreements to indemnify, defend and hold harmless our directors, officers and certain employees against any loss, claim, damage, cost, expense, fine, liability, judgment or settlement as a result of that person’s position with us, including those relating to the merger agreement and the transactions contemplated by the merger agreement. All rights to indemnification for acts or omissions occurring prior to the merger as provided in StorageTek’s certificate of incorporation and bylaws and indemnification agreements will survive the merger and continue in full force and effect in accordance with their terms, and the relevant provisions in the certificate of incorporation and bylaws may not be amended, repealed or modified unless the surviving corporation provides sufficient assurance to ensure the continued exculpation, indemnification and advancement of expenses of our current directors and officers as provided in such bylaws prior to such amendment, repeal or modification. Upon the completion of the merger, Sun will maintain in effect for six years StorageTek’s current directors’ and officers’ liability insurance policy covering current directors and officers of StorageTek, except that Sun will not be required to pay more than 250% of the annual premium currently paid by StorageTek for such coverage.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table shows beneficial ownership of StorageTek common stock as of July 26, 2005, by: (a) each current director; (b) each executive officer; and (c) all current directors and executive officers as a group.

	Number of Shares	Right to Acquire		Percent of Shares
Name	Owned(1) (a)	(2)(b)	Total (a) + (b)	Outstanding %(3)

Non-employee Directors
James R. Adams	27,732	45,001	72,733	*
Charles E. Foster	9,449	23,000	32,449	*
Mercedes Johnson	2,641	11,001	13,642	*
William T. Kerr	17,203	74,001	91,204	*
Robert E. Lee	13,454	20,000	33,454	*
Judy C. Odom	4,399	11,001	15,400	*
Current Executive Officers
Eula Adams	26,347	0	26,347	*
Jon Benson	21,385	23,510	44,895	*
Pierre Cousin	53,506	122,750	176,256	*
Nigel Dessau	17,029	0	17,029	*
Angel P. Garcia	39,310	42,656	81,966	*
Roger C. Gaston	58,853	52,500	111,353	*
Robert S. Kocol	79,360	140,768	220,128	*
Patrick J. Martin**	434,398	622,041	1,056,439	1.0
Michael R. McLay	32,784	28,762	61,546	*
Roy G. Perry	57,437	87,554	144,991	*
Brenda Zawatski	33,315	0	33,315	*
Current Executive Officers and Directors as a Group (17 persons)	928,602	1,304,545	2,233,147	2.0

*	Less than 1 percent

**	Also serves as a director

(1)	Unless otherwise noted, the persons named have sole voting and dispositive power over the shares shown as owned by them. Each director has entered into a Voting Agreement with StorageTek and Sun pursuant to which the director has agreed to vote all shares of capital stock of StorageTek such person beneficially owns in favor of the approval of the Merger Agreement and the merger. See “Description of the Transaction — Voting Agreement.” Includes common stock equivalents held by three directors that will be settled in cash of $37.00 per share upon the merger, as follows: Mr. Foster, 6,949 shares; Mr. Kerr, 16,003 shares; and Mr. Lee, 10,286 shares. Also includes 11,246 common stock equivalents held by Mr. McLay that will be converted to Sun common stock equivalents upon the merger.

(2)	Represents stock option shares that are exercisable for shares of common stock by September 24, 2005, excluding any option shares that would vest in connection with the merger.

(3)	The percentage is calculated using 108,356,536 shares of common stock outstanding and entitled to vote on July 26, 2005, plus for each person or group, the number of shares shown in column (b) that such person or group has a right to acquire on or before September 24, 2005.

Equity Awards
      Upon the merger, our stock options will be converted to Sun stock options. Options granted under the 2004 Long Term Incentive Plan (“2004 Plan”) will become fully vested and exercisable immediately prior to the merger. Options held by current employees that were granted under the 1995 Equity Participation Plan (“1995 Plan”) will retain their original vesting schedules and other existing terms and conditions. Certain key employees, including the executive officers, will be entitled to accelerated vesting of their 1995 Plan options if their employment is involuntarily terminated without cause or if the employees terminate their employment for good reason, as defined in agreements between StorageTek and these employees, within 24 months after the merger. Options held by Mr. Martin will vest immediately prior to completion of the merger, and will either be converted into Sun stock options or be cashed out.
      Stock options held by former employees will be cancelled on or prior to the completion of the merger. Stock options held by non-employee directors will become fully vested and exercisable immediately prior to the merger and upon completion of the merger, these stock options will be cancelled and the non-employee directors will receive a cancellation cash payment equal to the excess of the merger consideration over the exercise price of the options. Former employees holding stock options that were granted under the 2004 Plan also will receive a cancellation cash payment (less any applicable tax withholdings) equal to the excess of the merger consideration over the exercise price of the vested options.
      All 1995 Plan common stock equivalents held by current employees will be assumed by Sun and converted into rights to acquire Sun common stock with the original vesting schedules. Certain key employees, including one executive officer, will be entitled to accelerated vesting of their 1995 Plan common stock equivalents if his or her employment is involuntarily terminated without cause or if the employee terminates his or her employment for good reason, as defined in an agreement between the employee and StorageTek, within 24 months after the merger.
      Common stock equivalents held by non-employee directors will be cancelled upon completion of the merger and the non-employee directors will receive a cash amount of $37.00 per share upon the close of the merger.
      The vesting of restricted stock and restricted stock units granted prior to the record date under the 2004 Plan will be accelerated immediately prior to the merger, and these holders of 2004 Plan restricted stock and restricted stock units will receive $37.00 per share, less any applicable taxes.
      Pursuant to the merger agreement, restricted stock that was granted under the 2004 Plan after the record date, under the 1995 Plan, or under the 1987 Equity Participation Plan (“1987 Plan”) will be converted into the right to receive $37 in cash per share in accordance with existing vesting schedules.

      Based on equity compensation holdings as of July 26, 2005, the following table sets forth a summary of shares of restricted stock, vested and unvested stock options and vested and unvested restricted stock units and common stock equivalents held by our officers and directors:

			Weighted	Unvested	Common
			Average	Restricted	Stock
	Vested	Unvested	Exercise Price	Stock	Equivalents
Name	Options (#)	Options (#)	per share($)	(#)	(#)

Non-employee Directors
James R. Adams	45,001	11,499	21.43	0	0
Charles E. Foster	23,000	21,500	21.15	0	6,949
Mercedes Johnson	11,001	29,499	26.34	0	0
William T. Kerr	74,001	11,499	34.41	0	16,003
Robert E. Lee	20,000	12,500	21.51	0	10,286
Judy C. Odom	11,001	29,499	25.80	0	0
Current Executive Officers
Eula Adams	0	93,065	28.92	24,549	0
Jon Benson	23,510	48,093	26.69	18,512	0
Pierre Cousin	109,866	141,759	23.46	34,106	0
Nigel Dessau	0	34,840	28.58	17,029	0
Angel P. Garcia	25,156	158,998	26.36	39,310	0
Roger C. Gaston	52,500	113,065	26.01	32,884	0
Robert S. Kocol	117,678	158,785	28.26	61,409	0
Patrick J. Martin*	622,041	524,039	22.10	411,605	0
Michael R. McLay	28,762	125,121	26.53	21,538	11,246
Roy G. Perry	35,803	173,345	23.97	51,528	0
Brenda Zawatski	0	79,579	31.79	33,315	0

*	Mr. Martin also serves as a director.
Directors’ and Officers’ Indemnification
      Pursuant to the merger agreement, Sun will, and will cause the surviving corporation to, assume and honor StorageTek’s obligations under its bylaws and existing indemnification agreements to indemnify, defend and hold harmless our directors, officers and certain employees against any loss, claim, damage, cost, expense, fine, liability, judgment or settlement as a result of that person’s position with us, including those relating to the merger agreement and the transactions contemplated by the merger agreement. All rights to indemnification for acts or omissions occurring prior to the merger as provided in StorageTek’s certificate of incorporation and bylaws and indemnification agreements will survive the merger and continue in full force and effect in accordance with their terms, and the relevant provisions in the certificate of incorporation and bylaws may not be amended, repealed or modified unless the surviving corporation provides sufficient assurance to ensure the continued exculpation, indemnification and advancement of expenses of our current directors and officers as provided in such bylaws prior to such amendment, repeal or modification. Upon the completion of the merger, Sun will maintain in effect for six years StorageTek’s current directors’ and officers’ liability insurance policy covering current directors and officers of StorageTek, except that Sun will not be required to pay more than 250% of the annual premium currently paid by StorageTek for such coverage.

Appraisal Rights
      Holders of record of StorageTek common stock who do not vote in favor of adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger, and who otherwise comply with the applicable provisions of Section 262 of the Delaware General Corporation Law, which we refer to throughout this proxy statement as the DGCL, will be entitled to exercise appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in shares of StorageTek common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.
      The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is reprinted in its entirety as Annex C and incorporated into this proxy statement by reference. All references in Section 262 of the DGCL and in this summary to a “shareholder,” “stockholder” or “holder” are to the record holder of the shares of StorageTek common stock as to which appraisal rights are asserted.
      Under Section 262 of the DGCL, holders of shares of StorageTek common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their StorageTek common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of these shares of StorageTek common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by that court.
      Under Section 262 of the DGCL, when a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, by StorageTek stockholders, the company, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for this meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in this required notice a copy of Section 262 of the DGCL.
      This proxy statement constitutes the required notice to the holders of these shares of StorageTek common stock and the applicable statutory provisions of the DGCL are attached to this proxy statement as Annex C. Any StorageTek stockholder who wishes to exercise their appraisal rights or who wishes to preserve their right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified in Annex C will result in the loss of appraisal rights under the DGCL.
      A holder of StorageTek common stock wishing to exercise appraisal rights must not vote in favor of the approval and adoption of the merger agreement and must deliver to StorageTek before the taking of the vote on the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the StorageTek shareholder meeting a written demand for appraisal of their StorageTek common stock. This written demand for appraisal must be separate from any proxy or vote abstaining from the vote on the merger or against the merger. This demand must reasonably inform StorageTek of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of their shares. A holder of StorageTek common stock wishing to exercise appraisal rights must be the record holder of these shares of StorageTek common stock on the date the written demand for appraisal is made and must continue to hold these shares of StorageTek common stock through the effective date of the merger. Accordingly, a holder of StorageTek common stock who is the record holder of StorageTek common stock on the date the written demand for appraisal is made, but who thereafter transfers these shares of StorageTek common stock prior to consummation of the merger, will lose any right to appraisal in respect of these shares of StorageTek common stock.
      A proxy that is properly executed and does not contain voting instructions will, unless revoked, be voted in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, or abstain from voting on the merger agreement.
      Only a holder of record of StorageTek common stock on the record date for the StorageTek annual meeting is entitled to assert appraisal rights for the shares of StorageTek common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s mailing address and the number of shares registered in the holder’s name, and must state that the person intends to demand appraisal of the holder’s shares pursuant to the merger agreement. If the shares of StorageTek common stock are held of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the StorageTek common stock is held of record by more than one holder as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint holders. An authorized agent, including an agent for one or more joint holders, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record holder or holders and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the holder or holders. A record holder such as a broker who holds StorageTek common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of StorageTek common stock held for one or more beneficial owners while not exercising appraisal rights with respect to the StorageTek common stock held for other beneficial owners. In this case, the written demand should set forth the number of shares of StorageTek common stock as to which appraisal is sought. When no number of shares of StorageTek common stock is expressly mentioned, the demand will be presumed to cover all StorageTek common stock in brokerage accounts or other nominee forms held by such record holder, and those who hold shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.
      All written demands for appraisal should be sent or delivered to Storage Technology Corporation, One StorageTek Drive, Louisville, Colorado 80028, Attention: Corporate Secretary.
      Within ten days after the effective date of the merger, StorageTek, or its successor in interest, which we refer to generally as the surviving company, will notify each former StorageTek stockholder who has properly asserted appraisal rights under Section 262 of the DGCL and has not voted in favor of adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger, of the date the merger became effective.
      Within 120 days after the effective date of the merger, but not thereafter, the surviving company or any former StorageTek stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of StorageTek common stock that are entitled to appraisal rights. None of Sun, the surviving company or StorageTek is under any obligation to and none of them has any present intention to file a petition with respect to the appraisal of the fair value of the shares of StorageTek common stock. Accordingly, it is the obligation of StorageTek stockholders wishing to assert appraisal rights to take all necessary action to perfect and maintain their appraisal rights within the time prescribed in Section 262 of the DGCL.
      Within 120 days after the effective date of the merger, any former StorageTek stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving company a statement setting forth the aggregate number of shares of StorageTek common stock not voted in favor of adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger, and with respect to which demands for appraisal have been timely received and the aggregate number of former holders of these shares of StorageTek common stock. These statements must be mailed within ten days after a written request therefore has been received by the surviving company or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.
      If a petition for an appraisal is filed timely with the Delaware Court of Chancery by a former StorageTek stockholder and a copy thereof is served upon the surviving company, the surviving company will then be obligated within 20 days of service to file with the Delaware Register in Chancery a duly certified list containing the names and addresses of all former StorageTek stockholders who have demanded appraisal of their shares of StorageTek common stock and with whom agreements as to value have not been reached. After notice to such former StorageTek stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery may conduct a hearing on such petition to determine those former StorageTek stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the former StorageTek stockholders who demanded appraisal of their shares of StorageTek common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any former stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that former stockholder.
      After determining which, if any, former StorageTek stockholders are entitled to appraisal, the Delaware Court of Chancery will appraise their shares of StorageTek common stock, determining their “fair value,” exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. StorageTek stockholders considering seeking appraisal should be aware that the fair value of their shares of StorageTek common stock as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of StorageTek common stock.
      The costs of the appraisal action may be determined by the Delaware Court of Chancery and levied upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a former StorageTek stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any former StorageTek stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the shares of StorageTek common stock entitled to appraisal.
      Any holder of StorageTek common stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the merger, be entitled to vote the shares of StorageTek common stock subject to this demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of StorageTek common stock (except dividends or other distributions payable to holders of record of StorageTek common stock as of a record date prior to the effective date of the merger).
      If any stockholder who properly demands appraisal of their StorageTek common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, their right to appraisal, as provided in Section 262 of the DGCL, that stockholder’s shares of StorageTek common stock will be converted into the right to receive the consideration payable with respect to those shares of StorageTek common stock in accordance with the merger agreement (without interest). A StorageTek stockholder will fail to perfect, or effectively lose or withdraw, their right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers to StorageTek or the surviving company, as the case may be, a written withdrawal of their demand for appraisal. Any attempt to withdraw an appraisal demand in this matter more than 60 days after the effective date of the merger will require the written approval of the surviving company and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.
      Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event a StorageTek stockholder will be entitled to receive the consideration payable with respect to their shares of StorageTek common stock in accordance with the merger agreement (without interest).
      Consequently, any stockholder willing to exercise appraisal rights is urged to consult with legal counsel prior to attempting to exercise such rights.
Voting Agreements
      The directors, each in their capacity as a stockholder of StorageTek common stock, entered into voting agreements with Sun agreeing to vote the StorageTek common stock they own FOR the merger. The obligations of the directors under the voting agreements will terminate upon valid termination of the merger agreement, including the termination by the board of directors of the merger agreement to entertain a superior offer. The execution and delivery of the voting agreement was a material condition to Sun’s willingness to enter into the merger agreement. As of July 26, 2005, the directors beneficially owned an aggregate of 1.2% of the outstanding shares of StorageTek common stock.
THE MERGER AGREEMENT
      The following is a summary of the material terms of the merger agreement. The summary is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and incorporated by reference in this section of the proxy statement. We urge you to read carefully the full text of the merger agreement.
      THE REPRESENTATIONS AND WARRANTIES GIVEN BY STORAGETEK IN THE MERGER AGREEMENT ARE NOT INTENDED TO BE FOR THE BENEFIT OF OUR STOCKHOLDERS BUT RATHER ARE SOLELY FOR THE BENEFIT OF SUN AND ITS WHOLLY-OWNED MERGER SUB TO BE USED IN THE MERGER. THESE REPRESENTATIONS AND WARRANTIES ARE SUBJECT TO CERTAIN QUALIFICATIONS AND EXCEPTIONS WHICH WERE SET FORTH IN A DISCLOSURE LETTER DELIVERED BY US TO SUN AT THE TIME OF SIGNING OF THE MERGER AGREEMENT. THE CONTENTS OF THIS DISCLOSURE LETTER ARE HIGHLY CONFIDENTIAL AND HAVE NOT BEEN ATTACHED TO OR SUMMARIZED IN THIS PROXY STATEMENT.
Structure and Effective Time
      The merger agreement provides that, following the approval of the merger agreement by our stockholders and the satisfaction or waiver of the other conditions to the merger, including receipt of requisite regulatory approvals, Merger Sub will be merged with and into us, and we will be the surviving corporation. The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or at a later time agreed to by the parties and specified in the certificate of merger.
      While we anticipate that the merger will be completed in late summer or early fall of 2005, we cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived. We intend to complete the merger as promptly as practicable subject to receipt of stockholder approval and all requisite regulatory approvals.
Merger Consideration
      Under the terms of the merger agreement between Sun and StorageTek, Merger Sub, a direct wholly owned subsidiary of Sun will be merged with and into StorageTek with StorageTek emerging as the surviving corporation and a wholly-owned subsidiary of Sun. Each share of StorageTek common stock, par value $0.10 per share, will be exchanged for $37.00 in cash, without interest. Each holder of a certificate representing shares of our common stock will cease to have any voting or other rights with respect to those shares, except the right to receive merger consideration.

      Prior to the effective time of the merger, Sun will designate an institution reasonably satisfactory to us to act as exchange agent for the payment of merger consideration (“exchange agent”). Promptly after the effective time of the merger, Sun will make available to the exchange agent funds necessary for the payment of the merger consideration. Any funds deposited by Sun with the exchange agent are referred to as the exchange fund.
      As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail a letter of transmittal to you. The letter of transmittal will tell you how to surrender your StorageTek common stock certificates in exchange for the $37 per share merger consideration. Please do not send your StorageTek common stock certificates to us now. You should send them only in compliance with the instructions that will be provided in the letter of transmittal. In all cases, the merger consideration will be paid only in accordance with the procedures set forth in the merger agreement and the letter of transmittal.
      Holders of StorageTek common stock whose certificates are lost, stolen or destroyed will be required to make an affidavit identifying the certificate or certificates as lost, stolen or destroyed and, if required by Sun, to post a bond in a reasonable amount as directed by Sun to indemnify against any claim that may be made against Sun with respect to the certificates.
      None of Sun, Merger Sub, StorageTek or the exchange agent will be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
      Sun, StorageTek and the exchange agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable to holders of shares of our common stock such amounts as are required to be withheld under any tax laws.
Stock Options and Common Stock Equivalents
      The treatment of our stock options and common stock equivalents depends upon the plan under which the award was granted; whether the award is held by a current employee, a former employee or a non-employee director; and whether the holder has an agreement that overrides the standard provisions of the plan.
      In the merger, our stock options will be converted to Sun stock options. Options granted under the 2004 Plan will become fully vested and exercisable immediately prior to the merger. Options held by current employees that were granted under the 1995 Plan will retain their original vesting schedules and other existing terms and conditions. Certain key employees, including the executive officers, will be entitled to accelerated vesting of their 1995 Plan options if their employment is involuntarily terminated without cause or if the employee terminates his or her employment for good reason, as defined in an agreement between the employee and StorageTek, in either case within 24 months after the merger. Options held by Mr. Martin, our chairman, president, and chief executive officer, will vest immediately prior to the merger and will either be converted into Sun stock options or be cashed out.
      Stock options held by former employees will be cancelled on or prior to the close of the merger. Stock options held by non-employee directors will become fully vested and exercisable immediately prior to the merger and upon close of the merger, these stock options will be cancelled and the non-employee directors will receive a cancellation cash payment equal to the excess of the merger consideration over the exercise price of the options. Former employees holding stock options granted under the 2004 Plan also will receive a cancellation cash payment (less any applicable tax withholdings) equal to the excess of the merger consideration over the exercise price of the vested options.
      All 1995 Plan common stock equivalents held by current employees will be assumed by Sun and converted into rights to acquire Sun’s common stock equivalents with the original vesting schedules. Certain key employees, including one executive officer, will be entitled to accelerated vesting of their 1995 Plan common stock equivalents if their employment is involuntarily terminated without cause within 24 months after the merger.

      Common stock equivalents held by non-employee directors will be cancelled upon close of the merger and the non-employee directors will receive a cash amount of $37.00 per share, upon the close of the merger.
Restricted Stock and Restricted Stock Units
      The treatment of our restricted stock and restricted stock units depends upon the plan under which the award was granted, and whether the holder has an agreement that overrides the standard provisions of the plan.
      The vesting of restricted stock and restricted stock units granted prior to the record date under the 2004 Plan will be accelerated immediately prior to the merger and these holders of 2004 Plan restricted stock and restricted stock units will receive $37.00 per share, less any applicable taxes.
      Pursuant to the merger agreement, restricted stock that was granted under the 2004 Plan after the record date, under the 1995 Plan, or under the 1987 Equity Participation Plan (“1987 Plan”) will be converted into the right to receive $37 in cash per share, in accordance with the existing vesting schedules.
Certificate of Incorporation and Bylaws
      When the merger becomes effective, the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the effective time of the merger, will be the certificate of incorporation and bylaws of the surviving corporation, until thereafter changed or amended as provided therein or by applicable law.
Directors and Officers
      The directors and officers of Merger Sub immediately prior to the effective time of the merger will be the directors and officers of the surviving corporation until their respective successors are duly elected and qualified. In addition, the directors and officers of Merger Sub immediately prior to the effective time will be the directors and officers of each of our subsidiaries, until their respective successors are duly elected and qualified.
Representations and Warranties
      The merger agreement contains representations and warranties, subject to exceptions set forth in the disclosure letter delivered by us to Sun concurrently with the execution of the merger agreement. The contents of the disclosure letter are highly confidential and are not discussed in this proxy statement. The representations and warranties in the merger agreement, with respect to us and our subsidiaries relate to, among other things:

•	organization, corporate power, capital structure and similar corporate matters;

•	authorization, execution, delivery, performance and enforceability of the merger agreement and related matters, and the stockholder vote required to approve the merger agreement;

•	the absence of any violation of, or conflicts with, organizational documents, certain material contracts, judgments, orders, laws or regulations as a result of entering into the merger agreement or completing the merger;

•	the consents we are required to obtain and the filings we are required to make in connection with the merger agreement and the transactions contemplated by the merger agreement;

•	the accuracy and completeness of the information contained in the reports and financial statements that we file with the SEC, and the compliance of our SEC filings with applicable requirements of federal securities laws;

•	the establishment and maintenance of a system of internal controls and the absence of any significant or material weakness identified in those internal controls;

•	the absence, since April 1, 2005 through June 2, 2005, of a material adverse effect, or specified types of distributions, amendments to material contracts, entry into joint ventures, strategic partnerships, or alliances, incurrence of debt, extension of credit, acquisition or disposition of material assets or equity securities, changes in capital structure, increases in benefits or compensation, changes in severance, termination or bonus policies and practices, entry into material non-standard customer contracts, granting of material allowances to customers, material restructuring activities, material purchases of fixed assets, spares or other long-term assets, accounting changes, changes in tax elections or any material revaluation of any assets;

•	adequacy of the governmental authorizations and permits needed to conduct our business, compliance with applicable laws and governmental orders, including export control laws, the Foreign Corrupt Practice Act, the False Claims Act, the Procurement Integrity Act and the Truth in Negotiations Act, and the absence of material pending or threatened legal proceedings against us or any material claims by us against any insurance companies;

•	the maintenance of ownership and leasehold interests of real property material to StorageTek;

•	absence of default or breach under our material intellectual property contracts, absence of infringement on third parties’ intellectual property, absence of granting additional rights by Sun or the surviving corporation as a result of the merger, information regarding our open source policies, deposits of our source codes, our material license-in and license-out contracts, and our customer information;

•	absence of contracts that materially limit our ability to engage in business or use our intellectual property, grant exclusive distribution rights, or otherwise are materially adverse to our right to sell, distribute or manufacture our products or material intellectual property or to purchase or otherwise obtain any material software, components, parts or subassemblies;

•	tax, environmental, labor and employment, employee welfare and benefit plan matters;

•	the absence of undisclosed broker’s or finders’ fees;

•	absence of transactions with affiliates;

•	validness and effectiveness of our material contracts, including contracts with certain governmental entities, and absence of our default or breach under our material contracts;

•	the accuracy and completeness of this proxy statement at the time it is filed with the SEC, at the time it is mailed to our stockholders and at the time of the special meeting; and

•	the receipt by us of an opinion from our financial advisor.
      The merger agreement contains customary representations and warranties by Sun and Merger Sub relating to, among other things:

•	their organization, standing, corporate power and similar corporate matters;

•	the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

•	the absence of any violation of, or conflicts with, organizational documents, laws or contracts, judgments, orders, laws and regulations as a result of entering into the merger agreement or completing the merger;

•	the consents Sun and Merger Sub are required to obtain and the filings Sun and Merger Sub are required to make in connection with the merger agreement and the transactions contemplated by the merger agreement;

•	the accuracy and completeness of the information supplied by Sun and Merger Sub for inclusion in this proxy statement;

•	the sufficiency of capital resources available to Sun to pay the merger consideration and to consummate, on the terms contemplated by the merger agreement, the merger and the other transactions contemplated thereby; and

•	the creation of Merger Sub solely for the purpose of engaging in the transactions contemplated by the merger agreement.
      The representations and warranties in the merger agreement are subject, in some cases, to specified exceptions and qualifications. All of the representations and warranties will expire at the effective time of the merger.
Covenants Relating to the Conduct of our Business
      Except as contemplated by the merger agreement or consented to in advance in writing by Sun, until the effective time of the merger, we have agreed that we will (and will cause our subsidiaries to) carry on business in the usual, regular and ordinary course substantially consistent with past practice and in compliance with applicable laws, pay our debts and taxes when due, pay or perform other material obligations when due, and we will (and will cause our subsidiaries to) adopt and implement a communications plan in consultation with Sun intended to preserve intact our business, human resources and third-party relationships. We have agreed to promptly notify Sun of any material adverse event involving our business or operations. In addition, we have agreed that we will not (and will not permit any of our subsidiaries to) take any of the following actions, except as expressly contemplated by the merger agreement or disclosed to Sun in the disclosure letter delivered to it prior to the signing of the merger agreement, without Sun’s prior written consent:

•	enter into any material new line of business;

•	declare, set aside or pay any dividends on, or make any other distributions in respect of, our or a subsidiary’s capital stock, split, combine, or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of capital stock, other than any such transaction by a wholly-owned subsidiary of it that remains a wholly-owned subsidiary after such transaction, in the ordinary course of business consistent with past practice;

•	purchase, redeem or otherwise acquire any shares of capital stock, except for repurchases of our unvested common stock at cost in connection with the termination of the employment relationship with any employee pursuant to existing stock option or purchase agreements;

•	issue, deliver, sell, pledge or otherwise encumber any shares of our capital stock, Voting Debt (as defined in the merger agreement) or any securities convertible into such securities, or subscriptions, rights, warrants or options to acquire any such securities, or enter into any other agreements or commitments obligating it to issue any such securities or rights, other than issuances of StorageTek common stock upon the exercise of existing options or options granted under existing arrangements; issuance of StorageTek common stock to participants in the company purchase plan; and grants of stock options or other awards to our non-executive employees to acquire up to 10,000 shares of StorageTek common stock individually or up to 200,000 shares in the aggregate in any 30-day period in the ordinary course of business consistent with past practices in connection with ordinary course promotions or to new hires and which options or awards have a vesting schedule no more favorable than ratable monthly installments that vest over not less than four years and do not accelerate, or become subject to acceleration, directly or indirectly, as a result of the merger;

•	amend our or a subsidiary’s certificates of incorporation, bylaws or other charter documents;

•	acquire or agree to acquire by merger or otherwise any business, business organization, or division thereof, or any person or material assets;

•	enter into any agreement, commitment or understanding with regard to any material joint venture, partnership or alliance;

•	sell, lease, license, encumber or otherwise dispose of any material properties or assets, except for the sale, lease, license, encumbrance, or disposition of immaterial properties or assets in the ordinary course of business consistent with past practice;

•	effect any material restructuring activities, including any material reductions in force, lease terminations, restructuring of contracts or similar actions;

•	make any loans, advances or capital contributions to, or investments in, any other person or entity, other than loans or investments to or in StorageTek or any of our wholly-owned subsidiaries, or employee loans or advances for travel and entertainment expenses made in the ordinary course of business consistent with past practices;

•	make any change in our methods or principles of accounting or revalue any of our assets, except as required by concurrent changes in GAAP or the SEC as concurred in by our independent auditors;

•	make or change any material election or accounting method, enter into any agreement or settle any material claim or assessment, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes that would adversely affect us or Sun or its subsidiaries after the closing of the merger;

•	enter into certain types of contracts, agreements, or obligations, which either provide for payments by or to us of over $20 million in any one year and not cancelable with 30 day notice, or which involve any exclusive terms binding on us, except in the ordinary course of business consistent with past practice;

•	cancel or terminate without reasonable substitute policy therefor, or materially amend or enter into any material insurance policy, other than the renewal of existing insurance policies on substantially the same terms;

•	commence or settle any lawsuit or proceeding by or against us or relating to any of our businesses, properties or assets, other than settlements with prejudice entered into in the ordinary course of business and requiring payment by us of monetary damages less than $250,000, net of any insurance payments;

•	increase compensation or benefits to any of our employees or directors, adopt or amend or make any contribution to any employee plan, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any company options, reprice any company options or authorize cash payments in exchange for company options, enter into any employee agreement or indemnification agreement with any employee (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”) or enter into any collectively bargained agreement;

•	enter into any contracts with any non-competition, exclusivity, “most favored nations” or other preferential pricing or other material restrictions on StorageTek as the surviving corporation or Sun after the merger, except for exclusivity or preferential pricing provisions which would not restrict Sun (other than StorageTek as the surviving corporation) and entered into in the ordinary course of business consistent with past practice;

•	provide any material refund, credit, rebate or other allowance to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

•	hire any non-officer employees other than in the ordinary course of business consistent with past practice or hire, elect or appoint any officers or directors;

•	incur any indebtedness for borrowed money or guarantee any indebtedness, issue or sell any debt securities or options, warranties, calls or other rights to acquire debt securities of StorageTek or any of our subsidiaries, enter into any guarantee or any agreement to maintain any financial statement condition of any person, other than any guarantee of obligations of our wholly-owned subsidiaries in the ordinary course of business, or in connection with the financing of ordinary course trade payables consistent with past practice;

•	enter into, modify, amend or terminate any material contract, or waive, release or assign any material rights or claims under any material contract, in each case in a manner materially adverse to StorageTek and the subsidiaries as a whole, other than any entry into, modification, amendment or termination of any such material contract in the ordinary course of business, consistent with past practice; or

•	take or agree to take any of the actions described above, or any other action that would prevent us from performing our covenants or agreements under the merger agreement.

Additional Agreements
      In addition to our agreement to conduct our business in accordance with the covenants described in “Covenants Relating to the Conduct of Our Business,” the merger agreement contains agreements by us or by us and Sun to take several other actions in anticipation of the merger as described below.

•	PROXY STATEMENT. We have agreed to prepare and file preliminary and definitive proxy statements with the SEC. We have also agreed to amend or supplement the proxy statement to reflect material information discovered prior to the effective time of the merger. Any filing of, or amendment or supplement to, the proxy statement will be carried out in consultation with Sun and subject to a reasonable opportunity for Sun to review and comment. We have agreed to advise Sun of any comments, or requests for further information, made by the SEC. We will arrange for the proxy statement to be mailed to its stockholders at the earliest practicable time after the definitive proxy statement is filed with the SEC.

•	STOCKHOLDER MEETING. We have agreed to make arrangements for and hold a stockholders’ meeting as promptly as reasonably practicable after the date of the merger agreement for the purpose of obtaining stockholder approval of the merger agreement. We have further agreed that we will, through our board of directors, recommend that our stockholders approve the merger agreement. In addition, our directors have entered into voting agreements under which they will vote the shares of StorageTek common stock they own FOR the merger. We may adjourn or postpone the stockholders’ meeting to the extent necessary to ensure that any necessary supplement or amendment to the proxy statement is provided to our stockholders in advance of a vote on the merger agreement or, if as of the time the meeting is originally scheduled, there are insufficient shares of our common stock represented at the meeting to constitute a quorum necessary to conduct business at the meeting.

•	CONFIDENTIALITY; ACCESS TO INFORMATION; NO MODIFICATION OF REPRESENTATIONS, WARRANTIES OR COVENANTS. We have previously entered into a confidentiality agreement with Sun, and in the merger agreement, we and Sun each reaffirmed and acknowledged our respective obligations under that agreement. We have agreed to afford to Sun and its representatives reasonable access to our properties, books, records, personnel, and all other information concerning our business, properties and personnel that Sun reasonably requests, which access will in each case be subject to certain restrictions.

•	PUBLIC DISCLOSURE. We, on the one hand, and Sun and Merger Sub, on the other hand, are generally required to give the other the opportunity to review and comment upon, prior to issuing (or permitting any affiliate to issue), any press release or other public announcement or statement with respect to the merger agreement, the transactions contemplated by the merger agreement, or any other acquisition proposal from a third person, except if the statement is required by law, or by any national securities exchange or the National Association of Securities Dealers, Inc.

•	REGULATORY FILINGS; REASONABLE EFFORTS; ADVICE OF CHANGES. We and Sun have agreed that each of us will (and will cause our subsidiaries to) use our reasonable efforts to complete the merger, including using reasonable efforts to accomplish the following:

•	comply with and refrain from taking any action that would impede compliance with all applicable law;

•	obtaining any necessary consent, authorization, waiver, order or approval of, any governmental entity or any other public or private third party which is required to be obtained in connection with the merger and the transactions contemplated by the merger agreement and the making or obtaining of all necessary filings and registrations, including, without limitation, filing the Notification and Report Form pursuant to the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended and the relevant filings pursuant to the antitrust laws of the European Union and other applicable jurisdictions;

•	promptly supply the other party with any information that may be required in order to effectuate any filings or application discussed above; consult with the other party and permit the other party to review and discuss in advance before making or submitting any of the filings to any governmental entity; coordinate with the other party in preparing and exchanging such information and promptly provide the other parties with copies of all filings, presentations or submissions with any governmental entity in connection with the merger, provided that with respect to any such filing, presentation or submission, unless such exchange is prohibited by law.

•	notify the other promptly upon receipt of any comments and requests from any officials of any governmental entity in connection with filings made pursuant to the merger agreement;

•	defend any lawsuits or other legal proceedings challenging the merger agreement;

•	take any other actions necessary to cause the satisfaction of the closing conditions; and

•	the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to carry out the purposes of, the merger agreement.

We and Sun have agreed not to take any action that would result in the representations and warranties in the merger agreement that are qualified as to materiality or material adverse effect becoming untrue, any of such representations and warranties that are not so qualified becoming materially untrue or any of the conditions to the merger not being satisfied, and we and Sun will promptly advise each other of any change or event which would cause or constitute a material breach of any of the representations and warranties under the merger agreement.

•	THIRD PARTY CONSENTS. We have agreed to use reasonable efforts to seek such material third party consents, waivers and approvals required to be obtained in connection with the consummation of the merger as may be reasonably requested by Sun, and will keep Sun informed of material developments and upon request include Sun in any discussions or communications with such third parties. If the merger does not close for any reason, Sun will not be liable for any costs, claims, liabilities or damages resulting from seeking to obtain such third party consents, waivers and approvals.

•	FORM S-8. Sun has agreed to file a registration statement on Form S-8 for the shares of Sun’s common stock issuable with respect to assumed StorageTek options to the extent Form S-8 is available within 60 days after the effective time of the merger.

•	SECTION 16 MATTERS. Prior to the effective time, we will take all necessary steps to cause any dispositions of StorageTek common stock (including derivative securities with respect to StorageTek common stock) resulting from the merger by each individual subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to StorageTek to be exempt under Exchange Act Rule 16b-3.

•	INSURANCE APPROVAL. At least 15 days prior to the effective time, we will deliver to Sun a letter which authorizes Sun’s insurance broker, effective as of the effective time, to act as our insurance broker of record with respect to all insurance policies held by StorageTek.

•	IMMIGRATION-RELATED LIABILITIES. Following the effective time, Sun will assume all immigration-related liabilities of StorageTek with respect to persons who are our employees as of the effective time.
No Solicitation of Transactions
      We have agreed that neither we nor any of our subsidiaries, officers or directors will (and we will use our reasonable efforts to cause our employees, agents and representatives not to) directly or indirectly, solicit, initiate, encourage, knowingly facilitate, induce, discuss or otherwise cooperate with any person other than Sun concerning any acquisition proposal. However, in the event that a person makes an unsolicited acquisition proposal, StorageTek may furnish information with respect to it and its subsidiaries and participate in discussions and negotiations regarding such acquisition proposal, if the board of directors determines in good faith, after receiving the advice of outside counsel, that such acquisition proposal constitutes, or is reasonably likely to result in, a “superior offer” and provides certain information and notices to Sun.
      An “acquisition proposal” means any offer or proposal (other than the merger with Sun) involving: (a) any purchase or acquisition by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 10% interest in the total outstanding voting securities of StorageTek or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 10% or more of the total outstanding voting securities of StorageTek or any of its subsidiaries, (b) any merger, consolidation, business combination or similar transaction involving StorageTek or any of its subsidiaries, (c) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of StorageTek, or (d) any liquidation or dissolution of StorageTek.
      A “superior offer” means an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of StorageTek or all of the outstanding voting securities of StorageTek as a result of which the stockholders of StorageTek immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction and any direct or indirect parent or subsidiary thereof, on terms that the board of directors of StorageTek has in good faith concluded (following consultation with its outside legal counsel and its financial adviser), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the person making the offer, to be more favorable, from a financial point of view, to StorageTek’s stockholders than the terms of the merger with Sun and is reasonably capable of being consummated.
      If at any time prior to the approval of the merger by our stockholders, our board determines in good faith, after consultation with our financial and legal advisors, in response to an unsolicited acquisition proposal, that the proposal is a superior offer, we can terminate the merger agreement so long as we pay the termination fee described below under the heading “—Expenses”; but we cannot terminate the merger agreement or recommend the superior offer to our stockholders unless:

•	we give Sun at least five days prior written notice advising them that we intend to change our recommendation for the merger, specifying in reasonable detail the material terms and conditions of the Superior Proposal;

•	during this five day period, we and our advisors negotiate in good faith with Sun to make adjustments in the terms and conditions of the merger agreement, and our board fully considers these adjustments and still concludes in good faith, after consultation with and receipt of advice from our financial and legal counsel, that we must terminate the merger agreement; and

•	we have not breached our non-solicitation obligations or failed to handle acquisition proposals in accordance with the merger agreement.
Directors’ and Officers’ Indemnification
      Pursuant to the merger agreement, Sun shall, and shall cause the surviving corporation to assume and honor StorageTek’s obligations to indemnify, defend and hold harmless our directors and officers against any loss, claim, damage, cost, expense, fine, liability, judgment or settlement as a result of that person’s position with us, including those relating to the merger agreement and the transactions contemplated by the merger agreement. All rights to indemnification for acts or omissions occurring prior to the merger as provided in StorageTek’s certificate of incorporation and bylaws and indemnification agreements will survive the merger and continue in full force and effect in accordance with their terms, and the relevant provisions in the certificate of incorporation and bylaws may not be amended, repealed or modified unless the surviving corporation provides sufficient assurance to ensure the continued exculpation, indemnification and advancement of expenses of our current directors and officers as provided in such bylaws prior to such amendment, repeal or modification.
      For six years, Sun will maintain in effect StorageTek’s current directors’ and officers’ liability insurance policy covering current directors and officers of StorageTek, except that it will not be required to pay more than 250% of the annual premium currently paid by StorageTek for such coverage.
Employee Benefit Matters
      In addition to the arrangements described under the sections entitled “—Stock Options and Common Stock Equivalents” and “—Restricted Stock and Restricted Stock Units”, the merger agreement also provides for the termination of all employee stock purchase plans and all 401(k) plans of StorageTek prior to the effective time of the merger.
Conditions to the Merger
      Each party’s obligation to complete the merger is subject to a number of conditions, including the following:

•	the merger shall have been duly approved and the merger agreement shall have been approved and adopted by the requisite vote under applicable law, by our stockholders;

•	there are no statutes, rules, regulations, executive orders, decrees, injunctions or other orders enacted, issued, promulgated, or enforced or entered by any governmental entity which is in effect and has the effect of making the merger illegal or otherwise prohibiting or preventing consummation of the merger; and

•	waiting periods under the HSR Act must have expired or been terminated, and any material consents or approvals required to consummate the merger under any foreign antitrust laws must have been obtained.
      The obligations of Sun and Merger Sub to complete the merger are subject to additional conditions, including the following:

•	as of closing, the representations and warranties made by us must be true and correct, and our representations and warranties relating to capitalization, authority, takeover statutes and rights plans must be true and correct in all material respects, except where the failure to be true and correct would not, individually or in aggregate, have a material adverse effect on us;

•	we must have performed or complied in all material respects with all agreements and covenants required to be performed or complied with by us under the merger agreement;

•	no material adverse effect on StorageTek has occurred; and

•	there must not be any pending or threatened suit, action or proceeding asserted by any governmental entity challenging or seeking to restrain or prohibit the merger and other transactions contemplated by the merger agreement, or seeking to require us, Sun or any of our or Sun’s affiliates to effect an action of divestiture.
      Our obligation to complete the merger is subject to additional conditions, including:

•	as of closing, the representations and warranties made by Sun and Merger Sub must be true and correct, except where the failure to be true and correct does not, individually or in aggregate, materially impede the authority of Sun and Merger Sub to consummate the transactions contemplated under the merger agreement; and

•	Sun and Merger Sub must have performed or complied with, in all material respects, all agreements and covenants required to be performed or complied with by Sun and Merger Sub under the merger agreement.
Material Adverse Effect
      Under the merger agreement, a material adverse effect means any change, event, violation, inaccuracy, circumstance or effect, individually or when taken together with all other effects that have occurred prior to the relevant date, that is or is reasonably likely to:
      (i) be materially adverse to the business, assets, liabilities, capitalization, financial condition or results of operations of such entity taken as a whole with its subsidiaries, other than any effect primarily resulting from:

•	changes affecting the U.S. or world economy generally;

•	changes affecting the industry in which such entity operates generally;

•	changes in such entity’s stock price or the trading volume in such stock;

•	any acts of terrorism or war;

•	the announcement of this merger agreement and the transactions contemplated thereby; or

•	failure to meet securities analysts’ published revenue or earnings predictions; or
      (ii) materially impede the authority of such entity, or in any case, Sun’s authority to consummate the transactions contemplated by the merger agreement in accordance with its terms and applicable legal requirements.
Termination of the Merger Agreement
      The merger agreement may be terminated:

•	by mutual written consent duly authorized by the boards of director of each of Sun and us;

•	by Sun or us if the merger is not consummated by December 2, 2005, which date shall be extended to March 2, 2006 if the merger shall not have been consummated as a result of a failure to obtain required antitrust approvals;

•	by either party if a governmental entity has issued a permanent injunction or other order or decree preventing the merger that is in effect and has become final and nonappealable;

•	by either party if the required approval of the merger agreement by our stockholders is not obtained at the special meeting or adjournment or postponement of the special meeting;

•	by Sun if StorageTek materially breaches its non-solicitation obligations, changes, withdraws or fails to reaffirm its recommendations of the merger, approves, recommends or enters into any competing acquisition proposal, or fails to reject a competing tender offer or exchange offer;

•	by either party if the other party breaches any of its representations, warranties, covenants or agreements in the merger agreement, which breach is incurable or is not cured within 20 days of written notice of the breach, unless such breach, if committed by Sun or Merger Sub, separately or as a whole, does not materially impede their authority to consummate the merger, or, if committed by us, separately or as a whole will not result in a material adverse effect on us;

•	by either party if the other party fails to perform all agreements and covenants in all material respects that are required to be performed before the effective time; or

•	by us if our board of directors effects a change of recommendation pursuant to and in compliance with the provisions described in “No Solicitation of Transactions”, upon payment by us to Sun of the termination fee of $133 million and upon our public announcement of our intention to accept or enter into the superior offer which was the subject of such change of recommendation.
      In the event of termination of the merger agreement by either party under the merger agreement provisions described above, the merger agreement will become void and have no effect; provided, however, that this will not relieve any breaching party from liability for any prior intentional and material breach of any of its representations, warranties, covenants or agreements under the merger agreement.
Expenses
      Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will generally be paid by the party incurring those costs or expenses.
      In addition, we agreed to pay to Sun a termination fee of $133 million if the merger agreement is terminated:

•	by either us or Sun because our stockholders fail to approve the merger at a duly convened special meeting, but only if prior to such termination another acquisition proposal to us emerges and within 12 months we either consummate an acquisition proposal or enter into a definitive agreement regarding an acquisition of StorageTek;

•	by Sun because we change, withdraw or fail to reaffirm our recommendations of the merger, approve, recommend or enter into any competing acquisition proposal, or fail to reject a competing tender offer or exchange offer; or

•	by us in order to enter into an agreement with respect to a superior offer.
Amendment; Waiver
      The merger agreement may be amended by written instrument among Sun, Merger Sub and us, by action taken or authorized by our respective boards of directors, provided, after approval of the merger by our stockholders, no amendment that by law or any relevant stock exchange rules requires further approval by our stockholders may be made without such further stockholder approval.
Accounting Treatment
      The merger will be accounted for by Sun using the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to the fair value of the assets acquired and the liabilities assumed. The excess purchase price over the net of the amounts assigned to the assets acquired and the liabilities assumed will be allocated to goodwill.
Antitrust Matters
      The HSR Act provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and the specified waiting period has expired or has been terminated. We and Sun have made the required filings under the HSR Act and the waiting period has expired.

      In addition, the merger will require filings of notices with competition authorities in the European Union, Japan and South Korea. We and Sun have made the required filings with the competition authority in the European Union and expect to make the required filings with the competition authorities in the other applicable jurisdictions under their respective antitrust laws, and expect the applicable waiting periods to expire, in each case, prior to the effective time of the merger to the extent required.
      The European competition authorities may request from us and/or Sun additional information or documentary material relevant to the merger and conduct further investigations, which may result in extensions of the waiting period until the fourth quarter of 2005 or even the first quarter of 2006 and may delay the consummation of the merger.
      It is possible that other state, local or foreign governmental entities or third parties may seek to challenge the merger. In addition, it is possible that governmental entities having jurisdiction over Sun and us may seek regulatory concessions as conditions for granting approval of the merger. Under the merger agreement, we have both agreed to use our reasonable efforts to take all actions to obtain all necessary regulatory and governmental approvals necessary to complete the merger and to defend any lawsuits or other legal proceedings challenging the merger agreement. Neither we nor Sun is required to divest or enter into any licensing or similar arrangement with respect to any assets or any portion of the business of Sun, StorageTek or any of Sun’s or our respective subsidiaries that would be reasonably likely to materially impact those parties. While we do not expect the closing of the merger to be prevented or materially delayed by any challenge by regulatory authorities within or outside the United States, we can give no assurance that the required regulatory approvals will be obtained on terms that satisfy the conditions to completion of the merger or within the time frame contemplated by Sun and us.
BENEFICIAL OWNERSHIP OF STORAGETEK COMMON STOCK
      The following table sets forth certain information as to all persons who, to the knowledge of StorageTek, were beneficial owners of 5% or more of StorageTek common stock as of March 31, 2005. Unless otherwise indicated, the owner has sole voting and investment power with respect to the shares indicated (other than unissued securities, the ownership of which has been imputed to the owner).

	Number of Shares of
Name and Address of Beneficial Owner	Common Stock
Name of Executive Officer	(Percent of Class)

Dodge & Cox Inc.	14,697,733
555 California Street, 40th Floor,	(13.7%	)
San Francisco, California 94104
Fidelity Investments	8,861,520	(1)
82 Devonshire Street,	(8.2%	)
Boston, Massachusetts 02109
Iridian Asset Management	8,382,625
276 Post Road West,	(7.8%	)
Westport, Connecticut 06880
Putnam Investment Management	7,646,676
One Post Office Square,	(7.1%	)
Boston, Massachusetts 02109
Private Capital Management	6,442,235
8889 Pelican Bay Blvd.,	(6.0%	)
Naples, Florida 34108

(1)	On July 11, 2005, Fidelity Investments filed a Schedule 13G/ A with the SEC stating that its ownership of StorageTek common stock had decreased to less than 5%.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS
      Our common stock is traded on The New York Stock Exchange under the symbol “STK”. The table below sets forth by quarter, since the beginning of our fiscal year 2003, the high and low closing per-share sale price for our common stock on The New York Stock Exchange.

	Market Prices

	High	Low

Fiscal Year 2003
First Quarter	$25.43	$20.00
Second Quarter	$27.00	$20.22
Third Quarter	$27.90	$24.30
Fourth Quarter	$26.71	$22.35
Fiscal Year 2004
First Quarter	$30.41	$25.40
Second Quarter	$28.62	$25.79
Third Quarter	$29.00	$23.14
Fourth Quarter	$31.62	$23.82
Fiscal Year 2005
First Quarter	$33.92	$29.57
Second Quarter	$36.40	$27.22
Third Quarter through July 26, 2005	$36.75	$36.24
      On June 1, 2005, the last full trading day prior to the public announcement of the signing of the merger agreement, the closing price for our common stock on The New York Stock Exchange was $31.23 per share. On July 26, 2005, the most recent practicable date prior to the printing of this proxy statement, the closing price of our common stock on The New York Stock Exchange was $36.75 per share.
      We have not paid any dividends during the past two years.
      The market price for our common stock is subject to fluctuation and stockholders are urged to obtain current market quotations. We cannot give you any assurances as to the future price of or market for our common stock.
FUTURE STOCKHOLDER PROPOSALS
      If the merger is completed, there will be no public stockholders of StorageTek and no public participation in any future meetings of our stockholders. However, if the merger is not completed, we will hold a 2006 annual meeting of stockholders. In that event:

•	Rule 14a-8 under the Exchange Act requires that a stockholder proposal intended to be included in the proxy statement for the 2006 annual meeting be received at our executive offices no later than November 21, 2005. The proposal may be omitted from the annual meeting proxy statement if the submitting stockholder does not meet the applicable requirements under Rule 14a-8; and

•	stockholder proposals for new business or suggestions for nominees to the board of directors submitted outside of Rule 14a-8 must be delivered to our Secretary at our principal executive offices no earlier than December 21, 2005 and no later than January 20, 2006.
WHERE YOU CAN FIND MORE INFORMATION
      Sun and StorageTek file annual, quarterly and special reports, proxy statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers, including Sun and StorageTek, that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov.
ADDITIONAL INFORMATION
      You may vote your shares in advance of the meeting using the Internet, telephone or enclosed proxy card. Please call Georgeson Shareholder Communications, Inc., at (866) 357-4033, if you have any questions about this proxy statement or the merger or need assistance with the voting procedures.
      Requests for additional copies of this proxy statement or proxy cards should be directed to us at the following address:

Storage Technology Corporation
One StorageTek Drive
Louisville, Colorado 80028-4309
Attention: Secretary
Telephone: (303) 673-5151
      If you would like to request additional copies from us, please do so by August 20, 2005 in order to receive them before the special meeting.
      You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated July 27, 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of the proxy statement to stockholders shall not create any implication to the contrary.

ANNEX A
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
SUN MICROSYSTEMS, INC.
STANFORD ACQUISITION CORPORATION
AND
STORAGE TECHNOLOGY CORPORATION
Dated as of June 2, 2005

Annex A-i

Exhibit A     Voting Agreement

Annex A-ii

INDEX OF DEFINED TERMS

Acquisition Proposal	5.3(f)(i)
Acquisition	7.3(b)(iii)
Action of Divestiture	5.6(e)
Agreement	Preamble
Alternative Transaction Announcement	7.1
Bid	2.21
the business of	8.3(a)
Business Day	1.2
Cancellation Payment	1.6(c)
Certificate of Merger	1.2
Certificates	1.8(c)
Change of Recommendation Notice	5.3(d)(iii)
Change of Recommendation	5.3(d)
Closing	1.2
Closing Date	1.2
COBRA	2.16(a)
Code	1.8(d)
Company Balance Sheet	2.4(b)
Company Charter Documents	2.1(b)
Company Common Stock	1.6(a)
Company Disclosure Letter	Article II Preamble
Company Employee Plan	2.16(a)
Company Environmental Permits	2.13(c)
Company Financials	2.4(b)
Company Government Contract	2.21
Company Government Subcontract	2.21
Company Intellectual Property	2.8(a)
Company Material Contract	2.17(a)
Company Options	2.2(c)
Company Preferred Stock	2.2(a)
Company Products	2.8(a)
Company Purchase Plans	1.6(f)
Company Registered Intellectual Property	2.8(a)
Company Rights Agreement	2.2(a)
Company Rights	2.2(a)
Company SEC Reports	2.4(a)
Company Stock Option Plans	2.2(c)
Company Unvested Common Stock	1.6(b)
Company	Preamble
Confidentiality Agreement	5.4(a)
Contract	2.1(a)
Customer Information	2.8(l)
Delaware Law	Recitals
Dissenting Shares	1.7(a)
DOJ	2.3(c)
DOL	2.16(a)
Effect	8.3(c)
Effective Time	1.2
Employee Agreement	2.16(a)
Employee	2.16(a)
End Date	7.1(b)
ERISA Affiliate	2.16(a)
ERISA	2.16(a)
Exchange Act	2.3(c)

Annex A-iii

Exchange Agent	1.8(a)
Exchange Fund	1.8(b)
Export Approvals	2.19(a)
FCPA	2.20
FTC	2.3(c)
GAAP	2.4(b)
Governmental Authorizations	2.10
Governmental Entity	2.3(c)
Hazardous Material	2.13(a)
Hazardous Materials Activities	2.13(b)
HSR Act	2.3(c)
Include, Includes, Including	8.3(a)
Indemnified Parties	5.11(a)
Intellectual Property Rights	2.8(a)
Intellectual Property	2.8(a)
International Employee Plan	2.16(a)
IRS	2.16(a)
Knowledge	8.3(b)
Lease Documents	2.7(b)
Leased Real Property	2.7(a)
Legal Requirements	2.2(e)
Liens	2.1(c)
Material Adverse Effect	8.3(c)
Merger Consideration	1.6(a)
Merger Sub Common Stock	1.6(e)
Merger Sub	Preamble
Merger	1.1
Necessary Consents	2.3(c)
Non-Employee Options	1.6(c)
Open Source	2.8(h)
Option Ratio	5.9(a)
Parent Common Stock	5.1
Parent	Preamble
Pension Plan	2.16(a)
Person	8.3(d)
Proxy Statement	2.22
Registered Intellectual Property	2.8(a)
Returns	2.6(b)(i)
SEC	2.3(c)
Second Request Responses	5.6(a)2.3(c)
Securities Acts	2.4(a)
Shrink-Wrapped Code	2.8(a)
Significant Subsidiary	2.1(b)
Source Code	2.8(a)
Stockholders’ Meeting	5.2(a)
Subsidiary Charter Documents	2.1(b)
Subsidiary	2.1(a)
Superior Offer	5.3(f)(ii)
Surviving Corporation	1.1
Tax	2.6(a)
Taxes	2.6(a)
Termination Fee	7.3(b)(i)
Trade Secrets	2.8(a)
Triggering Event	7.1
Voting Agreements	Recitals
Voting Debt	2.2(d)
WARN	2.16(a)

Annex A-iv

AGREEMENT AND PLAN OF MERGER
      This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 2, 2005, by and among Sun Microsystems, Inc., a Delaware corporation (“Parent”), Stanford Acquisition Corporation, a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), and Storage Technology Corporation, a Delaware corporation (the “Company”).
RECITALS
      A. The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company consummate the business combination and other transactions provided for herein.
      B. The respective Boards of Directors of Merger Sub and the Company have approved, in accordance with the Delaware General Corporation Law (“Delaware Law”), this Agreement and the transactions contemplated hereby, including the Merger.
      C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, all members of the Board of Directors of the Company are entering into a Voting Agreement and irrevocable proxy in substantially the form attached hereto as Exhibit A (the “Voting Agreements”).
      D. The Board of Directors of the Company has resolved to recommend to its stockholders approval and adoption of this Agreement and approval of the Merger.
      E. Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Merger.
      F. Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
      NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
THE MERGER
      1.1     The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”
      1.2     Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date. The closing of the Merger (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.” “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in

San Francisco, California or Denver, Colorado, are authorized or obligated by law or executive order to close.
      1.3     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
      1.4     Certificate of Incorporation and Bylaws. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Storage Technology Corporation” and the Certificate of Incorporation shall be amended so as to comply with Section 5.11(a). Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Bylaws of the Company shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Bylaws; provided, however, that at the Effective Time, the Bylaws shall be amended so as to comply with Section 5.11(a).
      1.5     Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. Unless otherwise determined by Parent prior to the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed. In addition, unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving Corporation shall cause the directors and officers of Merger Sub immediately prior to the Effective Time to be the directors and officers, respectively of each of the Company’s Subsidiaries immediately after the Effective Time, each to hold office as a director or officer of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective bylaws or equivalent organizational documents of each such Subsidiary.
      1.6     Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, the following shall occur:
           (a) Company Common Stock. Each share of the Common Stock, par value $0.10 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(d), will be canceled and extinguished and automatically converted (subject to Section 1.7) into the right to receive an amount of cash equal to $37.00, without interest (such amount of cash hereinafter referred to as the “Merger Consideration”) upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10).
           (b) Repurchase Rights. If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company (“Company Unvested Common Stock”), then, the amounts payable with respect to such shares of Company Unvested Common Stock pursuant to the provisions of Section 1.6(a) shall be withheld and retained by Parent and shall be subject to permanent retention by Parent (i.e., forfeiture by the former

Annex A-2

holder of such shares of Company Unvested Common Stock) on the same terms that governed such Company Unvested Common Stock prior to the Effective Time. Parent shall hold the cash so withheld until such cash is no longer subject to permanent retention by Parent, at which time such withheld cash will be paid to the former holders of the applicable Company Unvested Common Stock on a monthly basis as reasonably determined by Parent.
           (c) Non-Employee Options. At the Effective Time, each Company Option held by any person other than an employee of the Company or any of its Subsidiaries (each such Company Option, a “Non-Employee Option”) that is unexpired, unsettled, unexercised and outstanding immediately prior to the Effective Time shall, on the terms and subject to the conditions set forth in this Agreement, terminate in its entirety at the Effective Time. Non-Employee Options granted under the Company’s Amended and Restated 1995 Equity Participation Plan shall terminate or be settled, as applicable, in accordance with their terms, after the notice period required under such plan, provided such notice period shall expire on the Effective Time, and shall so terminate regardless of whether such Non-Employee Options have been either exercised or unexercised during such notice period (giving effect to any acceleration of vesting resulting from the Merger or non-assumption by Parent). Non-Employee Options granted under the 2004 Long Term Incentive Plan shall terminate or be settled, as applicable, in accordance with their terms, and the holder of each such Non-Employee Option shall be entitled to receive therefor an amount of cash (rounded down to the nearest whole cent) equal to the product of (i) the number of shares of Company Common Stock as to which such Company Option was vested and exercisable immediately prior to the Effective Time (giving effect to any acceleration of vesting resulting from the Merger or non-assumption by Parent), and (ii) the excess, if any, of the per share Merger Consideration over the exercise price, if any, of such Company Option immediately prior to the Effective Time (each such payment, a “Cancellation Payment”). Non-Employee Options granted under the Amended and Restated Stock Option Plan for Nonemployee Directors, shall be terminated after such holder has been provided notice by the Company of such termination, and has agreed to such cancellation in exchange for a Cancellation Payment. Any materials, notifications or consents which are to be submitted to the holders of Non-Employee Options pursuant to this Agreement shall be subject to review and approval by Parent.
           (d) Cancellation of Treasury and Parent Owned Stock. Each share of Company Common Stock held by the Company or Parent or any direct or indirect wholly-owned Subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.
           (e) Capital Stock of Merger Sub. Each share of common stock, no par value, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.
           (f) Employee Stock Options; Employee Stock Purchase Plans. At the Effective Time, all Company Options, other than Non-Employee Options, outstanding under each Company Stock Option Plan shall be assumed by Parent in accordance with Section 5.9. Rights outstanding under the Company’s Employee Stock Purchase Plan and any other employee stock purchase plan of the Company (collectively, the “Company Purchase Plans”) shall be treated as set forth in Section 5.9(c).
           (g) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.
      1.7     Dissenting Shares.
           (a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has not effectively withdrawn or lost such holder’s

Annex A-3

appraisal rights under Section 262 of Delaware Law (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Common Stock set forth in Section 1.6, but the holder thereof shall only be entitled to such rights as are provided by Delaware Law.
           (b) Notwithstanding the provisions of Section 1.7(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Common Stock, as applicable, set forth in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.
           (c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law, and (ii) the opportunity to participate in any negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any holder of Company Common Stock with respect to such demands shall be submitted to Parent in advance and shall not be presented to any holder of Company Common Stock prior to the Company receiving Parent’s consent.
      1.8     Surrender of Certificates.
           (a) Exchange Agent. Parent shall select an institution reasonably satisfactory to the Company to act as the exchange agent (the “Exchange Agent”) for the Merger.
           (b) Parent to Provide Cash. Promptly following the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the Merger Consideration payable pursuant to Section 1.6(a) in exchange for outstanding shares of Company Common Stock. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”
           (c) Exchange Procedures. As soon as reasonably practicable following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.6(a): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash constituting the Merger Consideration. Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of record of such Certificates shall be entitled to receive in exchange therefor the cash constituting the Merger Consideration, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the Merger Consideration into which such shares of Company Common Stock shall have been so converted.
           (d) Required Withholding. Each of the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock or Company Options such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, the amount

Annex A-4

of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.
           (e) No Liability. Notwithstanding anything to the contrary in this Section 1.8, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
           (f) Investment of Exchange Fund. The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to Company stockholders pursuant to this Article I. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Company stockholders pursuant to this Article I shall promptly be paid to Parent.
           (g) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates nine months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise according to the instruction of the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.8 shall after such delivery to the Surviving Corporation, subject to Section 1.8(e), look only to the Surviving Corporation solely as general creditors for the cash constituting the Merger Consideration (which shall not accrue interest) pursuant to Section 1.6(a) with respect to the shares of Company Common Stock formerly represented thereby.
      1.9     No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.
      1.10     Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such cash constituting the Merger Consideration; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
      1.11     Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
      The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter (referencing the appropriate section or subsection; provided, that any information set forth in one section of the disclosure letter shall be deemed to apply to

Annex A-5

each other section or subsection thereof to which its relevance is readily apparent on its face) supplied by the Company to Parent dated as of the date hereof (the “Company Disclosure Letter”), as follows:
      2.1     Organization; Standing and Power; Charter Documents; Subsidiaries.
           (a) Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept) and has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted, except where the failure to be so organized, validly existing and in good standing would not reasonably be expected to have a Material Adverse Effect on the Company. For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation, association, business entity, partnership, limited liability company or other Person of which such party, either alone or together with one or more Subsidiaries or by one or more Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body. For purposes of this Agreement, “Contract” shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.
           (b) Charter Documents. The Company has delivered to Parent (i) a true and correct copy of the certificate of incorporation and bylaws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Significant Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Significant Subsidiary is not in violation of its respective Subsidiary Charter Documents. As used herein, “Significant Subsidiary” shall mean a significant Subsidiary of the Company as determined under Rule 1-02 of Regulation S-X of the SEC.
           (c) Subsidiaries. Section 2.1(c) of the Company Disclosure Letter sets forth each Subsidiary of the Company. The Company is the owner of all of the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary and all such shares have been duly authorized, validly issued and are fully paid and nonassessable, free and clear of all pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever (collectively, “Liens”), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws. Except as set forth in Section 2.1(c) of the Company Disclosure Letter, other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person, except for passive investments of less than 1% in the equity interests of public companies as part of the Company’s cash management program.
      2.2     Capital Structure.
           (a) Capital Stock. The authorized capital stock of Company consists of: (i) 300,000,000 shares of Company Common Stock and (ii) 40,000,000 shares of undesignated preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of May 31, 2005: (i) 107,568,648 shares of Company Common Stock were issued and outstanding (excluding shares of Company Common Stock held by the Company in its treasury) of which 1,436,642 shares were Company Unvested Common Stock, (ii) 8,316,216 shares of Company Common Stock were issued and held by the Company in its treasury and (iii) no shares of Company Preferred Stock were issued or outstanding. No shares of Company Common Stock are owned or held by any Subsidiary of the Company. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to

Annex A-6

preemptive rights created by statute, the Company Charter Documents, or any agreement to which the Company is a party or by which it is bound.
           (b) Company Unvested Common Stock. There are no commitments or agreements of any character to which the Company is bound obligating the Company to waive its right of repurchase or forfeiture with respect to any Company Unvested Common Stock as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events).
           (c) Company Options. As of the close of business on May 31, 2005: (i) 9,947,621 shares of Company Common Stock are issuable upon the exercise of outstanding options to purchase Company Common Stock or upon settlement of restricted stock units or common stock equivalents in the form of Company Common Stock under the Company’s 1987 Equity Participation Plan, Amended and Restated 1995 Equity Participation Plan, 2004 Long Term Incentive Plan and Amended and Restated Stock Option Plan for Non-Employee Directors (collectively, the “Company Stock Option Plans”) (equity or other equity-based awards, whether payable in cash, shares or otherwise granted under or pursuant to the Company Stock Option Plans are referred to in this Agreement as “Company Options”), the weighted average exercise price of such Company Options is $24.62 and 4,219,928 such Company Options are vested and exercisable; (ii) 6,528,501 shares of Company Common Stock are available for future grant under the Company Stock Option Plans and (iii) 3,173,195 shares of Company Common Stock are issuable under the Company Purchase Plans. Section 2.2(c)(i) of the Company Disclosure Letter sets forth a list of each outstanding Non-Employee Option: (a) the particular Company Stock Option Plan (if any) pursuant to which any such Non-Employee Option was granted (b) the name of the holder of such Non-Employee Option, (c) the number of shares of Company Common Stock subject to such Non-Employee Option, (d) the exercise price of such Non-Employee Option, (e) the date on which such Non-Employee Option was granted or issued, (f) the applicable vesting schedule, if any, and the extent to which such Non-Employee Option is vested and exercisable as of the date hereof, and (g) the date on which such Non-Employee Option expires. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans and the Company Purchase Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 2.2(c)(ii) of the Company Disclosure Letter, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). There are no outstanding or authorized stock appreciation, profit participation or other similar rights with respect to the Company.
           (d) Voting Debt. No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof (collectively, “Voting Debt”).
           (e) Other Securities. Except as otherwise set forth in Section 2.2(c) or Section 2.2(e) of the Company Disclosure Letter, as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. Except for shares of Company Unvested Common Stock, there are no outstanding Contracts of the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the

Annex A-7

Company or any of its Subsidiaries and, to the Knowledge of the Company, other than the Voting Agreements and the irrevocable proxies granted pursuant to the Voting Agreements, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. For purposes of this Agreement, “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, directive, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
      2.3     Authority; No Conflict; Necessary Consents.
           (a) Authority. The Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of consummation of the Merger, to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company’s stockholders as contemplated in Section 5.2. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval and adoption of this Agreement and the approval of the Merger by the Company’s stockholders and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock necessary to approve or adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. The Board of Directors of the Company has, by resolution adopted by unanimous vote at a meeting of all Directors duly called and held and not subsequently rescinded or modified in any way (except as is permitted pursuant to Section 5.3(d) hereof) duly (i) determined that the Merger is fair to, and in the best interest of, the Company and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that such matter be submitted to the Company’s stockholders at the Company Stockholders’ Meeting. This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.
           (b) No Conflict. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby, will not (i) conflict with or violate any provision of the Company Charter Documents or any Subsidiary Charter Documents of any Subsidiary of the Company, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company’s stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.3(c), conflict with or violate in any material respect any material Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible) is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any Company Material Contract. Section 2.3(b) of the Company Disclosure Letter also lists any additional consents, waivers and approvals under any of the Company’s or any of its Subsidiary’s Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the

Annex A-8

aggregate not obtained, would reasonably be expected to result in a Material Adverse Effect on the Company.
           (c) Necessary Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) or any other Person is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business, (ii) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the filing of the Notification and Report Forms with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”)and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations identified in Section 2.3(c) of the Company Disclosure Letter, and (iv) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not be material to the Company and its Subsidiaries taken as a whole or Parent and its Subsidiaries taken as a whole or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, waiver, approval, order, authorization, registration, declaration or filing. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (iv) are referred to herein as the “Necessary Consents.”
      2.4     SEC Filings; Financial Statements; Internal Controls.
           (a) SEC Filings. The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2002. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) were prepared (other than preliminary proxy materials) in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. The Company has made available to Parent true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, since January 1, 2002, including all SEC comment letters and responses to such comment letters by or on behalf of the Company. To the Company’s Knowledge, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment. The Company and, to the Knowledge of the Company, each of its officers and directors are in compliance with, and have complied, in each case in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under or pursuant to such act and (ii) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

Annex A-9

           (b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”), including each Company SEC Report filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act), and (iii) fairly and accurately presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated. As of the date hereof, the Company does not intend to restate any of the Company Financials. The balance sheet of the Company contained in the Company SEC Reports as of April 1, 2005 is hereinafter referred to as the “Company Balance Sheet.” Except as disclosed in the Company Financials, since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP, except for (i) liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice and (ii) liabilities that are not reasonably expected to be material to the Company and its Subsidiaries taken as a whole. The Company has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three full years or during the current fiscal year-to-date which was required to be reported to the Company’s Board of Directors. The books and records of the Company and each Subsidiary have been, and are being maintained in all material respects in accordance with applicable legal and accounting requirements and the Financial Statements are consistent with such books and records. Except as set forth in Section 2.4(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).
           (c) Internal Controls. The Company and each of its Significant Subsidiaries has established and maintains, adheres to and enforces a system of internal controls which are effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Company Financials). Neither the Company nor any of its Subsidiaries (including any Employee thereof) nor, to the Company’s Knowledge, the Company’s independent auditors has identified or been made aware of (i) any material weakness in the system of internal controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.
      2.5     Absence of Certain Changes or Events. Except as set forth in Section 2.5 of the Company Disclosure Letter, since the date of the Company Balance Sheet through the date hereof, there has not been, accrued or arisen:
           (a) any Material Adverse Effect on the Company;
           (b) any acquisition by the Company or any Subsidiary of, or agreement by the Company or any Subsidiary to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company;

Annex A-10

           (c) any Contract, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any material joint venture, strategic partnership or alliance;
           (d) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company’s capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements;
           (e) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock;
           (f) any granting by the Company or any of its Subsidiaries, whether orally or in writing, of any increase in compensation or fringe benefits (except for normal increases of cash compensation to current non-officer employees in the ordinary course of business consistent with past practice) or any payment by the Company or any of its Subsidiaries of any bonus (except for bonuses made to current non-officer employees in the ordinary course of business consistent with past practice) or any change by the Company or any of its Subsidiaries of severance, termination or bonus policies and practices or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events;
           (g) any amendment, termination or consent with respect to any Company Material Contract, other than in the ordinary course of business, consistent with past practice;
           (h) entry into any material customer Contract that contains any material non-standard terms, including but not limited to, non-standard discounts, provisions for unpaid future deliverables, non-standard service requirements or future royalty payments other than as is consistent with past practice;
           (i) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP;
           (j) any debt, capital lease or other debt or equity financing transaction by the Company or any of its Subsidiaries or entry into any agreement by the Company or any of its Subsidiaries in connection with any such transaction, except for capital lease and receivables financings entered into in the ordinary course of business consistent with past practice which are not individually or in the aggregate material to the Company and its Subsidiaries taken as a whole;
           (k) any grants of any material refunds, credits, rebates or other allowances by the Company to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;
           (l) any material change in the level of product returns or factors influencing accounts receivable or warranty reserves experienced by the Company or any of its Subsidiaries;
           (m) any material restructuring activities by the Company or any of its Subsidiaries, including any material reductions in force, lease terminations, restructuring of contracts or similar actions;
           (n) any sale, lease, license, encumbrance or other disposition of any properties or assets except the sale, lease, license or disposition of property or assets which are not material, individually or in the aggregate, to the business of the Company or the licenses of current Company Products, in each case, in the ordinary course of business and in a manner consistent with past practice;
           (o) any loan or extension of credit by the Company or any of its Subsidiaries to any Person other than in the ordinary course of business and in a manner consistent with past practice;

Annex A-11

           (p) any material purchases of fixed assets, spares or other long-term assets other than in the ordinary course of business and in a manner consistent with past practice;
           (q) adoption of or change in any material election in respect of Taxes, adoption or change in any material accounting method in respect of Taxes, agreement or settlement of any material claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes;
           (r) any material revaluation, or any indication that such a revaluation was merited under GAAP, by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory, spares, long term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice; or
           (s) any significant deficiency or material weakness identified in the system of internal controls utilized by the Company and its Subsidiaries.
      2.6     Taxes.
           (a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.
           (b) Tax Returns and Audits.
                (i) The Company and each of its Significant Subsidiaries have (a) timely filed or caused to be filed all federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to material Taxes required to be filed by the Company or any of its Significant Subsidiaries, and such Returns are true and correct and have been completed in accordance with applicable Legal Requirements in all material respects and (b) timely paid or withheld (and timely paid over any withheld amounts to the appropriate Governmental Entity) all material Taxes required to be paid or withheld whether or not shown as due on any Return, other than material Taxes for which an adequate reserve has been accrued or established on the Company Financials.
                (ii) Neither the Company nor any of its Subsidiaries has any material Tax deficiency outstanding, assessed or proposed in writing against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
                (iii) No audit or other examination of any Return of the Company or any of its Subsidiaries relating to any material Tax is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.
                (iv) No material adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed by any Tax authority to the Company or any of its Subsidiaries or any representative thereof that remains unpaid.
                (v) Neither the Company nor any of its Significant Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock occurring during the last three (3) years intended to qualify for tax-free treatment under Section 355 of the Code.

Annex A-12

                (vi) None of the Company or any of its Subsidiaries has engaged in a transaction that the Internal Revenue Service has identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).
                (vii) The Company and its Significant Subsidiaries are in compliance in all material respects with all terms and conditions of any material Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non-U.S. government and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.
           (c) Executive Compensation Tax. Except as set forth in Section 2.6(c) of the Company Disclosure Letter, there is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Employee of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.
      2.7     Title to Properties.
           (a) Properties. Section 2.7(a)(i) of the Company Disclosure Letter sets forth a list of all real property currently owned by the Company or any of its Subsidiaries (the “Owned Real Property”). Except for the Owned Real Property currently owned by the Company or its Subsidiaries, neither the Company nor any of its Subsidiaries has owned any real property during the last five years. Section 2.7(a)(ii) of the Company Disclosure Letter sets forth a list of all real property currently leased, licensed or subleased by the Company or any of its Significant Subsidiaries and any other material real property currently leased, licensed or subleased by any of the Company’s Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”). The Owned Real Property and the Leased Real Property shall be collectively referred to herein as the “Real Property”. All such current leases which are material to the Company and its Subsidiaries taken as a whole are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default). Except as set forth in Section 2.7(a)(iii)of the Company Disclosure Letter, no parties other than the Company or any of its Subsidiaries have a right to occupy any material Real Property. Neither the Company nor any of its Subsidiaries will be required to incur any material cost or expense for any restoration or surrender obligations, or any other costs otherwise qualifying as asset retirement obligations under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 143 “Accounting for Asset Retirement Obligations,” upon the expiration or earlier termination of any leases or other occupancy agreements for the Real Property.
           (b) Documents. The Company has made available to Parent true, correct and complete copies of all material leases, lease guaranties, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Real Property, including all amendments, terminations and modifications thereof (“Lease Documents”); and there are no other Lease Documents affecting the Real Property or to which the Company or any of its Subsidiaries is bound, other than those identified in Section 2.7(b) of the Company Disclosure Letter.
           (c) Owned Real Property. The Company or its Subsidiaries owns the Owned Real Property free and clear of all Liens, except for Liens for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which reserves have been established in accordance with GAAP or for Liens which do not in any material respect detract from the value or interfere with the present use of the property subject thereto or affected thereby.
           (d) Valid Title. The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens except (i) as reflected in the Company Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not in any material respect detract

Annex A-13

from the value or interfere with the present use of the property subject thereto or affected thereby. The rights, properties and assets presently owned, leased or licensed by the Company and its Subsidiaries include all rights, properties and assets necessary to permit the Company and its Subsidiaries to conduct their business in all material respects in the same manner as their businesses have been conducted prior to the date hereof.
      2.8     Intellectual Property.
           (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
                “Company Intellectual Property” shall mean any and all Intellectual Property and Intellectual Property Rights that are owned by or exclusively licensed to, the Company or its Subsidiaries.
                “Company Products” shall mean all products, technologies and services developed (including products, technologies and services under development), owned, made, provided, distributed, imported, sold or licensed by or on behalf of the Company and any of its Subsidiaries.
                “Company Registered Intellectual Property” shall mean the applications, registrations and filings for material Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded, and that have not been abandoned, with or by any Governmental Entity by or in the name of the Company or any of its Subsidiaries.
                “Intellectual Property” shall mean any or all of the following (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.
                “Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents, patent applications and inventors’ certificates, (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (iii) the protection of trade and industrial secrets and confidential information (“Trade Secrets”), (iv) other proprietary rights relating to intangible intellectual property, (v) trademarks, trade names and service marks, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (vii) analogous rights to those set forth above, including the right to enforce and recover remedies for any of the foregoing.
                “Shrink-Wrapped Code” means generally commercially available software code (other than development tools and development environments) where available for a cost of not more than U.S. $10,000 for a perpetual license for a single user or work station (or $75,000 in the aggregate for all users and work stations).
                “Source Code” shall mean computer software and code, in form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.
           (b) No Default/ No Conflict. All Contracts relating to either (i) Company Intellectual Property that is material to the business of the Company as conducted as of or prior to the Closing Date, or (ii) Intellectual Property or Intellectual Property Rights of a third Person licensed to the Company or any of its Subsidiaries that is material to the business of the Company as conducted as of or prior to the Closing Date, are in full force and effect, and enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the

Annex A-14

rights and remedies of creditors generally and to general principles of equity. The consummation of the transactions contemplated by this Agreement will neither materially violate nor by their terms result in the material breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, such Contracts. Each of the Company and its Subsidiaries is in material compliance with, and has not materially breached any term of any such Contracts and, to the Knowledge of the Company, all other parties to such Contracts are in compliance with, and have not materially breached any term of, such Contracts. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company’s and its Subsidiaries’ material rights under such Contracts to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay.
           (c) No Infringement. The operation of the business of the Company and its Subsidiaries as conducted as of or prior to the Closing Date , including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of any Company Product does not materially infringe or misappropriate any Intellectual Property Rights of any Person, violate any right to privacy or publicity, or constitute unfair competition or trade practices under the laws of any jurisdiction.
           (d) Notice. Except as set forth in Section 2.8(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received in the last three years written notice (which notice has not been rescinded) from any Person claiming that any Company Product or Company Intellectual Property materially infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).
           (e) Transaction. Neither this Agreement nor the transactions contemplated by this Agreement, including any assignment to Parent by operation of law as a result of the Merger of any contracts or agreements to which the Company or any of its Subsidiaries is a party, will result in: (i) Parent, any of its subsidiaries or the Surviving Corporation granting to any third party any incremental right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them, (ii) Parent, any of its subsidiaries or the Surviving Corporation, being bound by, or subject to, any incremental non-compete or other incremental material restriction on the operation or scope of their respective businesses, or (iii) Parent, any of its subsidiaries or the Surviving Corporation being obligated to pay any incremental royalties or other material amounts, or offer any incremental discounts, to any third party. As used in this Section 2.8(e), an “incremental” right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess of the rights, non-competes, restrictions, royalties or discounts payable that would have been required to be offered or granted, as applicable, had the parties not entered into this agreement or consummated the transactions contemplated hereby.
           (f) Intellectual Property. Each of the Company and its Subsidiaries has taken commercially reasonable steps to obtain, maintain and protect the Company Intellectual Property. Without limiting the foregoing, each of the Company and its Subsidiaries has, and enforces, a policy requiring each current and former employee, consultant and contractor to execute sufficient proprietary information and confidentiality agreements and there has been no material deviation from the policy described in the previous sentence in the past five years with respect to any current or former employees, consultants and contractors of the Company or any Subsidiary that have created any material Company Intellectual Property. Section 2.8(f) of the Company Disclosure Letter lists all Company Registered Intellectual Property.
           (g) No Order. No Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, settlement agreement, forbearance to sue, consent, stipulation or similar obligation that restricts in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.
           (h) Open Source. Each of the Company and its Subsidiaries has established a commercially reasonable policy that is designed: (i) to identify software obtained by Company under open source, public

Annex A-15

source, or freeware software licenses, including any version of any software licensed pursuant to any GNU general public license or limited general public license or other software that is licensed pursuant to a license that purports to require the distribution of or access to Source Code or purports to restrict one’s ability to charge for distribution of or to use software for commercial purposes (collectively “Open Source”), used in, incorporated into, integrated or bundled with, or used in the development or compilation of, any current Company Products, and (ii) to avoid the unintended release of the source code of the Company’s Intellectual Property. Section 2.8(h) of the Company Disclosure Letter sets forth a list of all material Open Source that is included in, or provided or distributed with any current Company Product. There has been no material deviation from or violation of the Company’s policies with respect to Open Source.
           (i) Source Code. Except for Contracts entered into in the ordinary course of business, Section 2.8(i) of the Company Disclosure Letter identifies each Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow agent or any other Person, any Source Code that is Company Intellectual Property, and describes whether the execution of this Agreement or any of the other transactions contemplated by this Agreement, could reasonably result in a release from escrow of any Source Code that is Company Intellectual Property and the grant of incremental rights to a Person with regard to such Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, any of its Subsidiaries or any Person acting on their behalf to any Person of any Source Code that is Company Intellectual Property under any Contract listed in Section 2.8(i) of the Company Disclosure Letter.
           (j) Licenses-In. Other than (i) licenses to Shrink-Wrapped Code, (ii) licenses to Open Source as set forth in Section 2.8(h) of the Company Disclosure Letter and (iii) non-disclosure agreements entered into in the ordinary course of business, Section 2.8(j) of the Company Disclosure Letter lists all Contracts that are material to the business of the Company to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has been granted or provided any material rights to Intellectual Property or Intellectual Property Rights by a third party.
           (k) Licenses-Out. Other than (i) written non-disclosure agreements and (ii) non-exclusive licenses and related agreements with respect thereto (including software and maintenance and support agreements) of current Company Products to end-users (in each case, pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard form(s) (as such form(s) existed at the time of such licenses or agreements), Section 2.8(k) of the Company Disclosure Letter lists all contracts, licenses and agreements related to Company Intellectual Property or Company Products to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has generated more than $5,000,000 in revenue in a fiscal quarter in any of the last three fiscal years.
           (l) Customer Information. The Company and each of its Subsidiaries has ownership, free and clear of any Liens or the right to use, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the “Customer Information”). No person other than the Company, its wholly owned Subsidiaries, or Persons distributing Company Products through channels (whether by way of sales, licensing, leasing or otherwise) possess any claims or rights with respect to use of the Customer Information.
      2.9     Restrictions on Business Activities. Except as set forth in Section 2.9 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is party to or bound by any Contract containing any covenant (a) limiting in any material respect the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any material Company Intellectual Property or compete with any Person in any material line of business, (b) granting any exclusive distribution rights, or (c) otherwise material and adverse to the right of the Company and its Subsidiaries to sell, distribute or manufacture any Company Products or material Company Intellectual Property or to purchase or

Annex A-16

otherwise obtain any material software, components, parts or subassemblies. Section 2.9 of the Company Disclosure Letter lists any Contract between the Company or any of its Subsidiaries with one of the Company’s top 25 customers by revenue for the last fiscal year that provides “most favored nation” or other preferential pricing terms for current Company Products. Except as set forth on Section 2.9 of the Company Disclosure Letter, neither the Company nor any of its Significant Subsidiaries is party to or bound by any Contract with one of the Company’s top 25 customers by revenue for the last fiscal year containing any covenant providing any third party preferential pricing terms for current Company Products and granting such third party any of the following rights: (i) the right to audit Company records and contracts for the purpose of invoking a preferential pricing or “most favored nation” clause; (ii) the right to receive preferential pricing despite purchasing lower volumes of Company Product or purchasing Company Products pursuant to contractual terms that are dissimilar to those of other Company customers; or (iii) the right to receive retroactive credits or other liquidated damages in the event Company breaches such preferential pricing terms.
      2.10     Governmental Authorizations. Each material consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Significant Subsidiaries currently operates or holds any material interest in any of their respective material properties, or (ii) which is required for the operation of the Company’s or any of its Significant Subsidiaries’ business as currently conducted or the holding of any such interest (collectively, “Governmental Authorizations”) has been issued or granted to the Company or any of its Subsidiaries, as the case may be. The Governmental Authorizations are in full force and effect. As of the date hereof, no suspension or cancellation of any of the Governmental Authorizations is pending or, to the Knowledge of the Company, threatened. The Company and its Significant Subsidiaries are in compliance in all material respects with the terms of the Governmental Authorizations. The Subsidiaries of the Company that are not Significant Subsidiaries hold and are in compliance with all consents, licenses, permits, grants or other authorizations necessary for the conduct of their business except as would not reasonably be expected to result in a Material Adverse Effect on the Company.
      2.11     Litigation. Except as set forth in Section 2.11 of the Company Disclosure Letter, there is no material action, suit, claim or proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible). Except as set forth in Section 2.11 of the Company Disclosure Letter, there is no material investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible) by or before any Governmental Entity. Except as set forth in Section 2.11 of the Company Disclosure Letter, there has not been since January 1, 2003, nor are there currently, any internal investigations or inquiries being conducted by the Company, the Company’s Board of Directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.
      2.12     Compliance with Laws. Neither the Company nor any of its Significant Subsidiaries is in violation or default in any material respect of any Legal Requirements applicable in any material respect to the Company or any of its Significant Subsidiaries or by which the Company or any of its Significant Subsidiaries or any of their respective properties is bound or affected. None of the Company’s Subsidiaries that are not Significant Subsidiaries is in violation or default of any Legal Requirements applicable to such Subsidiary or by which it or its properties is bound or affected, except as would not reasonably be expected to have a Material Adverse Effect on the Company. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Significant Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Significant Subsidiaries in such a way as to be material and adverse to the Company and its Subsidiaries, taken as a whole. There is no agreement, judgment, injunction, order or decree binding upon any Subsidiary of the Company that is not a Significant Subsidiary which would reasonably be expected to have a Material Adverse Effect on the Company.

Annex A-17

      2.13     Environmental Matters.
           (a) Hazardous Material. Except as would not be reasonably likely to result in a material liability to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has: (i) operated any underground storage tanks at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased, or (ii) released any amount of any substance that has been designated by any Governmental Entity or by applicable foreign, federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, toxic mold, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained, (a “Hazardous Material”). Except as would not be reasonably likely to result in a material liability to the Company or any of its Subsidiaries, no Hazardous Materials are present, as a result of the actions of the Company or any of its Subsidiaries, or, to the Company’s Knowledge, as a result of any actions of any affiliate of the Company or any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased. Neither the Company nor any of its Subsidiaries currently sells any material products for which it is required to pay a waste fee under California law. To the Knowledge of the Company, there are no facts or circumstances likely to prevent or delay the ability of the Company or any of its Subsidiaries to comply in all material respects, when required, with the Restrictions on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (2002/95/ EC) Directive and the Waste Electrical and Electronic Equipment Directive (2002/96/ EC).
           (b) Hazardous Materials Activities. Neither the Company nor any of its Subsidiaries has transported, stored, used, recycled, manufactured, disposed of, released, removed or exposed its Employees or others to Hazardous Materials or manufactured or distributed for sale any product containing a Hazardous Material (collectively “Hazardous Materials Activities”) in violation in any material respect of any Legal Requirement or in a manner which has caused or could reasonably be expected to cause a material adverse health effect to any such person.
           (c) Permits. The Company and its Subsidiaries currently hold all Permits necessary for the conduct of their Hazardous Material Activities as such activities and businesses are currently being conducted (the “Company Environmental Permits”), except for Permits, the absence of which could not reasonably be expected to result in a material liability for the Company or any of its Subsidiaries.
           (d) Environmental Liabilities. No legal action, governmental proceeding, permit revocation proceeding, permit amendment procedure, writ, injunction or claim is pending, or to the Company’s Knowledge threatened against the Company or any of its Subsidiaries concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its Subsidiaries. The Company is not aware of any fact or circumstance, which could result in any environmental liability which could reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. Except as would not be reasonably likely to result in a material liability to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries have entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of the Hazardous Materials Activities or environmental liabilities of the Company, any of its Subsidiaries or of any other Person.
      2.14     Brokers’ and Finders’ Fees. Except for fees payable to Evercore Financial Advisors LLC pursuant to an engagement letter dated May 16, 2005, a copy of which has been provided to Parent, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated

Annex A-18

hereby, nor has the Company or any of its Subsidiaries entered into any indemnification agreement or arrangement with any Person in connection with this Agreement and the transactions contemplated hereby.
      2.15     Transactions with Affiliates. Except as set forth in the Company SEC Reports, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.
      2.16     Employee Benefit Plans and Compensation.
           (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
                “Company Employee Plan” shall mean any material plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate has or may have any liability or obligation and any International Employee Plan.
                “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
                “DOL” shall mean the United States Department of Labor.
                “Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company, any of its Subsidiaries or any ERISA Affiliate.
                “Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter which provides for any term of employment other than employment at will or any agreement providing for acceleration of Company Options or Company Unvested Common Stock, or any other agreement providing for compensation or benefits) between the Company, any of its Subsidiaries or any ERISA Affiliate and any director or any Employee pursuant to which the Company or any of its Subsidiaries has or may have any current or future liabilities or obligations in an amount that exceeds $150,000.
                “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
                “ERISA Affiliate” shall mean any other Person under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
                “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.
                “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company, any of its Subsidiaries or any ERISA Affiliate, whether formally or informally, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.
                “IRS” shall mean the United States Internal Revenue Service.
                “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

Annex A-19

                “WARN” shall mean the Worker Adjustment and Retraining Notification Act.
           (b) Schedule. Section 2.16(b)(i) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement.
           (c) Documents. The Company and each of its Subsidiaries has made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company or any of its Subsidiaries, (vii) all material correspondence to or from any governmental agency relating to any Company Employee Plan, (viii) forms of COBRA notices and related outsourcing contracts, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three most recent plan years, (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan, (xii) forms of HIPAA Privacy Notices and forms of Business Associate Agreements to the extent required under HIPAA and (xiii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.
           (d) Employee Plan Compliance.
                (i) The Company and each of its Subsidiaries has performed all material obligations required to be performed by them under, is not in default or violation in any material respect of, and the Company and each of its Subsidiaries has no Knowledge of any material default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. Except as set forth in Section 2.16(d)(i) of the Company Disclosure Letter, to the Knowledge of the Company, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan.
                (ii) Except as set forth in Section 2.16(d)(ii) of the Company Disclosure Letter, there are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company, any of its Subsidiaries or any ERISA Affiliate (other than ordinary administration expenses or with respect to benefits previously earned, vested or accrued thereunder).
                (iii) There are no audits, inquiries or proceedings pending or to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

Annex A-20

                (iv) The Company and each of its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.
           (e) No Pension Plan. Neither the Company, any of its Subsidiaries nor any current or former ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.
           (f) Self-Funded Welfare Plan. Except as set forth in Section 2.16(f) of the Company Disclosure Letter, the latest financial or actuarial valuation of the Company’s self-funded medical and dental plans discloses that, as of the effective date of the valuation, the aggregate value of the premiums charged or accrued for such medical and dental plans is equal to or greater than the aggregate value of its liabilities assessed on an ongoing basis and calculated in accordance with the actuarial methods and assumptions used in such valuation pursuant to applicable Legal Requirements and GAAP.
           (g) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company, any of its Subsidiaries or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or any plan described in Section 413 of the Code.
           (h) No Post-Employment Obligations. Except as set forth in Section 2.16(h) of the Company Disclosure Letter, no Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination or retiree life insurance, health or other employee welfare benefits, except to the extent required by statute.
           (i) Effect of Transaction. Except as set forth in Section 2.16(i) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any Subsidiary or (iv) result in the acceleration of the time of payment or vesting of any such benefits (including with regard to Company Options) except as required under Section 411(d)(3) of the Code.
           (j) Parachute Payments; 409A. Except as set forth in Section 2.16(j)(i) of the Company Disclosure Letter, there is no agreement, plan, arrangement or other contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as an excess “parachute payment” within the meaning of Section (b)(2) of the Code. Except as set forth in Section 2.16(j)(ii) of the Company Disclosure Letter, there is no agreement, plan, arrangement or other contract by which the Company or any of its Subsidiaries is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 2.16(j)(iii) of the Company Disclosure Letter lists all persons who the Company reasonably believes are “disqualified individuals” (within the meaning of Section of the Code and the regulations promulgated thereunder) as determined as of the date hereof. Except as set forth in Section 2.16(j)(iv) of the Company Disclosure Letter, the Company is not party to any contract, agreement or arrangement that is a “nonqualified deferred compensation plan” subject to Section of the Code. Prior to the date of this Agreement, the Company has not undergone a change in ownership or effective control as defined in Section of the Code and the regulations promulgated thereunder.

Annex A-21

           (k) Employment Matters. Except as is not reasonably likely to result in a material liability to the Company, the Company and each of its Subsidiaries is in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms, conditions and classifications of employment, employee safety and health and wages and hours, and in each case, with respect to Employees (i) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (ii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as set forth in Section 2.16(k) of the Company Disclosure Letter, there are no actions, suits, claims or administrative matters pending, or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company, any of its Subsidiaries, or any of their Employees relating to any Employee, Employee Agreement or Company Employee Plan. Except as is not reasonably likely to result in a material liability to the Company, there are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy. Except as set forth in Section 2.16(k) of the Company Disclosure Letter, the services provided by each of the Company’s, each Subsidiary’s and their ERISA Affiliates’ Employees are terminable at the will of the Company and its ERISA Affiliates.
           (l) Labor. No work stoppage or labor strike against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company threatened. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Section 2.16(l) of the Company Disclosure Letter, there are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Within the past year, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied, and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local law.
           (m) International Employee Plan. Except as (i) is not reasonably likely to result in a material liability to the Company; (ii) is required under any Legal Requirements; or (iii) otherwise set forth in Section 2.16(m)(i) of the Company Disclosure Letter, the foregoing representations contained in Sections 2.16(d) through 2.16(l) are accurate with respect to Employees located outside the United States and International Employee Plans. Except as is not reasonably likely to result in a material liability to the Company, each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Except as set forth in Section 2.16(m)(ii) of the Company Disclosure Letter, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as is (i) not reasonably likely to result in a material liability to the Company or (ii) required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason.

Annex A-22

      2.17     Contracts.
           (a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which it or its assets are bound:
                (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;
                (ii) any employment, contractor or consulting Contract with any executive officer or other employee of the Company earning an annual salary in excess of $150,000 or member of the Company’s Board of Directors, other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company;
                (iii) any Contract or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events);
                (iv) any agreement of indemnification or any guaranty (other than any agreement of indemnification or guaranty entered into (i) by the Company guaranteeing obligations of its wholly-owned Subsidiaries in the ordinary course of business or (ii) in connection with the sale or license of Company Products in the ordinary course of business);
                (v) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of a material amount of assets or any interest in any other Person or business enterprise other than the Company’s Subsidiaries not in the ordinary course of business;
                (vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the ordinary course of business;
                (vii) any material Lease Document;
                (viii) any material settlement agreement entered into within two years prior to the date of this Agreement or which otherwise contains continuing material obligations of the Company or any of its Significant Subsidiaries;
                (ix) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which could reasonably be expected to have a Material Adverse Effect on the Company; or
                (x) any other Contract with any obligations to make payments or entitlement to receive payments on behalf of the Company or any of its Subsidiaries of $20 million or more.
           (b) Schedule. Section 2.17(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or is bound by as of the date hereof which are described in Sections 2.17(a)(i) through 2.17(a)(x) hereof, setting forth for each such Company Material Contract, the subsections of Section 2.17(a) applicable to such Company Material Contract.
           (c) No Breach. All Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except in

Annex A-23

each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.
      2.18     Insurance. Company has delivered to Parent true, correct and accurate summaries of all insurance policies and fidelity bonds material to the business of the Company. Except as set forth on Section 2.18 of the Company Disclosure Letter, there is no material claim by the Company or any of its Subsidiaries pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.
      2.19     Export Control Laws. The Company and each of its Subsidiaries has at all times as to which the applicable statute of limitations has not yet expired, conducted its export transactions materially in accordance with (i) all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts material business. Without limiting the foregoing:
           (a) The Company and each of its Subsidiaries has obtained, and is in material compliance with, all material export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (i) the export and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);
           (b) There are no pending or, to the Company’s Knowledge, threatened claims against the Company or any Subsidiary with respect to such Export Approvals;
           (c) To the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that may give rise to any future claims; and
           (d) No Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost.
      2.20     Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Legal Requirements applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United Sates (collectively, the “FCPA”), or, to the Company’s Knowledge, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly, except for any of the foregoing which is no longer subject to potential claims of violation as a result of the expiration of the applicable statute of limitations. The Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.
      2.21     Government Contracts. With respect to each Contract between the Company or any Significant Subsidiary of the Company, on the one hand, and any U.S. federal or Chinese governmental entity, on the other hand, and each outstanding bid, quotation or proposal by the Company or any Significant Subsidiary of the Company (each, a “Bid”) that if accepted or awarded could lead to a Contract between the Company or any Significant Subsidiary of the Company, on the one hand, and any U.S. federal or Chinese governmental entity, on the other hand, (each such Contract or Bid, a “Company Government Contract”) and each Contract between the Company or any Significant Subsidiary of the Company, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such person and any U.S. federal or Chinese governmental entity, and each outstanding Bid that if accepted or awarded could lead to a Contract between the Company or a

Annex A-24

Significant Subsidiary of the Company, on the one hand, and a prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such person and any U.S. federal or Chinese governmental entity (each such Contract or Bid, a “Company Government Subcontract”):
           (a) Each such Company Government Contract or Company Government Subcontract (other than Bids) was, to the Knowledge of the Company, legally awarded, is binding on the parties thereto, and is in full force and effect, except any failure to be legally awarded or in full force and effect that, individually or in the aggregate, is not reasonably likely to result in a material liability to the Company and its Subsidiaries taken as a whole.
           (b) There is no material action, suit, claim or proceeding pending or, to the Knowledge of the Company, threatened, in connection with any Company Government Contract or Company Government Subcontract, against the Company or any of its Subsidiaries alleging fraud or under the United States False Claims Act, the United States Procurement Integrity Act or the United States Truth in Negotiations Act. Neither the Company, any Company Subsidiary or any cost incurred by the Company or any Company Subsidiary pertaining to a Company Government Contract or Company Government Subcontract is the subject of any audit or, to the Knowledge of the Company, investigation or has been disallowed by any Governmental Entity, except any investigation, audit or disallowance (i) that, individually or in the aggregate, is not reasonably likely to result in a material liability to the Company and its Subsidiaries taken as a whole or (ii) which commenced prior to the three year period prior to the date hereof and is closed and no longer pending.
           (c) The Company and the Significant Subsidiaries have complied in all material respects with all requirements of the Company Government Contracts or Company Government Subcontracts and any material Legal Requirement relating to the safeguarding of, and access to, classified information. The Company is not aware of any facts that are reasonably likely to give rise to the revocation of any security clearance of the Company, any Company Subsidiary or any Employee of the Company or any Company Subsidiary, except any revocation that, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the Company
      2.22     Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the preliminary and definitive proxy statements to be filed by the Company with the SEC in connection with the Merger (collectively, the “Proxy Statement”) will, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which is required to be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.
      2.23     Fairness Opinion. The Company’s Board of Directors has received an opinion from Evercore Group Inc., dated as of June 2, 2005, a copy of which will promptly be delivered to Parent, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Company Common Stock pursuant to this Agreement is fair from a financial point of view to the holders of Company Common Stock.
      2.24     Takeover Statutes and Rights Plans. The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203), and any other similar Legal Requirement, will not apply to Parent during the pendency of this Agreement, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. The

Annex A-25

Company does not have in effect any “poison pill” or similar plan or agreement which could have a dilutive or otherwise adverse effect on Parent as a result of consummation of the transactions contemplated hereby.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUB
      Parent and Merger Sub represent and warrant to the Company as follows:
      3.1     Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware.
      3.2     Authority; No Conflict; Necessary Consents.
           (a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other action is required on the part of Parent and Merger Sub to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery of this Agreement by the Company, constitutes the valid and binding obligations of Parent, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.
           (b) No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, will not (i) conflict with or violate any provision of their respective certificates of incorporation or bylaws, (ii) subject to compliance with the requirements set forth in Section 3.2(c), conflict with or violate any material Legal Requirement applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible) is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub pursuant to, any contract filed with the SEC by Parent pursuant to Item 601(b)(10) of Regulation S-K of the SEC; except, in the case of each of the preceding clauses (i), (ii) and (iii) for any conflict, violation, beach, default, impairment, alteration, giving of rights or Lien which would not materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of such conflict, violation, beach, default, impairment, alteration, giving of rights or Lien.
           (c) Necessary Consents. No consent, approval, order, authorization, registration, declaration or filing with any Governmental Entity, or any third party, is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the Necessary Consents; and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filing.

Annex A-26

      3.3     Capital Resources. Parent has, and will have available to it upon the consummation of the Merger, sufficient capital resources to pay the Merger Consideration and to consummate all of the transactions contemplated by this Agreement.
      3.4     Information Supplied. The information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement, will not contain, on the date of the mailing to the Company’s stockholders and at the time of the Stockholders’ Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event relating to Parent or any of its Affiliates, officers or directors should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in the Proxy Statement.
      3.5     Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted and will conduct its operations prior to the Effective Time only as contemplated hereby.
ARTICLE IV
CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME
      4.1     Conduct of Business by the Company.
           (a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its Subsidiaries shall, except as otherwise expressly contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing, (i) carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, (ii) pay its debts and taxes when due, pay or perform other material obligations when due, and (iii) adopt and implement a communications plan in consultation with Parent intended to (x) preserve intact its present business organization, (y) keep available the services of its present executive officers and Employees, and (z) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings. In addition, the Company shall promptly notify in writing Parent of any material adverse event involving its business or operations.
           (b) Required Consent. Without limiting the generality of Section 4.1(a), except as permitted by the terms of this Agreement, and except as provided in Section 4.1(b) of the Company Disclosure Letter, without the prior written consent of Parent, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:
                (i) Enter into any new line of business material to it and its Subsidiaries taken as a whole;
                (ii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than any such transaction by a wholly-owned Subsidiary of it that remains a wholly-owned Subsidiary of it after consummation of such transaction, in the ordinary course of business consistent with past practice;
                (iii) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except repurchases of Company Unvested Common Stock at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

Annex A-27

                (iv) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or subscriptions, rights (including stock appreciation rights whether settled in cash or shares of Company Common Stock), warrants or options to acquire any shares of capital stock or Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than: (A) issuances of Company Common Stock upon the exercise of Company Options existing on the date hereof or granted pursuant to clause (C) hereof in accordance with their present terms (or terms at the time of grant in the case of grants made pursuant to clause (C) hereof); (B) issuance of shares of Company Common Stock to participants in the Company Purchase Plan pursuant to the terms thereof; and (C) grants of stock options or other stock based awards to employees of the Company or its Subsidiaries (other than executive officers and members of senior management) to acquire, individually, up to 10,000 shares (as adjusted for stock splits and the like) of Company Common Stock and, in the aggregate, up to 200,000 shares (as adjusted for stock splits and the like) of Company Common Stock in any 30-day period, granted under the Company Stock Option Plans, in each case in the ordinary course of business consistent with past practices in connection with ordinary course promotions or to new hires and which options or stock based awards have a vesting schedule no more favorable than ratable monthly installments that vest over not less than four years and do not accelerate, or become subject to acceleration, directly or indirectly, as a result of this Agreement, the approval or consummation of the Merger and/or termination of employment following or in connection with the Merger;
                (v) Cause, permit or propose any amendments to the Company Charter Documents or any of the Subsidiary Charter Documents of the Company’s Subsidiaries;
                (vi) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;
                (vii) Enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any material joint venture, strategic partnership or alliance;
                (viii) Sell, lease, license, encumber or otherwise dispose of any properties or assets except the sale, lease, license, encumbrance or disposition of property or assets which are not material, individually or in the aggregate, to the business of Company or the licenses of current Company Products, in each case, in the ordinary course of business and in a manner consistent with past practice;
                (ix) Effect any material restructuring activities by the Company or any of its Subsidiaries, including any material reductions in force, lease terminations, restructuring of contracts or similar actions;
                (x) Make any loans, advances or capital contributions to, or investments in, any other Person, other than: (a) loans or investments by the Company or a wholly-owned Subsidiary of the Company to or in the Company or any wholly-owned Subsidiary of the Company, or (b) employee loans or advances for travel and entertainment expenses made in the ordinary course of business consistent with past practices;
                (xi) Except as required by concurrent changes in GAAP or the SEC as concurred in by its independent auditors, make any change in its methods or principles of accounting or revalue any of its assets;
                (xii) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement or settle any material claim or assessment in respect of Taxes or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, in each case that would adversely affect the Company or its Subsidiaries, or Parent or its Subsidiaries after the Closing;

Annex A-28

                (xiii) Except in the ordinary course of business consistent with past practice, enter into any licensing, distribution, supply, procurement, manufacturing, marketing, OEM, VAR, system integrator, system outsourcer or other similar contracts, agreements, or obligations which either (a) may not be canceled without penalty by the Company or its Subsidiaries upon notice of 30 days or less and which provide for express payments by or to the Company or its Subsidiaries in an amount in excess of $20 million in any one year or (b) which involve any exclusive terms of any kind which are binding on the Company or any of its Subsidiaries;
                (xiv) Cancel or terminate without reasonable substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies on substantially the same terms as in effect on the date hereof;
                (xv) Commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or any Subsidiary or relating to any of their businesses, properties or assets, other than settlements with prejudice entered into in the ordinary course of business and requiring of the Company and its Subsidiaries only the payment of monetary damages not exceeding $250,000, net of any insurance payments received by the Company;
                (xvi) Except as required by Legal Requirements or Contracts currently binding on the Company or its Subsidiaries, (1) increase in any manner the amount of compensation or fringe benefits of, pay or grant any bonus, change of control, severance or termination pay to any Employee or director of the Company or any Subsidiary of the Company, (2) adopt or amend any Company Employee Plan or make any contribution, other than regularly scheduled contributions, to any Company Employee Plan, (3) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of Company Options or Company Unvested Common Stock, or reprice any Company Options or authorize cash payments in exchange for any Company Options, or (4) enter into any Employee Agreement or indemnification agreement with any Employee (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”) or enter into any collectively bargained agreement;
                (xvii) Enter into any Contracts containing, or otherwise subject the Surviving Corporation or Parent to, any non-competition, exclusivity, “most favored nations” or other preferential pricing or other material restrictions on the Company or the Surviving Corporation or Parent, or any of their respective businesses, following the Closing, except for exclusivity or preferential pricing provisions which would not restrict the business or assets of Parent or its Subsidiaries (other than the Surviving Corporation) in any way and that are entered into in the ordinary course of business consistent with past practice;
                (xviii) Provide any material refund, credit, rebate or other allowance to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;
                (xix) Hire any non-officer employees other than in the ordinary course of business consistent with past practice or hire, elect or appoint any officers or directors;
                (xx) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than (i) any guarantee by the Company of obligations of its wholly-owned Subsidiaries in the ordinary course of business or (ii) in connection with the financing of ordinary course trade payables consistent with past practice;
                (xxi) Enter into, modify or amend in a manner adverse in any material respect to the Company, or terminate any Company Material Contract, or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse in any material respect to the Company and its

Annex A-29

Subsidiaries taken as a whole, other than any entry into, modification, amendment or termination of any such Company Material Contract in the ordinary course of business, consistent with past practice; or
                (xxii) Take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(b)(i) through 4.1(b)(xxi) hereof, or any other action that would prevent the Company from performing, or cause the Company not to perform, their respective covenants or agreements hereunder.
      4.2     Procedures for Requesting Parent Consent. Notwithstanding Section 8.2, if the Company desires to take any action which would be prohibited pursuant to Section 4.1(b) hereof without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to the individuals identified on Schedule 4.2 hereof, and may not take such action until such consent in writing has been received from one of such individuals.
ARTICLE V
ADDITIONAL AGREEMENTS
      5.1     Proxy Statement. As promptly as reasonably practicable after the execution of this Agreement, the Company, in consultation with Parent, will prepare and file with the SEC preliminary proxy materials that will constitute the Proxy Statement. The Proxy Statement shall include the notice to stockholders required by Section 262(d)(1) of Delaware Law that appraisal rights will be available. As promptly as reasonably practicable after any comments are received from the SEC thereon (or upon notice from the SEC that no such comments will be made), the Company shall, in consultation with Parent, prepare and file any required amendments to, and the definitive, Proxy Statement with the SEC. The Company will notify Parent promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly inform Parent of such occurrence and will, in consultation with Parent, file with the SEC or its staff, and/or mail to stockholders of the Company, such amendment or supplement. The Company shall provide Parent (and its counsel) with a reasonable opportunity to review and comment on the preliminary Proxy Statement and any amendment or supplement thereto prior to filing such with the SEC, and will provide Parent with a copy of all such filings made with the SEC. The Company will cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the definitive Proxy Statement is filed with the SEC. Parent shall also use all reasonable efforts to take any action required to be taken by it under any applicable securities laws in connection with the conversion of Company Options (other than Non-Employee Options) into options to acquire shares of common stock, par value $0.00067 per share, of Parent (“Parent Common Stock”), and the Company shall furnish any information concerning the Company and the holders of Company Common Stock and Company Options as may be reasonably requested in connection with any such action.
      5.2     Meeting of Company Stockholders; Board Recommendation.
           (a) Meeting of Company Stockholders. The Company will take all action necessary in accordance with Delaware Law and its certificate of incorporation and bylaws to call, hold and convene a meeting of its stockholders, promptly following the mailing of the Proxy Statement to such stockholders, to consider adoption and approval of this Agreement and approval of the Merger (the “Stockholders’ Meeting”) to be held as promptly as reasonably practicable, and in any event (to the extent permissible under applicable law) within 45 days after the mailing of the Proxy Statement to the Company’s stockholders. Subject to Section 5.3(d), the Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of The New York Stock Exchange or Delaware Law or any other applicable Legal Requirements to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is

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provided to its stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders’ Meeting. The Company shall ensure that the Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Stockholders’ Meeting are solicited in compliance with Delaware Law, its certificate of incorporation and bylaws, the rules of The New York Stock Exchange and all other applicable Legal Requirements.
           (b) Board Recommendation. Except to the extent expressly permitted by Section 5.3(d): (i) the Board of Directors of the Company shall recommend that its stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger at the Stockholders’ Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company’s stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger at the Stockholders’ Meeting, and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of its Board of Directors that the Company’s stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger.
      5.3     Acquisition Proposals.
           (a) No Solicitation. The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use all reasonable efforts to cause its and its Subsidiaries’ Employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action that is intended to facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any Person with respect to any Acquisition Proposal, except to notify such Person as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 5.3(d)), or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby. The Company and its Subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal.
           (b) Notification of Unsolicited Acquisition Proposals.
                (i) As promptly as practicable after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that could reasonably be expected to lead to an Acquisition Proposal, the Company shall provide Parent with notice of the material terms and conditions of such Acquisition Proposal, request or inquiry; the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry. Upon receipt of an Acquisition Proposal, request or inquiry, the Company shall promptly provide Parent with notification setting forth all such information as is reasonably necessary to keep Parent currently informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry (including any negotiations contemplated by Section 5.3(c)(ii)) and shall promptly provide Parent a copy of all written materials subsequently provided to, by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry.

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                (ii) The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors could reasonably be expected to consider any Acquisition Proposal.
           (c) Superior Offers. Notwithstanding anything to the contrary contained in Section 5.3(a), in the event that the Company receives an unsolicited, bona fide written Acquisition Proposal from a third party that the Company’s Board of Directors has in good faith concluded (following consultation with its outside legal counsel and its financial advisor), is, or is reasonably likely to result in, a Superior Offer, the Company may then take the following actions:
                (i) Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (a) the Company receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on the Company’s behalf in substantially the form of the Confidentiality Agreement and (b) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and
                (ii) Engage in negotiations with the third party with respect to the Acquisition Proposal, provided that concurrently with entering into negotiations with such third party, the Company gives Parent written notice of the Company’s intention to enter into negotiations with such third party.
           (d) Change of Recommendation. In response to the receipt of a Superior Offer, the Board of Directors of the Company may withhold, withdraw, amend or modify its recommendation in favor of the Merger, and, in the case of a Superior Offer that is a tender or exchange offer made directly to the stockholders of the Company, may recommend that the stockholders of the Company accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors of the Company or a committee thereof, a “Change of Recommendation”), if all of the following conditions in clauses (i) through (v) are met:
                (i) A Superior Offer with respect to the Company has been made and has not been withdrawn;
                (ii) The Stockholders’ Meeting has not occurred;
                (iii) The Company shall have delivered to Parent written notice (a “Change of Recommendation Notice”) at least five days prior to publicly effecting such Change of Recommendation which shall state expressly (A) that the Company has received a Superior Offer, (B) the material terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer, and (B) that the Company intends to effect a Change of Recommendation;
                (iv) After delivering the Change of Recommendation Notice, the Company shall provide Parent with a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during such five-day period, and negotiate in good faith with respect thereto during such five-day period, as would enable the Company to proceed with its recommendation to stockholders in favor of approval and adoption of this Agreement and approval of the Merger without making a Change of Recommendation; and
                (v) The Company shall not have breached any of the provisions set forth in Section 5.2 or this Section 5.3.
           (e) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to the stockholders of the Company a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement. Without limiting the foregoing proviso, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.3(d).

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           (f) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
                (i) “Acquisition Proposal,” with respect to the Company, shall mean any offer or proposal, relating to any transaction or series of related transactions involving: (a) any purchase from such party or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 10% interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 10% or more of the total outstanding voting securities of the Company or any of its Subsidiaries, (b) any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries, (c) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of the Company (including its Subsidiaries taken as a whole), or (d) any liquidation or dissolution of the Company (provided, however, the transactions between Parent and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal); and
                (ii) “Superior Offer,” with respect to the Company, shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or all of the outstanding voting securities of the Company as a result of which the stockholders of the Company immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction and any direct or indirect parent or subsidiary thereof, on terms that the Board of Directors of the Company has in good faith concluded (following consultation with its outside legal counsel and its financial adviser), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person making the offer, to be more favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) than the terms of the Merger and is reasonably capable of being consummated.
           (g) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.
      5.4     Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.
           (a) Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Confidentiality Agreement dated March 18, 2005 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Parent and the Company will hold, and will cause its respective directors, officers, Employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Evaluation Information (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.
           (b) Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access (during regular business hours upon reasonable notice) during the period from the date hereof and prior to the Effective Time to (i) all of the properties, books, contracts, commitments and records of the Company and its Subsidiaries, including all Company Intellectual Property (including access to design processes and methodologies) and all capitalization and equity compensation information that is necessary for Parent to promptly comply with the requirements of Statement of Financial Accounting Standards 123 (revised 2004) “Share-Based Payments” promulgated

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by the Financial Accounting Standards Board, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and its Subsidiaries as Parent may reasonably request, and (iii) all Employees of the Company and its Subsidiaries as reasonably requested by Parent. The Company agrees to promptly provide to Parent and its accountants, counsel and other representatives copies of such internal financial statements (including Tax Returns and supporting documentation) as may be reasonably requested. Notwithstanding the foregoing, the Company may restrict the foregoing access to the extent that (A) in the reasonable judgment of the Company, any law, treaty, rule or regulation of any Governmental Entity applicable to the Company requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information, (B) in the reasonable judgment of the Company, the information is subject to confidentiality obligations to a third party, (C) in the reasonable judgment of the Company, such disclosure would result in disclosure of any trade secrets of third parties, or (D) in the reasonable judgment of the Company, disclosure of any such information or document would result in the loss of the Company’s attorney-client privilege; provided, however, that in the case of each of (A), (B), (C) or (D), Parent and the Company each agree to use commercially reasonable efforts to establish a process that, through use of steps such as targeted redactions, provision of information to counsel to review and summarize for Parent or use of a ’clean room’ environment for analysis and review of information by joint integration teams in coordination with counsel and the Company, will provide Parent with timely access to the fullest extent possible to the substance of the information described in this Section 5.4(b) in a manner that allows the Company to comply with applicable law and its confidentiality obligations to third parties or preserve the Company’s attorney-client privilege, as the case may be. In addition, the Company will, in consultation with Parent, prepare and implement a plan designed to ensure timely compliance by the Company and its Subsidiaries with the requirements of the Restrictions on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (2002/95/ EC) Directive.
           (c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 5.4, Section 5.6 or Section 5.7 or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.
      5.5     Public Disclosure. Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger, and any Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by law or any listing agreement with, in the case of Parent, Nasdaq, and in the case of the Company, The New York Stock Exchange, or any other applicable national or regional securities exchange or market. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.
      5.6     Regulatory Filings; Reasonable Efforts.
           (a) Regulatory Filings. Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the FTC and the DOJ and responses to requests for additional information and documentary material from the FTC and the DOJ (“Second Request Responses”) as required by the HSR Act, (ii) filings under any other comparable pre-merger notification forms reasonably determined by Parent and the Company to be required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (iii) any filings required under the Securities Act, the Exchange Act, any applicable state or

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securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Legal Requirements.
           (b) Exchange of Information. Parent, Merger Sub and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to Section 5.6(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of the Company, Merger Sub and Parent shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, filings, submissions, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other and/or its counsel with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of Parent, Merger Sub and the Company need not supply the other (or its counsel) with copies (or in the case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information. Notwithstanding the foregoing, except as may be agreed in connection with any joint defense agreement executed between counsel for Parent and counsel for the Company, Parent, Merger Sub and the Company will not be required to share with each other any documents covered by Item 4(c) of filings prepared in connection with the HSR Act or Second Request Responses.
           (c) Notification. Each of Parent, Merger Sub and the Company will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.
           (d) Reasonable Efforts. Subject to the express provisions of Section 5.2 and Section 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using all reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations, submissions and filings (including registrations, declarations, filings and submissions of Second Request Responses with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without

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limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.
           (e) Limitation on Divestiture. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent or any Subsidiary or affiliate thereof to agree to any Action of Divestiture that would be reasonably likely to materially impact Parent and its subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole. The Company shall not, without the prior written consent of Parent, take or agree to take any Action of Divestiture that would be reasonably likely to materially impact Parent and its subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole. For purposes of this Agreement, an “Action of Divestiture” shall mean (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or affiliates, or of the Company or its Subsidiaries, (ii) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates, or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company and its Subsidiaries, or (iii) the imposition of any impediment on Parent, its subsidiaries or affiliates, or the Company or its Subsidiaries under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices.
      5.7     Notification of Certain Matters.
           (a) By the Company. The Company shall give prompt notice to Parent and Merger Sub of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied.
           (b) By Parent. Parent and Merger Sub shall give prompt notice to the Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied.
      5.8     Third-Party Consents. As soon as practicable following the date hereof, the Company will use all reasonable efforts to seek such material consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby as may be reasonably requested by Parent after consultation with the Company, including all consents, waivers and approvals set forth in Section 2.3(b) of the Company Disclosure Letter. In connection with seeking such consents, waivers and approvals, the Company shall keep Parent informed of all material developments and, shall at Parent’s request, include Parent in any discussions or communications with any parties whose consent, waiver or approval is sought hereunder. Such consents, waivers and approvals shall be in a form acceptable to Parent. In the event the Merger does not close for any reason, Parent shall not have any liability to the Company, its stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, waivers and approvals. For the avoidance of doubt, the Company’s failure to obtain any consent set forth in Section 2.3(b) of the Company Disclosure Letter or which is otherwise reasonably requested to be obtained by Parent pursuant to this Section 5.8, in each case, provided that the Company has used all reasonable efforts to seek such consent, shall not give rise to a failure to satisfy the condition to closing set forth in Section 6.2(b).

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      5.9     Equity Awards and Employee Matters.
           (a) Assumption of Employee Stock Options. At the Effective Time, each then outstanding Company Option other than Non-Employee Options, whether or not exercisable at the Effective Time and regardless of the respective exercise prices thereof, will be assumed by Parent. Each Company Option other than Non-Employee Options so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Option (including any applicable stock option agreement or other document evidencing such Company Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (i) each such Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the ratio of the value of the per share Merger Consideration to the average of the closing prices for a share of Parent Common Stock on the ten trading days ended one trading day prior to the Closing Date (such ratio, the “Option Ratio”), rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Option Ratio, rounded up to the nearest whole cent. Each assumed Company Option shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested as to immediately prior to the Effective Time, except to the extent such Company Option by its terms as of the Effective Time provides for acceleration of vesting upon the Effective Time. As soon as reasonably practicable, Parent will use all reasonable efforts to issue to each Person who holds an assumed Company Option a document evidencing the foregoing assumption of such Company Option by Parent and, as a condition to such assumption, each former holder of a Company Option so assumed by Parent shall acknowledge the receipt of the same in exchange for such holder’s Company Option.
           (b) Incentive Stock Options. The conversion of Company Options provided for in Section 5.9(a), with respect to any options which are intended to be “incentive stock options” (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.
           (c) Termination of Company Employee Stock Purchase Plans. Prior to the Effective Time, each of the Company Purchase Plans shall be terminated. The rights of participants in each Company Purchase Plan with respect to any offering period then underway under such Company Purchase Plan shall be determined by treating the last Business Day prior to, or if more administratively advisable, the last payroll date of the Company immediately prior to, the Effective Time, as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under such Company Purchase Plan. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of such the Company Purchase Plan) that are necessary to give effect to the transactions contemplated by this Section 5.9(c).
           (d) Termination of 401(k) Plans. Effective as of no later than the day immediately preceding the Closing Date, each of the Company, its Subsidiaries and any ERISA Affiliate shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement, including specifically the Company Subsidiary 401(k) plan for its employees in Puerto Rico (unless Parent provides written notice to the Company that any such 401(k) plan shall not be terminated). Unless Parent provides such written notice to the Company, no later than five Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company, its Subsidiaries or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be provided by Parent. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require.

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      5.10     Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options to the extent Form S-8 is available within 60 days after the Effective Time.
      5.11     Indemnification.
           (a) Indemnity. From and after the Effective Time, Parent will, and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to the indemnification provisions of the Surviving Corporation’s Bylaws as in effect as of the date hereof and any indemnification agreements between the Company and its directors and officers in effect as of the date hereof (including, to the extent indemnifiable thereunder, for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (the “Indemnified Parties”). The Certificate of Incorporation and Bylaws of the Surviving Corporation (or any successor to the Surviving Corporation) will contain provisions with respect to exculpation, indemnification and the advancement of expenses that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not, except as required by law, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of Indemnified Parties unless the Surviving Corporation (or any successor to the Surviving Corporation) provides other assurance sufficient to ensure the continued exculpation, indemnification and advancement of expenses of the Indemnified Parties as provided in such Bylaws prior to any such amendment, repeal or modification.
           (b) Insurance. For a period of six years after the Effective Time, Parent will cause the Surviving Corporation to maintain directors’ and officers’ liability insurance with one or more reputable unaffiliated third-party insurers maintained by the Company covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the date hereof for events occurring prior to the Effective Time on terms and conditions that are, in the aggregate, no less favorable to the insured than those applicable to the current directors and officers of the Company; provided, however, that in no event will the Surviving Corporation be required to expend in any one year in excess of 250% of the annual premium currently paid by the Company for such coverage (and to the extent annual premium would exceed 250% of the annual premium currently paid by the Company for such coverage, the Surviving Corporation shall use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such 250% of such annual premium) and provided further, however, that notwithstanding the foregoing, Parent may satisfy its obligations under this Section 5.11(b) by purchasing a “tail” policy under the Company’s existing directors’ and officers’ insurance policy which (i) has an effective term of six years from the Effective Time, (ii) covers those persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions that are, in the aggregate, no less favorable to the insured than those of the Company’s directors’ and officers’ insurance policy in effect as of the date hereof.
           (c) Third- Party Beneficiaries. This Section 5.11 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns. In the event Parent or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 5.11.
      5.12     Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each individual who is subject to the

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reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
      5.13     Insurance Approval. The Company shall deliver to Parent at least 15 days prior to the Closing a letter in a form acceptable to Parent validly executed by an officer of the Company, which authorizes Parent’s insurance broker, effective as of the Closing Date, to act as the Company’s insurance broker of record with respect to all insurance policies held by the Company.
      5.14     Immigration-Related Liabilities. Following the Effective Time, Parent shall assume all immigration-related liabilities of the Company with respect to persons who are employees of the Company as of the Effective Time.
ARTICLE VI
CONDITIONS TO THE MERGER
      6.1     Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:
           (a) Company Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of the Company.
           (b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.
           (c) HSR Act. All waiting periods (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early. All other material foreign antitrust approvals reasonably determined by Parent and the Company to be required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.
      6.2     Additional Conditions to the Obligations of Parent. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:
           (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case or in the aggregate (other than the representations and warranties of the Company contained in Section 2.2, Section 2.3(a), and Section 2.24 which shall be true and correct in all material respects), as does not constitute a Material Adverse Effect on the Company at the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). Parent and Merger Sub shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized executive officer of the Company.
           (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by an authorized executive officer of the Company.

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           (c) Material Adverse Effect. No Material Adverse Effect on the Company shall have occurred since the date hereof and be continuing.
           (d) No Governmental Restriction. There shall not be any pending or threatened suit, action or proceeding asserted by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 6.1(b) to not be satisfied or (ii) seeking to require Parent or the Company or any Subsidiary or affiliate to effect an Action of Divestiture.
      6.3     Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
           (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not materially impede the authority of Parent or Merger Sub to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub, by an authorized executive officer of Merger Sub.
           (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized executive officer of Merger Sub.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
      7.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken by the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of the Company:
           (a) by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;
           (b) by either the Company or Parent if the Merger shall not have been consummated by December 2, 2005 which date shall be extended to March 2, 2006 if the Merger shall not have been consummated as a result of a failure to satisfy the conditions set forth in Section 6.1(c) (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
           (c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

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           (d) by either the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain such stockholder approval shall have been caused by the action or failure to act of Company and such action or failure to act constitutes a breach by the Company of this Agreement;
           (e) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of the Company) if (i) a Triggering Event with respect to the Company shall have occurred, or (ii) a material breach of Section 5.3 of this Agreement shall have occurred;
           (f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b)would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent prior to the End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(f) prior to 20 days following the receipt of written notice from the Company to Parent of such breach, provided that Parent continues to exercise all reasonable efforts to cure such breach through such 20 day period (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by Parent is cured within such 20 day period);
           (g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b)would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(g) prior to 20 days following the receipt of written notice from Parent to the Company of such breach, provided that the Company continues to exercise all reasonable efforts to cure such breach through such 20 day period (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by the Company is cured within such 20 day period); and
           (h) by the Company, if, the Board of Directors of the Company shall have effected a Change of Recommendation pursuant to and in compliance with Section 5.3(d), the Company shall have paid Parent the Termination Fee described in Section 7.3(b) and the Company shall have publicly announced its intention to accept or enter into the Superior Offer which was the subject of such Change of Recommendation.
      For the purposes of this Agreement, a “Triggering Event,” with respect to the Company, shall be deemed to have occurred if: (i) its Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger, (ii) it shall have failed to include in the Proxy Statement the recommendation of its Board of Directors in favor of the adoption and approval of the Agreement and the approval of the Merger, (iii) its Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within five calendar days after Parent requests in writing that such recommendation be reaffirmed following the occurrence of an Alternative Transaction Announcement or if in Parent’s reasonable judgment there are circumstances that create uncertainty in the public markets regarding the position of the Company’s Board of Directors concerning the Merger (provided that such

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reaffirmation need not be given prior to ten business days after the occurrence of an Alternative Transaction Announcement, except that in any event such reaffirmation must be given no later than 24 hours prior to the Stockholders’ Meeting), (iv) its Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, (v) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; or (vi) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer.
      For the purposes of this Agreement, an “Alternative Transaction Announcement” means such time as a tender or exchange offer is first published, sent or given that requires the Company to adopt a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or such time as a third party publicly announces a proposal to effect an Acquisition of the Company.
      7.2     Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.4(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any fraud or willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.
      7.3     Fees and Expenses.
           (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.
           (b) Company Payment.
                (i) Payment. In the event that this Agreement is terminated by Parent or the Company, as applicable, pursuant to Section 7.1(d), clause (i) of Section 7.1(e) or Section 7.1(h), the Company shall promptly, but in no event later than two Business Days after the date of such termination, pay Parent a fee equal to $133 million in immediately available funds (the “Termination Fee”); provided, that (i) in the case of termination under Section 7.1(h), such payment shall be made prior to such termination and (ii) in the case of termination under Section 7.1(d), (a) such payment shall be made only if following the date hereof and prior to the termination of this Agreement, there has been disclosure publicly or to any member of the Board of Directors or any officer of the Company of an Acquisition Proposal with respect to the Company and within 12 months following the termination of this Agreement an Acquisition of the Company is consummated or the Company enters into a definitive agreement with respect to an Acquisition of the Company and (b) such payment shall be made promptly, but in no event later than two Business Days after the consummation of such Acquisition of the Company or the entry into such definitive agreement by the Company.
                (ii) Interest and Costs; Other Remedies. The Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.3(b), the Company shall pay to Parent the reasonable costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank, N.A.

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in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.
                (iii) Certain Definitions. For the purposes of this Section 7.3(b) only, “Acquisition,” with respect to a party hereto, shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party pursuant to which the equity interests held in such party and retained following such transaction or issued to or otherwise received in such transaction by the stockholders of the party immediately preceding such transaction constitute less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the party of assets representing in excess of 50% of the aggregate fair market value of the party’s business immediately prior to such sale, or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the party or such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the party.
      7.4     Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the Merger by the stockholders of the Company, provided, after approval of the Merger by the stockholders of the Company, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange including The New York Stock Exchange requires further approval by the stockholders of the Company without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.
      7.5     Extension; Waiver. At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.
ARTICLE VIII
GENERAL PROVISIONS
      8.1     Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

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      8.2     Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
           (a) if to Parent or Merger Sub, to:

Sun Microsystems, Inc.
4120 Network Circle
Santa Clara, CA 95054
Attention: Brian Sutphin
Telephone No.: 1-800-555-9786
Telecopy No.: 1-408-276-4601

with copies to:

Sun Microsystems, Inc.
4120 Network Circle
Santa Clara, CA 95054
Attention: Brian Martin
Telephone No.: 1-800-555-9786
Telecopy No.: 1-408-276-4601

and

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Attention: Martin W. Korman
Telephone No.: (650) 493-9300
Telecopy No.: (650) 493-6811

if to the Company, to:

Storage Technology Corporation
One StorageTek Drive
Louisville, Colorado 80028
Attention: Patrick J. Martin
Telephone No.: (303) 673-5151
Telecopy No.: (303) 673-4150

with copies to:

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, NY 10281
Attention: Dennis J. Block
Telephone No.: (212) 504-5555
Telecopy No.: (212) 504-6666
      8.3     Interpretation; Knowledge.
           (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or

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interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole.
           (b) For purposes of this Agreement, the term “Knowledge” means, with respect to the Company, with respect to any matter in question, that any of the individuals on Schedule 8.3(b), has actual knowledge of such matter.
           (c) For purposes of this Agreement, the term “Material Adverse Effect,” when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to (i) be materially adverse to the business, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of such entity taken as a whole with its Subsidiaries, other than any Effect (A) primarily resulting from changes affecting the United States or world economy generally which changes do not disproportionately affect such entity taken as a whole with its Subsidiaries, (B) primarily resulting from changes affecting the industry in which such entity and its Subsidiaries operate generally which changes do not disproportionately affect such entity taken as a whole with its Subsidiaries, (C) primarily resulting from a change in such entity’s stock price or the trading volume in such stock; provided that this clause (C) shall not exclude any underlying Effect which may have caused such change in stock price or trading volume, (D) primarily resulting from acts of terrorism or war which changes do not disproportionately affect such entity taken as a whole with its Subsidiaries, (E) primarily resulting from the announcement of this Agreement and the transactions contemplated hereby or (F) primarily resulting from a failure to meet securities analysts’ published revenue or earnings predictions for the Company for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; provided that this clause (F) shall not exclude the revenues or earnings of the Company themselves or any Effect which may have affected the Company’s revenues or earnings; or (ii) materially impede the authority of such entity, or, in any case, Parent, to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements.
           (d) For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.
      8.4     Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
      8.5     Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Voting Agreements and other Exhibits hereto (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 5.11.
      8.6     Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

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      8.7     Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.
      8.8     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.
      8.9     Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
      8.10     Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder. Any purported assignment in violation of this Section 8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
      8.11     Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
* * **

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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

SUN MICROSYSTEMS, INC.

By:	/s/ Mark Canepa

Mark Canepa
Executive Vice President,
Network Storage Group

STANFORD ACQUISITION CORPORATION

By:	/s/ Brian Martin

Brian Martin
President

STORAGE TECHNOLOGY CORPORATION

By:	/s/ Patrick J. Martin

Patrick J. Martin
Chairman of the Board, President and
Chief Executive Officer
****AGREEMENT AND PLAN OF MERGER****

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Annex B
[Evercore Group Inc. Logo]
June 2, 2005
Board of Directors
Storage Technology Corporation
One StorageTek Drive
Louisville, CO 80028-4315
Members of the Board of Directors:
      We understand that Storage Technology Corporation (“StorageTek” or the “Company”), Sun Microsystems, Inc. (“Sun Microsystems”) and Stanford Acquisition Corporation, a wholly owned subsidiary of Sun Microsystems (“Merger Sub”) propose to enter into an Agreement and Plan of Merger dated as of June 2, 2005 (the “Merger Agreement”), in which the Merger Sub will be merged with and into the Company (the “Merger”) and each outstanding share of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive $37.00 per share in cash (the “Merger Consideration”). As a result of the Merger, StorageTek will become a wholly owned subsidiary of Sun Microsystems. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
      You have asked us whether, in our opinion, the Merger Consideration to be received by the holders of the Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view as of the date hereof, to the holders of the Company Common Stock.
      In connection with rendering our opinion, we have, among other things:

(i)	analyzed certain publicly available business and financial statements, including publicly available financial projections, and other information relating to StorageTek;

(ii)	analyzed certain internal financial statements and other financial and operating data concerning StorageTek prepared by and furnished to us by the management of StorageTek;

(iii)	analyzed certain financial projections concerning StorageTek prepared by and furnished to us by the management of StorageTek;

(iv)	discussed the past and current operations and financial condition and the prospects of StorageTek with the management of StorageTek;

(v)	reviewed the reported prices and trading activity of the Common Stock of StorageTek;

(vi)	compared the financial performance of StorageTek and the prices and trading activity of the Common Stock of StorageTek with that of certain publicly-traded companies and their securities that we deemed relevant;

(vii)	reviewed the financial terms, to the extent publicly available, of certain business combinations and other transactions that we deemed relevant;

(viii)	analyzed the effects of StorageTek’s current cash position on various valuation metrics and implied offer premiums;

(ix)	compared previous management plans to the actual results ultimately achieved by StorageTek;

(x)	participated in discussions and negotiations among representatives of StorageTek, Sun Microsystems, and their advisers;

Annex B-1

(xi)	reviewed certain information concerning combination cost savings and related expenses required to achieve the cost savings (“Synergies”) expected to result from the Merger that was prepared by and furnished to us by the management of StorageTek;

(xii)	reviewed the Merger Agreement; and

(xiii)	performed such other analyses and examinations and considered such other factors as we have in our sole judgment deemed appropriate.
      For purposes of our analysis and opinion, we have not assumed any responsibility for independently verifying the accuracy and completeness of the financial and other information reviewed by us for purposes of this opinion. With respect to the financial projections of StorageTek and the underlying analysis concerning the potential Synergies which were furnished to us, we have assumed, with your consent, that such financial projections and estimates of Synergies have been reasonably prepared by StorageTek, on bases reflecting the best currently available estimates and good faith judgments of the future competitive, operating and regulatory environments and related future financial performance of StorageTek. We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of StorageTek, nor have we been furnished with any such appraisals. In addition, we have assumed, with your consent, that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement with no material waiver, delay or amendment of any material term condition or agreement therein.
      Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information and the Merger Agreement and related exhibits and schedules thereto made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion does not constitute a recommendation to any StorageTek shareholder as to how such holder should respond to the Merger. In connection with the Merger, we have not been authorized by the Board of Directors to solicit, nor have we solicited, third party indications of interest for the acquisition of all or any part of the Company. Additionally, we have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness from a financial point of view of the Merger Consideration to be received by the holders of the Company Common Stock pursuant to the Merger. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company’s advisors with respect to such issues. Our opinion does not address the relative merits of the Merger as compared to other business strategies that might be available to the Company nor does it address the underlying business decision of the Company to proceed with the Merger.
      We have acted as sole financial advisor to the Board of Directors of StorageTek in connection with the Merger and will receive fees for our services, the principal portion of which is contingent upon the consummation of the Merger. We also will receive a fee for rendering this opinion. In the past, Evercore Group Inc. and its affiliates have provided financial advisory services to StorageTek and have received fees for the rendering of these services. The Company has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement.
      It is understood that this letter is for the information and benefit of the Board of Directors of StorageTek in connection with its consideration of the Merger and may not be quoted or referred to or relied upon or used for any other purpose without our prior written consent, provided that we hereby consent to the inclusion of the text of this opinion in its entirety and to a reference to or description of this opinion in any document delivered to the shareholders of StorageTek in connection with the Merger. This opinion is not intended to confer any rights or remedies upon any employee or creditor of StorageTek.

Annex B-2

      Based upon and subject to the foregoing, it is our opinion that the Merger Consideration to be received by the holders of the Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view as of the date hereof, to the holders of the Company Common Stock.

Very truly yours,

EVERCORE GROUP INC.

By:	/s/ Timothy G. LaLonde

Name: Timothy G. LaLonde

Title:	Authorized Person

Annex B-3

Annex C
Delaware General Corporation Law
Section 262. Appraisal rights.
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:
           (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.
           (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:
           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;
           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or
           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.
           (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

Annex C-1

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:
           (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
           (2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is

Annex C-2

otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be

Annex C-3

enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex C-4

Storage Technology Corporation
Special Meeting of Stockholders – August 30, 2005
THIS PROXY IS SOLICITED ON BEHALF OF BOARD OF DIRECTORS
The undersigned stockholder(s) of Storage Technology Corporation, a Delaware corporation, hereby appoint(s) Patrick J. Martin, Robert S. Kocol, and Thomas G. Arnold, and any of them, with full power of substitution, as the lawful agents and proxies of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of Storage Technology Corporation to be held on August 30, 2005, and any adjournment or postponement thereof and, to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the meeting, on all matters set forth in the Proxy Statement for this meeting and, in their discretion, upon such other matters that may properly come before the meeting.
(Continued, and to be signed and dated on the reverse side.)
SPECIAL MEETING OF STOCKHOLDERS OF
STORAGE TECHNOLOGY CORPORATION
August 30, 2005
PROXY VOTING INSTRUCTIONS
MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.
-OR-
TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
-OR-
INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

Company Number

Account Number

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:50 PM Eastern Time the day before the cut-off or meeting date.
Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
STORAGE TECHNOLOGY CORPORATION
Special Meetings of Stockholders
August 30, 2005

THE BOARD OF DIRECTORS OF STORAGE TECHNOLOGY CORPORATION
RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING PROPOSAL:

	FOR	AGAINST	ABSTAIN
To approve the Agreement and Plan of Merger, dated as of June 2, 2005, among Storage Technology Corporation, Sun Microsystems, Inc. and Stanford Acquisition Corporation, a wholly owned subsidiary of Sun Microsystems, Inc., pursuant to which, upon the merger becoming effective, each share of common stock, par value $0.10 per share, of Storage Technology Corporation will be converted into the right to receive $37 in cash, without interest	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be substituted via this method.		☐
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR IF NO CONTRARY DIRECTION IS INDICATED WILL BE VOTED AS MANAGEMENT RECOMMENDS ON THESE AND ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.
Please sign, date and return this proxy card using the enclosed envelope:

Signature:	Date:

Signature:	Date:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signatory is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If the signatory is a partnership, please sign in partnership name by an authorized person.